Exhibit 10.1

ORIGINALLY DATED 5 DECEMBER 2019 AND FIRST AMENDED AND RESTATED ON THE FIRST AMENDMENT AND RESTATEMENT EFFECTIVE DATE

SOHO HOUSE & CO LIMITED
(as Parent)

SOHO HOUSE BOND LIMITED
(as Company)

THE COMPANIES LISTED IN
Part 1 OF Schedule 1
(as Original Obligors)

HSBC UK BANK PLC
(as Arranger)

THE FINANCIAL INSTITUTIONS LISTED IN
Part 2 of Schedule 1
(as Original Lenders)

GLOBAL LOAN AGENCY SERVICES LIMITED
(as Agent)

and

GLAS TRUST CORPORATION LIMITED
(as Collateral Agent)

FIRST AMENDED AND RESTATED REVOLVING FACILITY AGREEMENT

|EU-DOCS\34803307.2||

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

|EU-DOCS\34803307.2||

CONTENTS

Clause Page

1.	Definitions and Interpretation	1
2.	The Facilities	40
3.	Purpose	47
4.	Conditions of Utilisation	47
5.	Utilisation – Loans	49
6.	Optional Currencies	50
7.	Ancillary Facilities	50
8.	Repayment	57
9.	Illegality, Voluntary Prepayment and Cancellation	58
10.	Mandatory Prepayment	60
11.	Restrictions	60
12.	Interest	62
13.	Interest Periods	64
14.	Changes to the Calculation of Interest	65
15.	Fees	67
16.	Tax Gross-Up and Indemnities	68
17.	Increased Costs	79
18.	Other Indemnities	82
19.	Mitigation by the Lenders	83
20.	Costs and Expenses	84
21.	Guarantee and Indemnity	85
22.	Representations	92

|EU-DOCS\34803307.2||

23.	Information Undertakings	102
24.	Financial covenant	110
25.	General Undertakings	115
26.	Events of Default	124
27.	Changes to the Lenders	131
28.	Restriction on Debt Purchase Transactions	138
29.	Changes to the Obligors	139
30.	Role of the Agent, the Collateral Agent, the Arranger and Others	143
31.	Conduct of Business by the Finance Parties	151
32.	Sharing among the Finance Parties	151
33.	Payment Mechanics	153
34.	Set-Off	157
35.	Notices	158
36.	Calculations and Certificates	161
37.	Partial Invalidity	161
38.	Remedies and Waivers	161
39.	Amendments and Waivers	161
40.	Confidentiality	170
41.	Confidentiality of Funding Rates	174
42.	Counterparts	175
43.	USA Patriot Act	175
44.	Governing Law	176
45.	Enforcement	176
46.	CONTRACTUAL RECOGNITION OF BAIL-IN	176

|EU-DOCS\34803307.2||

|EU-DOCS\34803307.2||

THIS AGREEMENT was originally dated 5 December 2019 and is amended and restated on the First Amendment and Restatement Effective Date and made

BETWEEN:

(1) SOHO HOUSE & CO LIMITED, a company incorporated in Jersey with registered number 109634 (the “Parent”);

(2) SOHO HOUSE BOND LIMITED, a company incorporated in Jersey with registered number 112133 (the “Company”);

(3) THE COMPANIES listed in Part 1 (The Original Obligors) of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(4) THE COMPANIES listed in Part 1 (The Original Obligors) of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(5) HSBC UK BANK PLC as mandated lead arranger (the “Arranger”);

(6) THE FINANCIAL INSTITUTIONS listed in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(7) GLOBAL LOAN AGENCY SERVICES LIMITED as agent of the other Finance Parties (the “Agent”); and

(8) GLAS TRUST CORPORATION LIMITED as security trustee for the Secured Parties (the “Collateral Agent”).

IT IS AGREED as follows:

1. Definitions and Interpretation

1.1 Definitions

In this Agreement:

“2020 Additional Facility” means the £20.0 million Additional Facility established pursuant to the additional facility notice dated 7 May 2020 and entered into between, among others, the Company and HSBC UK Bank plc as Additional Facility Lender.

“2020 U.S. GAAP Annual Financial Statements” means the audited consolidated financial statements of the Company prepared in accordance with U.S. GAAP for the 2020 Financial Year.

“2020 Financial Year” means the Financial Year ending 31 December 2020.

“Acceding Lender” has the meaning given to the term in paragraph (m) of Clause 2.3 (Additional Facility).

“Acceptable Bank” means:

|EU-DOCS\34803307.2||

(a) each Finance Party or any Affiliate of a Finance Party (provided that such person is a bank or financial institution);

(b) a bank or financial institution which has a long‑term unsecured rating of BBB or higher by S&P or Fitch or Baa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency;

(c) any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders); or

(d) any other bank or financial institution providing banking services to a business or entity acquired by a member of the Group, provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within three (3) months of completion of the relevant acquisition.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accounting Principles” means:

(a) prior to the First Amendment and Restatement Effective Date, generally accepted accounting principles in the United Kingdom, including IFRS; and

(b) on and from the First Amendment and Restatement Effective Date, generally accepted accounting principles in the United States,

provided that, for the avoidance of doubt, on and from the First Amendment and Restatement Effective Date, any determination, calculation, reporting or other obligation under the Finance Documents required to be made, effected or satisfied in accordance with the Accounting Principles may (at the Company’s option) be made, effected or satisfied in accordance with generally acceptable accounting principles in the United States, notwithstanding that the relevant determination, calculation, reporting or obligation originally fell due, or relates (in whole or in part) to a date or period of time prior to, the First Amendment and Restatement Effective Date.

“Accounting Reference Date” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 29.2 (Additional Borrowers).

“Additional Business Day” means any day specified as such in the applicable Compounded Rate Terms.

“Additional Facility” has the meaning given to that term in paragraph (a) of Clause 2.3 (Additional Facility).

“Additional Facility Borrower” has the meaning given to that term in Clause 2.3 (Additional Facility).

|EU-DOCS\34803307.2||

“Additional Facility Commitment” means:

(a) in relation to an original Additional Facility Lender, the Base Currency Amount set opposite its name in any Additional Facility Notice and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the Base Currency Amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent:

(i) not cancelled, reduced or transferred by it under this Agreement; or

(ii) not deemed to be zero pursuant to Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

“Additional Facility Lender” means a Lender in respect of an Additional Facility.

“Additional Facility Lender Accession Deed” means an agreement substantially in the form set out in Schedule 15 (Form of Additional Facility Lender Accession Deed).

“Additional Facility Loan” means a loan made or to be made under the Additional Facility or the principal amount outstanding for the time being of that loan.

“Additional Facility Notice” has the meaning given to that term in Clause 2.3 (Additional Facility).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 29.4 (Additional Guarantors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Affiliate Transactions Schedule” means the list of transactions with certain affiliates of the Group provided to the Agent by the Company on or prior to the First Amendment and Restatement Effective Date.

“Agent’s Spot Rate of Exchange” means

(a) the Agent’s spot rate of exchange; or

(b) (if the Agent does not have an available spot rate of exchange), the spot rate (or derived spot rate, as the case may be) for the purchase of the relevant currency with the Base Currency reported by Bloomberg L.P. which appears on Bloomberg Screen BFIX under caption “MID” at or about 11:00 a.m. on a particular day or, if such rate is not available, any other publicly available spot rate of exchange selected by the Agent (acting

|EU-DOCS\34803307.2||

reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 11 (Agreed Security Principles).

“Amended and Restated Existing Ancillary Facility Letter” means an amended and restated Existing Ancillary Facility Letter in form and substance satisfactory to the Company (acting reasonably).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised (or deemed authorised) as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities), including the Existing Ancillary Facility.

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the equivalents in the Base Currency (as calculated by that Ancillary Lender) of the following amounts outstanding under that Ancillary Facility:

(a) the principal amount under each overdraft facility and on‑demand short‑term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the relevant Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

|EU-DOCS\34803307.2||

“Annual Financial Statements” has the meaning given to that term in Clause 23 (Information Undertakings).

“Anti-Bribery Laws” means any applicable anti-bribery law, anti-corruption law, conflict of interest law, or any other applicable law, rule, regulation or other legally binding measure of any applicable jurisdiction of similar purpose and effect, including, where applicable:

(a) the US Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., as amended;

(b) the UK Bribery Act 2010; and

(c) any law, rule, regulation or other legally binding measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or that otherwise prohibits bribery or corruption.

“Asset Cover Value” has the meaning given to that term in Schedule 17 (Asset Cover Definitions).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a) in relation to the Original Revolving Facility, the period from and including the date of this Agreement to and including the date falling one (1) Month before the Termination Date applicable to the Original Revolving Facility; and

(b) in relation to any Additional Facility, the period specified as such in the Additional Facility Notice relating to that Additional Facility, which shall not extend beyond the Termination Date for the Original Revolving Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment minus (subject to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a) the Base Currency Amount of its participation in any outstanding Utilisations and the Base Currency Amount of the aggregate of its (and its Affiliates’) Ancillary Commitments; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its and it’s Affiliates’ Ancillary Commitment in relation

|EU-DOCS\34803307.2||

to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from that Lender’s Commitment:

(i) that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii) that Lender’s (or its Affiliates’) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

For the avoidance of doubt, references in this definition to the Ancillary Commitments of a Lender’s Affiliate shall be limited to that Affiliate acting as an Ancillary Lender in place of the relevant Lender in accordance with Clause 7.8 (Affiliates of Lenders as Ancillary Lenders) and, for the avoidance of doubt, such Ancillary Commitments shall not be taken into account when calculating the Available Commitment of any other Lender of which the relevant Ancillary Lender is an Affiliate.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Babington House” means Babington House, Babington, Frome, BA11 3RW with title number ST147998.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b) in relation to the United Kingdom, the UK Bail-In Legislation; and

(c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Base Currency” means Sterling.

“Base Currency Amount” means:

(a) in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

|EU-DOCS\34803307.2||

(b) in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, on the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29.2 (Additional Borrowers) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 7.9 (Affiliates of Borrowers).

“Break Costs” means the amount (if any) by which:

(a) in respect of any Term Rate Loan, the amount (if any) by which:

(i) the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; or

(b) in respect of any Compounded Rate Loans, any amount specified as such in the applicable Compounded Rate Terms.

“Brexit” means the withdrawal (or any governmental decision to withdraw or any vote or referendum electing to withdraw) of the United Kingdom from the European Union and any law, regulation, treaty or agreement (or change in, or change in the interpretation, administration, implementation or application of, any law, regulation, treaty or agreement) in connection therewith.

“Budget” means in relation to any period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 23.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and:

|EU-DOCS\34803307.2||

(a) (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency; or

(b) (in relation to:

(i) any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(ii) the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise, or in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Restricted Group with an Acceptable Bank and to which a member of the Restricted Group is alone (or together with other members of the Restricted Group) beneficially entitled and for so long as:

(a) that cash is repayable on demand or within 30 days after the relevant date of calculation;

(b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Restricted Group or of any other person whatsoever or on the satisfaction of any other condition (other than the giving of any notice);

(c) there is no Security over that cash except for Transaction Security or any Permitted Lien (i) constituted by a netting or set‑off arrangement entered into by members of the Restricted Group in the ordinary course of their banking arrangements, or (ii) in relation to credit balances on bank accounts of the Restricted Group arising under the relevant account bank’s standard terms in the ordinary course or by law; and

(d) the cash is capable of being applied and (except as mentioned in paragraph (a) above) immediately made available to be applied in repayment or prepayment of the Facility.

“Cash Equivalents” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Central Bank Rate” has the meaning given to that term in the applicable Compounded Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Compounded Rate Terms.

“Central Bank Rate Spread” has the meaning given to that term in the applicable Compounded Rate Terms.

“CEO” means the chief executive officer of the Group, or, if no chief executive officer is appointed, such other person fulfilling the functions of the chief executive officer of the Group.

|EU-DOCS\34803307.2||

“CFC” has the meaning give to such term in Clause 21.14 (Guarantee limitation – deemed dividends).

“CFC Debt” has the meaning give to such term in Clause 21.14 (Guarantee limitation – deemed dividends).

“CFO” means the chief financial officer of the Group or, if no chief financial officer is appointed, such other person fulfilling the functions of the chief financial officer of the Group.

“Change of Control” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means earlier of:

(a) the date of first Utilisation of the Original Revolving Facility; and

(b) 4 January 2019, provided that the Available Facility in relation to the Original Revolving Facility has not been cancelled in full by such date.

“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means an Original Revolving Facility Commitment or an Additional Facility Commitment.

“Commitment Fee” means the fees payable pursuant to paragraph (a) of Clause 15.1 (Commitment fee).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successors statute.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Compounded Rate Currency” means any Rate Switch Currency in respect of which the Rate Switch Date has occurred.

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a) is, or is scheduled to become, payable under any Finance Document; and

(b) relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Compounded Rate Currency which is, or becomes, a “Compounded Rate Loan” pursuant to Clause 47 (Rate Switch).

|EU-DOCS\34803307.2||

“Compounded Rate Supplement” means, in relation to any currency, a document which:

(a) is agreed in writing by the Company and the Agent (acting on the instructions of the Majority Lenders under the Facilities to which the relevant Compounded Rate Supplement will apply (acting reasonably));

(b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c) has been made available to the Company and each Finance Party by the Agent.

“Compounded Rate Terms” means in relation to:

(a) a currency;

(b) a Loan or an Unpaid Sum in that currency;

(c) an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees a currency); or

(d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 18 (Compounded Rate Terms - Sterling) or in any Compounded Rate Supplement.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a) the applicable Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b) the applicable Credit Adjustment Spread (if any).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a) any member of the Group or its advisers; or

(b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

|EU-DOCS\34803307.2||

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i) information that:

(A) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(B) is identified in writing at the time of delivery as non‑confidential by any member of the Group or any of its advisers; or

(C) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii) any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking which is capable of being relied upon by the Company substantially in a recommended form of the LMA or in any other form agreed between the Company and the relevant Lender.

“Consolidated EBITDA” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Coverage Test” has the meaning given to that term in Clause 25.13 (Guarantors).

“Credit Adjustment Spread” means, in respect of any Compounded Rate Loan, any rate which is either:

(a) specified as such in the applicable Compounded Rate Terms; or

(b) determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Compounded Rate Terms.

“CTA” means the Corporation Tax Act 2009.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 19 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounded Rate Supplement.

“Daily Rate” means the rate specified as such in the applicable Compounded Rate Terms.

|EU-DOCS\34803307.2||

“Debenture” means the debenture granting fixed and floating charges over all or substantially all of the business, assets, property and undertaking of the Obligors incorporated in England and Wales that are to be a party thereto in the agreed form delivered under Schedule 2 (Conditions precedent).

“Debt” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a) purchases by way of assignment or transfer;

(b) enters into any sub‑participation in respect of; or

(c) enters into any other agreement or arrangement having an economic effect substantially similar to a sub‑participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, in each case as specified in Clause 26 (Events of Default)) be an Event of Default, provided that any such event or circumstance which expressly requires the satisfaction of any condition as to materiality before it becomes an Event of Default shall not be a Default unless and until that condition is satisfied.

“Defaulting Lender” means any Lender (other than a Lender which is an Investor Affiliate):

(a) which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b) which has otherwise rescinded or repudiated a Finance Document; or

(c) with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Company and the Lenders that this is the case.

|EU-DOCS\34803307.2||

“Delegate” means any delegate, agent, attorney or co‑trustee appointed by the Collateral Agent.

“Designated Gross Amount” has the meaning given to that term in Clause 7.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 7.2 (Availability).

“Designated Person” means a person or entity:

(a) designated on the OFAC list of “Specially Designated Nationals and Blocked Persons” or list of “Foreign Sanctions Evaders”, the Consolidated List of Financial Sanctions Targets in the UK administered by HM Treasury, the European Union’s Consolidated Financial Sanctions List or on any list of targeted persons issued under the Economic Sanctions Law of any other country;

(b) that is, or is part of, a government of a Sanctioned Territory;

(c) owned or controlled by, or acting on behalf of, any of the foregoing;

(d) located within or operating from a Sanctioned Territory;

(e) otherwise targeted under any Economic Sanctions Law; or

(f) which a Finance Party has informed the Company in writing that it is prohibited from dealing with or otherwise engaging in any transaction by any Economic Sanctions Law.

“Disposal” means any sale, lease, transfer or other disposal of any assets, whether in a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary.

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

|EU-DOCS\34803307.2||

“EBITDA” means aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA).

“Economic Sanctions Laws” means: (a) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, any similar law or regulation promulgated thereunder from time to time or any similar law enacted in the United States of America after the date of this Agreement and any other sanctions or trade embargo imposed, administered or enforced by OFAC or the US State Department or the US Department of Commerce; (b) any economic sanctions law or regulation promulgated by the United Nations or by any government authority of the UK or of the European Union or any other member state thereof, including (without limitation) any of the foregoing relating to restrictive measures against specific countries; and (c) any applicable economic sanctions law or regulation promulgated by any government authority of any other applicable jurisdiction in which the Group operates.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which an Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environment” means humans, animals, plants and all other living organisms, including the ecological systems of which they form part and the following media:

(a) air (including, without limitation, air within natural or man‑made structures, whether above or below ground);

(b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c) land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a) the pollution or protection of the Environment;

(b) the conditions of the workplace; or

(c) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

|EU-DOCS\34803307.2||

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for the purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b) the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d) any failure by any Employee Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Employee Plan, in each case whether or not waived;

(e) the failure to make a required contribution to any Employee Plan that would reasonably be expected to result in the imposition of an encumbrance under Section 412 of the Code, or a filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance, with respect to any Employee Plan or Multiemployer Plan;

(f) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(g) the complete or partial withdrawal of any Obligor or any ERISA Affiliate from any Employee Plan or a Multiemployer Plan;

(h) an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(i) a determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and

(j) the receipt by an Obligor or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

|EU-DOCS\34803307.2||

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EU Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, from the jurisdiction of its incorporation.

“Establishment Date” means, in relation to an Additional Facility, the later of:

(a) the proposed Establishment Date specified in the Additional Facility Notice; and

(b) the date on which the Agent executes the Additional Facility Notice.

“EURIBOR” means, in relation to any Term Rate Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan,

as of, in the case of paragraphs (a) and (b) above, the Specified Time on the Quotation Day for Euro and a period equal in length to the Interest Period of that Loan, and, in each case, if that rate is less than zero per cent., EURIBOR shall be deemed to be zero per cent.

“Euro” or “EUR” means the lawful single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Excluded SPV” means each Miami SPV, each Los Angeles SPV, each Soho Works SPV, each Scorpios SPV and each SPV Entity, as each such term is defined in Schedule 14 (Restrictive Covenants).

“Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section la(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Ancillary Facility” means the GBP 4,200,000 guarantee facility made available by HSBC UK Bank plc as lender to SHG Acquisition (UK) Limited as borrower pursuant to the Existing Ancillary Facility Letter.

|EU-DOCS\34803307.2||

“Existing Ancillary Facility Letter” means the guarantee facility letter dated 13 April 2018 between HSBC Bank plc as lender and SHG Acquisition (UK) Limited as borrower, as amended from time to time, including pursuant to an amendment letter dated 16 October 2018 and as further amended and/or amended and restated from time to time.

“Existing Debt” means the revolving credit facility agreement originally dated 27 September 2013 between, amongst others, Soho House & Co Limited (formerly known as Soho House Group Limited) as parent, Soho House Bond Limited as company and Barclays Bank PLC as agent, as amended and/or restated from time to time (including most recently on 9 April 2019).

“Existing Indebtedness Schedule” means a list of Indebtedness (other than the Existing Debt) incurred and outstanding or committed for incurrence by the Company and its Restricted Subsidiaries, in each case on the First Amendment and Restatement Effective Date.

“Facility” means the Original Revolving Facility or an Additional Facility.

“Facility Office” means:

(a) in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b) in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA.

|EU-DOCS\34803307.2||

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means:

(a) any letter or letters dated on or about the date of this Agreement or subsequently entered into between the Arranger and the Company (or the Agent and the Company or the Collateral Agent and the Company) setting out any of the fees referred to in Clause 15 (Fees);

(b) any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase) or Clause 15.5 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document; and

(c) any agreement setting out fees payable in respect of an Additional Facility.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Compounded Rate Supplement, any Fee Letter, the Intercreditor Agreement, any Resignation Letter, any Additional Facility Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arranger, the Collateral Agent, a Lender or an Ancillary Lender.

“Financial Due Diligence Report” means the report prepared by BDO LLP dated 7 April 2017 and entitled “Project Highball – Limited scope financial due diligence report”.

“Financial Information” means the documents contained in the electronic file entitled “Financial Information.zip” made available to the Arranger on 23 November 2019.

“Financial Quarter” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 24.1 (Financial definitions).

“First Amendment and Restatement Agreement” means the first amendment and restatement agreement relating to this Agreement dated 15 November 2021 and made between, amongst others, the Company and the Agent.

“First Amendment and Restatement Effective Date” has the meaning given to the term “Effective Date” in the First Amendment and Restatement Agreement.

“Fitch” means Fitch Ratings Ltd or any successor to its rating business.

|EU-DOCS\34803307.2||

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 14.4 (Cost of funds).

“Government Authority” means (a) a national government, political subdivision thereof, or local jurisdiction therein; (b) an instrumentality, board, commission, court, or agency, whether civilian or military, of any of the aforementioned, however constituted; (c) a government-owned/government-controlled association, organisation, business or enterprise; or (d) a political party.

“Government Official” means (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Government Authority; (b) a legislative, administrative or judicial official, regardless of whether elected or appointed; (c) an officer of, or individual who holds a position in, a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (f) an officer or employee of a supra-national or public international organization (e.g., World Bank, United Nations, International Monetary Fund, OECD).

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any credit balances on any account of any Borrower of an Ancillary Facility with the relevant Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Company and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29.4 (Additional Guarantors).

“HIBOR” means, in relation to any Term Rate Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan,

as of, in the case of paragraphs (a) and (b) above, the Specified Time on the Quotation Day for Hong Kong dollars and a period equal in length to the Interest Period of that Loan, and, in each case, if that rate is less than zero per cent., HIBOR shall be deemed to be zero per cent.

“High Road House” means:

(a) 162 & 164 Chiswick High Road, London, W4 1PR with title number NGL317735;

(b) 166 Chiswick High Road, London, W4 1PR with title number NGL330524;

|EU-DOCS\34803307.2||

(c) 168 Chiswick High Road, London, W4 1PR with title number MX398338;

(d) Land at the back of 168 Chiswick High Road, London, W4 1PR with title number AGL147982; and

(e) 170 Chiswick High Road, London, W4 1PR with title number AGL66171.

“HK$” or “Hong Kong dollars” means the lawful currency of Hong Kong.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holding Structure Group” means each of:

(a) the Parent;

(b) the Company;

(c) BN Midco Limited;

(d) BN AcquireCo Limited;

(e) Abertarff Limited;

(f) SHG Acquisition (UK) Limited;

(g) Soho House Limited;

(h) US AcquireCo, Inc.;

(i) Soho House U.S. Corp.; and

(j) Soho House, LLC.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b) the Agent otherwise rescinds or repudiates a Finance Document;

(c) (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d) an Insolvency Event has occurred and is continuing with respect to the Agent,

|EU-DOCS\34803307.2||

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Parent and the Lenders that this is the case.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Industry Competitor” means any person or entity (or any of its Affiliates) which is a competitor of a member of the Group who engages in a business substantially similar to any material business of the Group and any controlling shareholder of any such person, provided that, for the avoidance of doubt, this shall not include any person or entity (or any of its Affiliates or Related Funds) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding‑up or liquidation by it or such regulator, supervisor or similar official;

(e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

|EU-DOCS\34803307.2||

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding‑up or liquidation; or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f) has a resolution passed for its winding‑up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a) any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b) the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated 27 September 2013 and made between, among others, the Company, the Parent, the Debtors (as defined in the Intercreditor Agreement), the Collateral Agent, the Agent, the Lenders, the Arranger, and the Intra‑Group Lenders (as defined in the Intercreditor Agreement), as amended and/or amended and restated from time to time (including on 22 April 2017 and on or about the Closing Date).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.4 (Default interest).

“Interpolated Screen Rate” means, for any Term Rate Loan, the rate rounded to the same number of decimal places as the two relevant Screen Rates which results from interpolating on a linear basis between:

|EU-DOCS\34803307.2||

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Investment” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Investor Affiliate” means each of Yucaipa American Alliance (Parallel) Fund II, LP, Yucaipa American Alliance Fund II, LP, Richard Caring, Nick Jones and each of their Affiliates (together, the “Investors”), any trust of which an Investor is a trustee, any partnership of which an Investor is a partner and any trust, fund or other entity which is managed by, or is under the control of an Investor.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“ITA” means the Income Tax Act 2007.

“Legal Due Diligence Report” means the report prepared by Withers LLP dated 17 April 2017 and entitled “Legal Due Diligence Report – Prepared for Permira Credit Solutions III G.P. Limited in respect of the Soho House group”.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).

“Legal Reservations” means:

(a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitation Acts and other applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non‑payment of UK stamp duty may be void and defences of set‑off or counterclaim;

(c) similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d) any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a) any Original Lender; and

|EU-DOCS\34803307.2||

(b) any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase), Clause 2.3 (Additional Facility) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Term Rate Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan,

as of, in the case of paragraphs (a) and (b) above, the Specified Time on the Quotation Day for the currency of that Loan and a period equal in length to the Interest Period of that Loan and, in each case, if that rate is less than zero per cent., LIBOR shall be deemed to be zero per cent.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means the listing or the admission to trading of all or any part of the share capital of the Parent or any Parent Entity on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to the Parent or any Parent Entity in any jurisdiction or country (and, for the avoidance of doubt, where a listing, admission to trading, flotation, public offering or equivalent circumstances occur in relation to a Person prior to it becoming a Parent Entity, the transaction pursuant to which such Person becomes a Parent Entity shall constitute a “Listing”).

“LMA” means the Loan Market Association.

“Loan” means an Original Revolving Facility Loan or an Additional Facility Loan, collectively, the “Loans”.

“Loan to Own/Distressed Investor” means any person (or any Affiliate or Related Fund of such person or any person acting on behalf of such person) whose principal business is in investment strategies that include the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly).

“Lookback Period” means the number of days specified as such in the applicable Compounded Rate Terms.

“LTM” means last twelve Months.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).

“Margin” means:

|EU-DOCS\34803307.2||

(a) in relation to any Additional Facility Loan, the percentage rate per annum specified as such in the Additional Facility Notice relating to the Additional Facility under which that Additional Facility Loan is made or is to be made; and

(b) in relation to the Original Revolving Facility, 3.00% per annum, provided that if:

(i) no Material Event of Default is continuing; and

(ii) on and following delivery of the first Compliance Certificate, the Total Net Leverage Ratio in respect of the most recently completed Relevant Period (by reference to the most recently delivered Compliance Certificate) is within a range set out below, then the Margin for each Loan will be the percentage per annum set out below in the column opposite that range:

Total Net Leverage Ratio	Margin % p.a.
Greater than or equal to 4.50:1	3.35%
Less than 4.50:1 but greater than or equal to 4.00:1	3.25%
Less than 4.00:1 but greater than or equal to 3.50:1	2.75%
Less than 3.50:1 but greater than or equal to 3.00:1	2.50%
Less than 3.00:1 but greater than or equal to 2.50:1	2.00%
Less than 2.50:1 but greater than or equal to 2.00:1	1.75%
Less than 2.00:1 but greater than or equal to 1.50:1	1.50%
Less than 1.50:1	1.25%

However:

(A) any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the date falling five (5) Business Days after receipt by the Agent of the Compliance Certificate for the Relevant Period pursuant to Clause 23.2 (Provision and contents of Compliance Certificate);

(B) if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not confirm the basis for a reduced or increased Margin, then paragraph (b) of Clause 12.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of interest calculated using the figures in that Compliance Certificate; and

(C) while a Material Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above (provided that if

|EU-DOCS\34803307.2||

such Material Event of Default is subsequently remedied or waived, the Margin shall, if relevant, be reduced to the level otherwise applicable from the date of that remedy, waiver or delivery).

“Margin Stock” means “margin stock” within the meaning of Regulation U or “margin security” within the meaning of Regulation T of the Federal Reserve (or any successor).

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Compounded Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, operations, property or financial condition of the Group taken as a whole; or

(b) the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents or of the Company to perform its obligations under Clause 24.2 (Financial condition) (taking into account the financial resources available to the Obligors from other members of the Group); or

(c) subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents in a manner or to an extent materially adverse to the interests of the Lenders taken as a whole under the Finance Documents.

“Material Company” means, at any time:

(a) an Obligor;

(b) a wholly‑owned member of the Restricted Group which is a Holding Company of an Obligor; or

(c) a member of the Restricted Group (other than an Excluded SPV):

(i) listed in Schedule 10 (Material Companies); or

(ii) which has EBITDA representing 5 per cent. or more of Consolidated EBITDA or has gross assets representing 5 per cent. or more of the gross assets of the Restricted Group provided that (A) any contribution by any Excluded SPV to the Consolidated EBITDA or gross assets of the Restricted Group shall be excluded for such purposes and (B) a member of the Restricted Group shall not constitute a Material Company solely on the basis that it had EBITDA representing 5 per cent. or more of Consolidated EBITDA for the Financial Year ended 31 December 2020, provided that, notwithstanding the above, Soho House (Hong Kong) Limited shall not constitute a Material Company.

Compliance with the conditions set out in paragraph (c)(ii) above shall be determined by reference to:

|EU-DOCS\34803307.2||

(i) the most recent Annual Financial Statements of the Group, supplied under paragraph (a)(i) of Clause 23.1 (Financial statements) and the Compliance Certificate relating thereto; and

(ii) the latest annual financial statements of that Subsidiary (audited to the extent required by law).

However, if a Subsidiary has been acquired or disposed of since the date to which the most recent such Annual Financial Statements were prepared such financial statements shall be deemed to be adjusted in order to take into account such acquisition or disposal (that adjustment being certified by a director or officer of the Company as representing an accurate reflection of the revised Consolidated EBITDA).

A report by the auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Event of Default” means an Event of Default under Clause 26.1 (Non-payment) (insofar as it relates to the non-payment of principal or interest under this Agreement), Clause 26.2 (Financial covenant and Compliance Certificate), Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings), Clause 26.8 (U.S. insolvency proceedings) or Clause 26.9 (Creditors’ process).

“Miami Loans” means (each as amended and/or amended and restated and/or replaced or refinanced from time to time):

(a) the mezzanine loan agreement dated on or about 27 February 2019 and made between Beach House Holdco., LLC, as borrower, and Citi Real Estate Funding Inc. as lender; and

(b) the loan agreement dated on or about 27 February 2019 and made between Beach House Owner, LLC, as borrower, and Nonghyup Bank, acting in its capacity as the trustee of Kim Miami Hotel Private Placement Real Estate Investment Trust No. 2 as lender.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) other than where paragraph (b) below applies:

(i) (subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

|EU-DOCS\34803307.2||

(b) in relation to an Interest Period for any Loan or Unpaid Sum (or any other period for the accrual of commission or fees) in a Compounded Rate Currency for which there are rules specified as “Business Day Conventions” in respect of that currency in the applicable Compounded Rate Terms, those rules shall apply.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Monthly Financial Statements” has the meaning given to that term in Clause 23 (Information Undertakings).

“Moody’s” means Moody’s Investor Services Limited or any successor to its rating business.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) that is subject to Title IV of ERISA that is contributed to for any employees of an Obligor or any ERISA Affiliate.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Net Proceeds” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“New Lender” has the meaning given to that term in Clause 27.1 (Assignments and transfers by the Lenders).

“Non‑Consenting Lender” has the meaning given to that term in Clause 39.5 (Replacement of Lender).

“Notes Purchase Agreement” means the notes purchase agreement dated 23 March 2021 between, amongst others, the Company as issuer, the Agent as agent and the Collateral Agent as security agent, which has been designated as a Pari Passu Debt Document under the Intercreditor Agreement.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

“Obligor” means:

(a) a Borrower; or

(b) a Guarantor.

“Obligors’ Agent” means the Company to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

|EU-DOCS\34803307.2||

“OECD” means the Organisation for Economic Co-operation and Development.

“OMO” means OMO Mykonos S.A. (OMO Mykonos Anonymi Etaireia Ekmetalleushs Horon Diaskedasis, Estiashs Kai Psychagogias), a company incorporated in Greece under general commercial register number 147168801000 with its registered office at 63 Ipsilantou Street, 11521 Kolonaki, Athens, Attica, Greece.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the consolidated financial statements of the Parent for the financial year ended 31 December 2018.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Original Revolving Facility Commitment” means:

(a) in relation to an Original Lender, the Base Currency Amount set opposite its name under the heading “Commitment” in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Additional Facility); and

(b) in relation to any other Lender, the Base Currency Amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Additional Facility),

to the extent:

(i) not cancelled, reduced or transferred by it under this Agreement; and

(ii) not deemed to be zero pursuant to Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

“Original Revolving Facility Loan” means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

“Original UK Borrower” means SHG Acquisition (UK) Limited.

“Paraga” means Paraga Beach Catering And Entertainment Services Societe Anonyme S.A. (Paraga Beach Anonymi Etaireia Ekmetalleushs Horon Diaskedasis, Estiashs Kai Psychagogias), a company incorporated in Greece under general commercial register number 129775401000 with its registered office at 63 Ipsilantou Street, 11521 Kolonaki, Athens, Attica, Greece.

“Parent Entity” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

|EU-DOCS\34803307.2||

“Participating Member State” means any Member State of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, stampings, intimation in accordance with local laws and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.

“Permitted Acquisition” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Permitted Debt” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Permitted Joint Venture” means any Joint Venture (as defined in Schedule 14 (Restrictive Covenants)) permitted or not prohibited by this Agreement.

“Permitted Lien” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Permitted Payment” means any payment permitted or not prohibited by paragraph 2 (Restricted Payments) of Schedule 14 (Restrictive Covenants).

“Permitted Refinancing Indebtedness” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Permitted Reorganisation” means:

(a) a solvent re-organisation (including, without limitation, pursuant to a solvent winding-up where the assets of the relevant company, after paying its liabilities, are distributed to its shareholders, as well as any amalgamation, demerger, merger, consolidation or other corporate reconstruction) involving the business or assets of, or shares of (or other interests in), any member of the Group (excluding the Company) where:

(i) all of the business, assets and shares of (or other interests in) the relevant member of the Group continues to be owned directly or indirectly by the Company in the same or a greater percentage as prior to such reorganisation, save for:

(A) the shares of (or other interests in) any member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of a such reorganisation; or

(B) any business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:

|EU-DOCS\34803307.2||

(1) as a result of a disposal or merger or other step permitted under, but subject always to the terms of, this Agreement; or

(2) as a result of a cessation of business or solvent winding up of a member of the Group in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it; or

(3) as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws; and

(ii) the Finance Parties (or the Collateral Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods and other than from any entity which has ceased to exist as contemplated in paragraph (i) above or is not or has ceased to be a member of the Group, provided that the Company shall use reasonable endeavours to mitigate any reset of hardening periods) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the transferee or the entity surviving as a result of such reorganisation save to the extent such assets or shares (or other interests) cease to exist or to be owned by members of the Group as contemplated in paragraph (i) above, in each case, to the extent such assets, shares or other interests are not disposed of as permitted under the terms of this Agreement, provided that no Permitted Reorganisation pursuant to this paragraph (a) shall result in an Obligor which is incorporated in a member state of the European Union doing anything to change the location of its centre of main interests, for the purposes of the EU Insolvency Regulation, from the jurisdiction of its incorporation;

(b) any reorganisation involving the business or assets of, or shares of (or other interests in) any member of the Group which is implemented to comply with any applicable law or regulation (including all intermediate steps or actions necessary to implement such reorganisation) provided that the Company shall use reasonable endeavours to ensure that the Finance Parties (or the Collateral Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods provided further that the Company shall use reasonable endeavours to mitigate any reset of hardening periods) guarantees and security over the same or substantially equivalent assets as immediately prior to any such reorganisation; or

(c) any other reorganisation involving one or more members of the Group approved by the Majority Lenders.

|EU-DOCS\34803307.2||

“Permitted Transaction” means:

(a) any Indebtedness incurred, any guarantee, indemnity or Security or Quasi-Security given or arising under the Finance Documents;

(b) the solvent liquidation or reorganisation of any member of the Group (other than the Parent or the Company) so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to (i) in the case of a member of the UK Group, the Original UK Borrower and its respective Restricted Subsidiaries within the UK Group; or (ii) in the case of a member of the U.S. Group, US AcquireCo, Inc. and its Restricted Subsidiaries within the U.S. Group, and where such liquidation or reorganisation is not materially prejudicial to the interests of the Finance Parties under the Finance Documents or the consolidation or merger of any Restricted Subsidiary where such consolidation or merger is permitted or not prohibited by the Finance Documents; or

(c) any Permitted Reorganisation,

provided that, in all cases, following any Permitted Transaction pursuant to the above paragraphs, the Finance Parties (or the Collateral Agent on their behalf) continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods, provided that the Company shall use reasonable endeavours to mitigate any reset of hardening periods) security over the shares (or other interests) in the Company thereafter, and further provided that no Permitted Transaction shall result in an Obligor which is incorporated in a member state of the European Union doing anything to change the location of its centre of main interests, for the purposes of the EU Insolvency Regulation.

“Pro Forma” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Pro Forma Adjustment” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Q Hellas” means Q Hellas P.C. a company incorporated in Greece under general commercial register number 124627701000 with its registered office at 63 Ipsilantou Street, 11521 Kolonaki, Athens, Attica, Greece.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” has the meaning given to that term in Clause 16 (Tax Gross-up and Indemnities).

“Quarter Date” has the meaning given to that term in Clause 24.1 (Financial definitions).

|EU-DOCS\34803307.2||

“Quarterly Financial Statements” has the meaning given to that term in Clause 23 (Information Undertakings).

“Quasi‑Security” means any transaction in which a member of the Restricted Group agrees to:

(a) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re‑acquired by an Obligor or any other member of the Restricted Group;

(b) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(d) enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

“Quoted Tenor” means, in relation to the Screen Rate for LIBOR applicable to Loans in a currency, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a) if the currency is Sterling, the first day of that period; or

(b) for any other currency, two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rate Switch Currency” means any currency for which there are Compounded Rate Terms.

“Rate Switch Date” means the date specified as such in the applicable Compounded Rate Terms.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Federal Reserve (or any successor).

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

|EU-DOCS\34803307.2||

“Relevant Interbank Market” means

(a) subject to paragraph (b) below, in relation to euro, the European interbank market and in relation to any currency, the London interbank market;

(b) in relation to a Compounded Rate Currency, the market specified as such in the applicable Compounded Rate Terms.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a) its jurisdiction of incorporation;

(b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c) the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Relevant Period” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clauses 22.2 (Status) to 22.7 (Governing law and enforcement), paragraph (a) of Clause 22.10 (No default), paragraph (b) of Clause 22.12 (Financial statements) (in respect of the most recent financial statements prepared and delivered only), Clause 22.30 (Federal Reserve regulations), Clause 22.32 (Investment companies) and paragraphs (a) and (b) of Clause 22.33 (Sanctions).

“Reporting Day” means the day (if any) specified as such in the applicable Compounded Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Compounded Rate Terms.

“RFR” means the rate specified as such in the applicable Compounded Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Compounded Rate Terms.

“Reports” means:

(a) the Financial Due Diligence Report; and

(b) the Legal Due Diligence Report.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

|EU-DOCS\34803307.2||

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Group” means the Company and each Restricted Subsidiary.

“Restricted Subsidiary” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Rollover Loan” means one or more Loans:

(a) made or to be made on the same day that a maturing Loan is due to be repaid;

(b) the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c) in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d) made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

“S&P” means Standard & Poor’s Ratings Services or any successor to its rating business.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which countries and territories, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea and Syria.

“Screen Rate” means:

(a) in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

(b) in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(c) in relation to HIBOR, the Hong Kong interbank offered rate administered by the Hong Kong Association of Banks (or any other person which takes over the administration of that rate) for Hong Kong dollars for the relevant period displayed on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate),

|EU-DOCS\34803307.2||

or, in each case, the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page is replaced or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Scorpios SPVs” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Debt Documents” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, standard security, assignation, land charge (Grundschuld), charge, pledge, lien assignment, transfer for securities purposes, extended retention of title arrangement (verlängerter Eigentumsvorbehalt) or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Senior Facility” has the meaning given to the term “Facility” in the Notes Purchase Agreement.

“Senior Lenders” means the Noteholders under (and as defined in) the Notes Purchase Agreement.

“Separate Loans” has the meaning given to that term in Clause 8 (Repayment).

“Shareholder Funding” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“SIR” means the security interests register maintained under Part 8 of the Security Interests (Jersey) Law 2012.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“StaRUG” means the German Stabilisation and Restructuring of Businesses Act, (Unternehmensstabilisierungs- und Restrukturierungsgesetz).

“Sterling” or “£” or “GBP” means the lawful currency of the United Kingdom.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Super Majority Lenders” means at any time a Lender or group of Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments having been reduced to zero, aggregated more than 80 per cent. of the Total Commitments immediately prior to that reduction).

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

|EU-DOCS\34803307.2||

“Tax Deduction” has the meaning given to that term in Clause 16 (Tax Gross‑up and Indemnities).

“Termination Date” means:

(a) in relation to the Original Revolving Facility and the 2020 Additional Facility, 25 January 2023; and

(b) in relation to any Additional Facility (excluding, for this purpose, the 2020 Additional Facility), the date specified in the applicable Additional Facility Notice.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Compounded Rate Loan.

“Test Date” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Total Additional Facility Commitments” means the aggregate of the Additional Facility Commitments, being £20,000,000 as at the First Amendment and Restatement Effective Date.

“Total Commitments” means the aggregate of the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments.

“Total Net Leverage Ratio” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Total Original Revolving Facility Commitments” means the aggregate of the Original Revolving Facility Commitments, being an amount of £55,000,000 as at the First Amendment and Restatement Effective Date.

“Total Outstandings” has the meaning given to that term in Clause 7.6 (Adjustment for Ancillary Facilities upon acceleration).

“Transaction Costs” means all fees, breakage costs, redemption premia, commissions, costs and expenses, stamp, registration and other taxes of a non-recurring nature incurred by any member of the Group in connection with the negotiation, preparation, execution, notarisation and registration of the Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Collateral Agent and/or the Secured Parties (or any of them) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Part 3 (Transaction Security Documents) of Schedule 2 (Conditions precedent), together with (i) the document listed at paragraph (b)(i) of Clause 25.26 (Conditions subsequent) and (ii) any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents or the Secured Debt Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

|EU-DOCS\34803307.2||

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b) the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Trapped Cash” means any cash required to be applied in mandatory prepayment of the Facilities where:

(a) it is or would be unlawful for such a prepayment to be made and the proceeds so applied; or

(b) it is or would be unlawful to make funds available to a member of the Group that could make such a prepayment from the proceeds of such cash; or

(c) if any member of the Group made funds available to, or received funds from, another member of the Group to enable such a prepayment to be made it would incur a material cost or expense (including any material Tax liability) or it gives rise to a risk of liability for the entity concerned or its directors or officers; or

(d) making such payment would give rise to a risk of criminal or civil liability for a member of the Group and/or its officers or directors (or gives rise to a risk of breach of fiduciary or statutory duties by any director or officer or a risk of personal liability).

“Treasury Transactions” means any derivative transaction (including, for the avoidance of doubt, a foreign exchange transaction) entered into in connection with protection against or benefit from fluctuation in any rate or price.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Group” means BN MidCo Limited and each of its direct or indirect Subsidiaries.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” means a member of the Group (other than the Company or an Obligor) which is a limited liability company and which is designated as an “Unrestricted Subsidiary” pursuant to and in compliance with the provisions of paragraph 8 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 14 (Restrictive Covenants).

|EU-DOCS\34803307.2||

“U.S.” or “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) and any other United States federal or state bankruptcy, insolvency or similar law.

“U.S. Borrower” means a Borrower that is a U.S. Person.

“U.S. Exempt Lender” shall mean a Lender that has provided a Withholding Tax Form (whether directly or attached to a W-8IMY, as appropriate) demonstrating a complete exemption from U.S. withholding tax and U.S. backup withholding with respect to payments under this Agreement.

“U.S. GAAP” means generally accepted accounting practices in the United States, which are in effect from time to time.

“U.S. Group” means US AcquireCo, Inc. and each of its direct or indirect Subsidiaries.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“U.S. Obligor” means any U.S. Borrower or U.S. Guarantor.

“U.S. Person” means a United States person (as defined in Section 7701(a)(30) of the Code).

“U.S. Tax Obligor” means:

(a) a Borrower which is resident for tax purposes in the United States of America; or

(b) an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for U.S. federal income tax purposes.

“USD”, “$” or “US dollar” means the lawful currency of the United States of America.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Form of Utilisation Request).

“VAT” means:

(a) any Tax imposed by the Value Added Tax Act 1994;

(b) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

|EU-DOCS\34803307.2||

(c) any other Tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Withholding Tax Form” has the meaning given to that term in paragraph (b) of Clause 16.8 (U.S. Tax matters).

“Write-down and Conversion Powers” means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation.

1.2 Construction

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Collateral Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Collateral Agent, any person for the time being appointed as Collateral Agent or Collateral Agents in accordance with the Finance Documents;

|EU-DOCS\34803307.2||

(ii) a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent;

(iii) “assets” includes present and future properties, revenues and rights of every description;

(iv) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated however fundamentally and includes (without limiting the generality of the foregoing) any variation, increase, extension or addition of or to any facility made available under such document or any variation of the purposes for which such facility may be made available from time to time;

(v) “guarantee” means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii) a “regulation” includes any regulation, rule, official directive, request, order or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self‑regulatory or other authority or organisation;

(ix) any matter or circumstance being “permitted” is to be construed as a reference to any matter or circumstance which is not expressly prohibited;

(x) a provision of law is a reference to that provision as amended or re‑enacted; and

(xi) a time of day is a reference to London time.

(b) The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c) Section, Clause and Schedule headings are for ease of reference only.

(d) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

|EU-DOCS\34803307.2||

(e) A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest‑bearing account in the name of the Borrower and the following conditions being met:

(i) the account is with the Collateral Agent or with the Ancillary Lender for which that cash cover is to be provided;

(ii) until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii) the Borrower has executed a security document over that account, in form and substance satisfactory to the Collateral Agent or the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f) A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g) For the avoidance of doubt, it is agreed that any Default in the form of the failure to deliver a document or perform an act within a period of time or on or by a specified date shall be capable of remedy and shall cease to be continuing once that document has been delivered or act performed.

(h) Any certificate provided by a person on behalf of the Borrower or any other member of the Group under the Finance Documents shall be provided without that person incurring any personal liability.

(i) A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i) that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii) the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms;

(iii) the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(j) An amount borrowed includes any amount utilised under an Ancillary Facility.

(k) A reference to “freehold property”, “heritable property” or “leasehold property” includes any equivalent type of property ownership.

(l) A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i) any replacement page of that information service which displays that rate; and

|EU-DOCS\34803307.2||

(ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(m) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(n) Any Compounded Rate Supplement relating to a currency overrides anything relating to that currency in:

(i) Schedule 18 (Compounded Rate Terms - Sterling); or

(ii) any earlier Compounded Rate Supplement.

(o) Any reference to a day “during” or “in” an Interest Period (or any similar phrase) refers to a day during or in the period from and including the first day of the relevant Interest Period, to and excluding the last day of that Interest Period.

1.3 German terms

In this Agreement, where it relates to a German entity or other applicable term, a reference to:

(a) a “liquidator”, “receiver”, “administrative receiver”, “administrator”, “compulsory manager” or other similar officer includes a restructuring agent (Restrukturierungsbeauftragter), an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter), custodian (Sachwalter), interim custodian (vorläufiger Sachwalter), sequestrator (Zwangsverwalter) or creditor’s trustee (Sachverwalter);

(b) a “winding up”, “administration” or “dissolution” includes a liquidation (Liquidation);

(c) a “step” or “procedure” taken in connection with a moratorium for an entity to which German insolvency law applies includes the offer of a restructuring plan (Restrukturierungsplan) in accordance with section 17 StaRUG;

(d) a “moratorium” includes, without limitation, stabilization orders (Stabilisierungsanordnungen) under the StaRUG, protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren);

(e) a “scheme of arrangement” includes a restructuring plan (Restrukturierungsplan) in accordance with sections 2 et seqq. StaRUG; “director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand); and

(f) a “disposal” includes:

|EU-DOCS\34803307.2||

(i) a Verfügung;

(ii) the entry into an agreement upon a priority notice (Auflassungsvormerkung);

(iii) an agreement on the transfer of title to a property (Auflassung) in whole or part; and

(iv) the partition of a ownership in a property (Grundstücksteilung).

1.4 Third party rights

(a) Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b) Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5 Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.6 Baskets and thresholds

(a) Any amounts incurred or paid on the basis of any basket, test or permission set by reference to a percentage of Consolidated EBITDA shall (provided that such amounts are, at the time of incurrence or payment, duly and properly incurred or paid in accordance with the relevant basket, test or permission) continue to be treated as duly and properly incurred or paid and shall not trigger a Default notwithstanding any subsequent decrease in such basket, test or permission by operation of the calculation of such basket, test or permission.

(b) Subject, in the case of Indebtedness, to paragraph 3.4 of Schedule 14 (Restrictive Covenants), in the event that any Permitted Debt, Permitted Payment, Permitted Lien, Permitted Investment or other investment meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions) provided that at the time of such reclassification, the relevant member of the Group would be permitted to incur such indebtedness, make such investor payment, grant such security or enter into such acquisition or other investment under such exception.

(c) If any basket or threshold is exceeded as a result of fluctuations in such basket or threshold (including due to fluctuations in Consolidated EBITDA of the Group or the relevant target company) or fluctuations in exchange rates or currency values subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or thresholds will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether transactions are permitted hereunder.

|EU-DOCS\34803307.2||

2. The Facilities

2.1 The Facilities

(a) Subject to the terms of this Agreement, the Original Revolving Facility Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments.

(b) Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under a Facility.

(c) For the avoidance of doubt, each Borrower under this Agreement or any borrower under any other Finance Document becomes a Borrower pursuant to this Agreement or a borrower under any other Finance Document on a several (and not joint and several) basis.

2.2 Increase

(a) The Company may by giving prior notice to the Agent by no later than the date falling twenty (20) Business Days after the effective date of a cancellation of:

(i) the Available Commitments of a Defaulting Lender in accordance with Clause 9.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii) the Commitments of a Lender in accordance with Clause 9.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate Base Currency Amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii) the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be an Investor Affiliate or a member of the Group) and which is further acceptable to the Agent (acting reasonably) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv) each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v) each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

|EU-DOCS\34803307.2||

(vi) the Commitments of the other Lenders shall continue in full force and effect; and

(vii) any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b) An increase in the Total Commitments will only be effective on:

(i) the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii) in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A) the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B) the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c) Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d) Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent and the Collateral Agent the amount of all reasonable and documented costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Collateral Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e) The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f) Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i) an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii) the “New Lender” were references to that “Increase Lender”; and

(iii) a “re‑transfer” and “re‑assignment” were references to respectively a “transfer” and “assignment”.

|EU-DOCS\34803307.2||

2.3 Additional Facility

(a) At any time during the Availability Period of the Original Revolving Facility, the Company may request by notice to the Agent (such notice, an “Additional Facility Notice”) (which the Agent shall share with the existing Lenders) that one or more Lenders or non-Lenders make available an additional revolving credit facility, either as a new facility and/or as an additional tranche or commitment increase in respect of any existing facility (an “Additional Facility”) in an aggregate amount not exceeding £20,000,000 or such higher amount approved by the Majority Lenders, to be used for any purpose not prohibited by the Finance Documents, including working capital, capital expenditure, acquisitions, general corporate purposes and other transactions not prohibited by the Finance Documents.

(b) The Additional Facility Notice will:

(i) invite each existing Lender to participate in the Additional Facility in a proportionate amount calculated by reference to the proportion that such Lender’s existing Commitments bear to the Total Commitments on the date of the notice;

(ii) set out the amount specified in the Base Currency of the Additional Facility that is the subject of the notice (the “Relevant Additional Facility”) and the currency in which it is to be drawn;

(iii) specify the Borrower for the Relevant Additional Facility (as such, the “Additional Facility Borrower”) and specify whether the relevant Borrower requires the Lenders in respect of the Relevant Additional Facility to demonstrate, as a condition to participating in the Relevant Additional Facility, their status as a U.S. Exempt Lender;

(iv) confirm that the Repeating Representations are true in all material respects as at the Establishment Date for the Relevant Additional Facility; and

(v) confirm that no Event of Default is continuing or would arise as a result of the Relevant Additional Facility being established.

(c) If, within ten (10) Business Days of an Additional Facility Notice being delivered to the Agent:

(i) the existing Lenders (or any of them) notify the Company that they agree to participate in and provide the full amount of the proposed Additional Facility Commitment (proportionate to their (or the relevant Lenders’) existing Commitments, as described at sub-paragraph (i) of paragraph (b) above), and, if required by the terms of the Additional Facility Notice, have demonstrated to the Borrower’s satisfaction their status as a U.S. Exempt Lender, and, provided it still wishes to proceed with the Additional Facility, the Company may do so in accordance with this Clause 2.3; or

(ii) the existing Lenders (or any of them) (A) do not respond to the Company, (B) notify the Company that they are not prepared to participate in the proposed Additional Facility, (C) are unable to demonstrate to the Borrower’s satisfaction

|EU-DOCS\34803307.2||

their status as a U.S. Exempt Lender to the extent that the relevant Additional Facility Notice requires them to do so or (D) notify the Company that they are prepared to participate in a portion of the Additional Facility Commitment only, the Company may approach other banks, financial institutions, trusts, funds or other entities (in its sole discretion) to become new lenders in respect of the proposed Additional Facility Commitment in accordance with this Clause 2.3.

Nothing in this Clause 2.3 shall oblige any Lender to provide any Additional Facility Commitment at any time.

(d) If one or more Extending Lenders or Acceding Lenders are willing to make available commitments in respect of an Additional Facility, then provided the Company still requires the Relevant Additional Facility, the Company will notify the Agent of:

(i) the aggregate amount of the commitments that have been agreed to be made available by the Extending Lenders and/or Acceding Lenders in respect of the Relevant Additional Facility (such commitments being the “Relevant Additional Facility Commitments”);

(ii) the date on which the Relevant Additional Facility is to become committed and entered into; and

(iii) the identity and notice details of the Extending Lenders and Acceding Lenders that have agreed to provide the Relevant Additional Facility Commitments (together the “Relevant Additional Facility Lenders”), which the Agent will then notify to all of the Lenders.

(e) Any Additional Facility shall:

(i) be borrowed by a Borrower or any member of the Group (subject to Clause 29.2 (Additional Borrower));

(ii) (A) be a revolving credit facility which ranks pari passu in right of payment and security with the Original Revolving Facility, (B) subject to the Agreed Security Principles, be guaranteed and secured by the same Guarantors and the same Security which guarantee and secure the Original Revolving Facility and (C) be on the same terms as the Original Revolving Facility (other than as to amount, arrangement fee, commitment fee, Margin, maturity (provided that the final repayment date in respect of an Additional Facility shall be on or following the Termination Date in respect of the Original Revolving Facility), availability period and purpose); and

(iii) have the Margin, commitment fee and arrangement or upfront fee as the Company and the Additional Facility Lenders may agree.

(f) If the Additional Facility Lenders in respect of any Additional Facility Commitment (acting reasonably) and the Company so agree, those Additional Facility Commitments shall be made available on a certain funds basis in connection with an acquisition not prohibited by

|EU-DOCS\34803307.2||

this Agreement, for such period and on such terms as the Company and those Additional Facility Lenders (acting reasonably) shall agree.

(g) The establishment of an Additional Facility will only be effective on:

(i) the Company delivering to the Agent (which delivery shall not be less than three (3) Business Days prior to the first day of the Availability Period for that Additional Facility) a list of the Extending Lenders and/or Acceding Lenders, together with details of their Additional Facility Commitments;

(ii) receipt by the Agent of an Additional Facility Notice from each Extending Lender or Acceding Lender (as selected by the Company); and

(iii) in respect of each Acceding Lender:

(A) the Agent has satisfied all necessary “know your customer” or similar checks under all applicable laws and regulations; and

(B) that Acceding Lender enters into an Additional Facility Lender Accession Deed and at any time thereafter such Additional Facility Lender shall be treated as a Lender for the purposes of this Agreement.

(h) On the Establishment Date:

(i) subject to the terms of this Agreement, the Additional Facility Lenders make available a revolving credit facility in an aggregate amount equal to the Additional Facility Commitments specified in the Additional Facility Notice which will be available to the Additional Facility Borrower specified in the Additional Facility Notice;

(ii) each of the Obligors and each Additional Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Additional Facility Lender would have assumed and/or acquired had that Additional Facility Lender been an Original Lender with respect to the Additional Facility Commitment specified opposite its name in the Additional Facility Notice;

(iii) each Additional Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Additional Facility Lender and those Finance Parties would have assumed and/or acquired had the Additional Facility Lender been an Original Lender with respect to the Additional Facility Commitment specified opposite its name in the Additional Facility Notice; and

(iv) each Additional Facility Lender shall become a Party as a “Lender”.

(i) Each Obligor confirms:

(i) the authority of the Company to agree, implement and establish the Additional Facility in accordance with this Agreement; and

|EU-DOCS\34803307.2||

(ii) that its guarantee and indemnity recorded in Clause 21 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will, subject only to any applicable limitation on such guarantee and indemnity referred to in Clause 21 (Guarantee and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the relevant Additional Facility Loans and any other obligations arising under or in respect of the relevant Additional Facility Commitments.

(j) Each Finance Party agrees and empowers the Agent and the Collateral Agent at the cost of the Obligors (provided such costs are reasonably incurred) to (and the relevant Obligor shall promptly upon request by the Agent or the Collateral Agent in accordance with the Agreed Security Principles) execute any necessary amendments to the Transaction Security Documents and other Finance Documents (including this Agreement and the Intercreditor Agreement) as may be required in order to ensure that any Additional Facility Commitments are made available on the terms contemplated in this Clause 2.3 (Additional Facility) pari passu with the Original Revolving Facility provided that the Additional Facility may not be (i) guaranteed by any person which is not an Obligor or (ii) secured by any assets other than the then existing Security granted under the terms of Transaction Security Documents on the Charged Property for the benefit of the Lenders, except where the same Security (to the extent permitted by law) is granted under the Facilities.

(k) Each Additional Facility Lender by executing the Additional Facility Notice confirms, acknowledges, and agrees, that the Agent has authority to execute on its behalf any amendments or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the establishment of the Additional Facility becomes effective.

(l) The Agent is authorised by the Group to disclose the terms of any Additional Facility Notice to any of the other Finance Parties and, upon request by the other Finance Parties, will promptly disclose such terms to the other Finance Parties.

(m) For the purposes of this Clause 2.3, an existing Lender agreeing to assume an Additional Facility Commitment is an “Extending Lender” and any person not being a Lender agreeing to assume an Additional Facility Commitment is an “Acceding Lender”. Notwithstanding anything in this Clause 2.3 (Additional Facility), no party shall qualify as an Extending Lender or an Acceding Lender if it has not demonstrated to the relevant Borrower’s satisfaction its status as a U.S. Exempt Lender (if the requirement for each Relevant Additional Facility Lender to be a U.S. Exempt Lender was specified in the Additional Facility Notice).

2.4 Finance Parties’ rights and obligations

(a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

|EU-DOCS\34803307.2||

(b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c) A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5 Obligors’ Agent

(a) Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i) the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to deliver any Additional Facility Notice, to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii) each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b) Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c) For this purpose each Obligor incorporated in Germany releases the Company to the fullest extent possible from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

|EU-DOCS\34803307.2||

3. Purpose

3.1 Purpose

(a) Each Borrower shall apply all amounts borrowed by it under the Original Revolving Facility in or towards (directly or indirectly):

(i) refinancing the Existing Debt (together with any breakage costs, redemption premium, make-whole costs and other fees, commissions, costs and expenses related thereto and in connection with the discharge of such indebtedness and related security and guarantees);

(ii) financing the payment of Transaction Costs; and/or

(iii) general corporate purposes and/or working capital purposes of the Group.

(b) Each Additional Facility Borrower shall apply all amounts borrowed by it under the Additional Facility in or towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. Conditions of Utilisation

4.1 Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received (or (acting on the instruction of the Majority Lenders) has waived receipt of or is satisfied that it will, on or before the first Utilisation Date, receive) all of the documents and other evidence listed in Part 1 (Conditions precedent to initial Utilisation) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders, in each case acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2 Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a) :

(i) other than in the case of a Rollover Loan no Default is continuing or would result from the proposed Utilisation; or

|EU-DOCS\34803307.2||

(ii) in the case of a Rollover Loan, no notice has been given under Clause 26.18 (Acceleration) and no event specified under Clause 26.19 (U.S. insolvency acceleration) has occurred; and

(b) the Repeating Representations to be made by each Obligor (in the case of a Rollover Loan, excluding the representations set out in Clause 22.10 (No default)) are true and accurate in all respects (or, to the extent that the relevant representation does not include a materiality concept, are true and accurate in all material respects).

4.3 Conditions relating to Optional Currencies

(a) A currency will constitute an Optional Currency in relation to a Utilisation if:

(i) it is Euro, USD or HK$; or

(ii) it:

(A) is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(B) has been approved by the Agent (acting on the instructions of all the Lenders participating in the relevant Utilisation under the Facility concerned (each acting reasonably)) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b) If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company no later than the Specified Time:

(i) whether or not the Lenders have granted their approval; and

(ii) if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4 Maximum number of Utilisations

(a) A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b) Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c) Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5 Maximum amount in respect of U.S. Borrowers

A Utilisation Request in respect of an Original Revolving Facility Loan to be made available to any U.S. Borrower may only be delivered if, as a result of the proposed Original Revolving Facility Loan and taking into account any Original Revolving Facility Loans to U.S. Borrowers that are due

|EU-DOCS\34803307.2||

to be repaid or prepaid on or before the proposed Utilisation Date, the total aggregate amount of Original Revolving Facility Loans outstanding to U.S. Borrowers would not exceed 50% of the Total Original Revolving Facility Commitments.

5. Utilisation – Loans

5.1 Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree acting on the instructions of all the Lenders).

5.2 Completion of a Utilisation Request for Loans

(a) Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i) the proposed Utilisation Date is a Business Day within the Availability Period;

(ii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii) the proposed Interest Period complies with Clause 13 (Interest Periods).

(b) Only one Utilisation may be requested in each Utilisation Request.

5.3 Currency and amount

(a) The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b) The amount of the proposed Utilisation must be a minimum of:

(i) if the currency selected is the Base Currency, £1,000,000 or, if less, the Available Facility; or

(ii) if the currency selected is USD, $1,000,000 or, if less, the Available Facility; or

(iii) if the currency selected is EUR, €1,000,000 or, if less, the Available Facility; or

(iv) if the currency selected is HK$, HK$ 1,000,000 or, if less, the Available Facility; or

(v) if the currency selected is an Optional Currency other than USD, Euro or HK$, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

|EU-DOCS\34803307.2||

5.4 Lenders’ participation

(a) If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b) The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c) The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5 Cancellation of Commitment

At the end of the Availability Period for a Facility, the Commitments in respect of that Facility which, at that time, are unutilised shall be immediately cancelled in full.

6. Optional Currencies

6.1 Selection of currency

A Borrower shall select the currency of a Utilisation in a Utilisation Request.

6.2 Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a) a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b) a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3 Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

|EU-DOCS\34803307.2||

7. Ancillary Facilities

7.1 Type of Facility

An Ancillary Facility may be by way of:

(a) an overdraft facility;

(b) a guarantee, bonding, documentary or stand‑by letter of credit facility;

(c) a short term loan facility;

(d) a derivatives facility;

(e) a foreign exchange facility; or

(f) any other facility or accommodation in connection with the business of the Company and its Restricted Subsidiaries and which is agreed by the Company with an Ancillary Lender.

7.2 Availability

(a) If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purposes of determining the Majority Lenders and Clause 39.5 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b) An Ancillary Facility shall not be made available unless, not later than five (5) Business Days (or such shorter period as may be agreed by the Agent) prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i) a notice in writing of the establishment of an Ancillary Facility and specifying:

(A) the proposed Borrower(s) (or Affiliates(s) of a Borrower) which may use the Ancillary Facility;

(B) the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C) the proposed type of Ancillary Facility to be provided;

(D) the proposed Ancillary Lender;

(E) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility, and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum amount of Gross Outstandings (that amount being the “Designated Gross Amount”) and its maximum amount of Net Outstandings (that amount being the “Designated Net Amount”); and

|EU-DOCS\34803307.2||

(F) the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii) any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c) The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d) No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender, unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7.2). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e) Subject to compliance with paragraph (b) above:

(i) the Lender concerned will become an Ancillary Lender; and

(ii) the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3 Terms of Ancillary Facilities

(a) Except as provided below, the terms of any Ancillary Facility, will be those agreed by the Ancillary Lender and the Company.

(b) However, those terms:

(i) must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii) may allow only Borrowers (or Affiliates of Borrowers nominated or, as applicable, deemed pursuant to Clause 7.9 (Affiliates of Borrowers)) to use the Ancillary Facility provided that a Borrower may draw upon an Ancillary Facility, a letter of credit, guarantee or other financial accommodation for the benefit of any member of the Group to the extent agreed with the relevant Ancillary Lender;

(iii) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv) may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender (excluding for these purposes any reduction in the Available Commitments attributable to such Ancillary Commitment); and

(v) must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

|EU-DOCS\34803307.2||

(c) If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 36.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility, comprising more than one account where the terms of the Ancillary Documents governing such Ancillary Facility shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document governing such Ancillary Facility in which case that term of this Agreement shall not prevail.

(d) Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.5 (Interest, commission and fees on Ancillary Facilities).

7.4 Repayment of Ancillary Facility

(a) An Ancillary Facility shall cease to be available under this Agreement on the Termination Date in relation to the Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b) If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment, of the Ancillary Lender, shall be reduced to zero (and its Available Commitment shall be increased accordingly).

(c) No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility unless:

(i) required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii) the Total Commitments have been cancelled in full, or all outstanding Utilisations have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(iii) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation and the Ancillary Lender gives sufficient notice to enable a Utilisation to be made to refinance those Ancillary Outstandings.

(d) For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iv) above can be refinanced by a Utilisation:

(i) the Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

|EU-DOCS\34803307.2||

(ii) the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(ii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e) On the making of a Utilisation of the Facility to refinance Ancillary Outstandings:

(i) each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Commitment bears to the Total Commitments; and

(ii) the relevant Ancillary Facility shall be cancelled.

(f) In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority or any other applicable regulatory authorities as netted for capital adequacy purposes.

7.5 Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a) the Ancillary Outstandings under any Ancillary Facility, provided by that Ancillary Lender shall not exceed the Ancillary Commitment of that Ancillary Lender applicable to that Ancillary Facility; and

(b) in relation to a Multi-account Overdraft:

(i) the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii) the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

7.6 Adjustment for Ancillary Facilities upon acceleration

In this Clause 7.6:

“Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Facility), and (ii) if the Lender is also an Ancillary Lender the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount

|EU-DOCS\34803307.2||

of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility).

“Total Outstandings” means the aggregate of all Outstandings.

(a) If a notice is served under Clause 26.18 (Acceleration) or an event specified under Clause 26.19 (U.S. insolvency acceleration) has occurred (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (f) below) promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Facility to ensure that after such transfers the Outstandings of each Lender bear the same proportion to the Total Outstandings as such Lender’s Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 26.18 (Acceleration).

(b) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and each Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c) Any transfer of rights and obligations relating to Outstandings made pursuant to this Clause 7.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 27.10 (Pro rata interest settlement)).

(d) Prior to the application of the provisions of paragraph (a) of this Clause 7.6, an Ancillary Lender that has provided a Multi-account Overdraft shall set‑off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such Multi-account Overdraft.

(e) All calculations to be made pursuant to this Clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and the Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(f) This Clause 7.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation or in another currency which is acceptable to that Lender.

7.7 Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

|EU-DOCS\34803307.2||

7.8 Affiliates of Lenders as Ancillary Lenders

(a) Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender (but not for the purposes of Clause 16 (Tax Gross-up and Indemnities), which shall apply in respect of the relevant Affiliate (if at all) as if such Affiliate were a Lender and had become a Lender on the day it acceded to the Intercreditor Agreement in accordance with paragraph (c) below and such Affiliate shall be treated as a UK Non‑Bank Lender for the purposes of this Agreement if it gives a Tax Confirmation to the Agent (who shall without unreasonable delay then notify the Company of the same, though for the avoidance of doubt such Tax Confirmation shall be deemed given to the Company at the same time as it is given to the Agent)), whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of Clause 16 (Tax Gross-up and Indemnities) such Affiliate shall also indicate to the Company which of the categories of Clause 16.5 (Lender status confirmation) (if any) applies to it, and provide to the Company (if applicable) its DTTP scheme reference number and jurisdiction of tax residence, without unreasonable delay after acceding to the Intercreditor Agreement in accordance with paragraph (c) below. For the purposes of calculating the Lender’s Available Commitment with respect to the Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b) The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c) An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 20.13 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement.

(d) If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 27 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e) Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.9 Affiliates of Borrowers

(a) Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the Lenders become a borrower with respect to an Ancillary Facility.

(b) The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

|EU-DOCS\34803307.2||

(c) If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 29.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d) Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e) Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.10 Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:

(a) its Ancillary Commitment; and

(b) the Ancillary Commitment of its Affiliates,

in each case, excluding for these purposes any reduction in such Lender’s Commitment attributable to such Ancillary Commitment pursuant to paragraph (a) of Clause 7.2 (Availability).

7.11 Existing Ancillary Facility

(a) Notwithstanding any provision of this Agreement to the contrary, the Existing Ancillary Facility shall be deemed to be an Ancillary Facility established under the Original Revolving Facility (and in place of a corresponding amount of commitments of the Original Lender under the Original Revolving Facility) and, with effect from the Closing Date, the Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement.

(b) The Original Lender, as Ancillary Lender in respect of the Existing Ancillary Facility, shall:

(i) on or prior to the Closing Date, enter into the Amended and Restated Existing Ancillary Facility Letter; and

(ii) within 5 Business Days following the Closing Date, procure that each of:

(A) the deed of security over cash deposits dated 3 October 2018 granted by SHG Acquisition (UK) Limited in favour of HSBC UK Bank plc; and

(B) the guarantee dated 16 April 2018 granted by the Company in favour of HSBC Bank plc to secure the debts of SHG Acquisition (UK) Limited,

is released and discharged to the reasonable satisfaction of the Company.

|EU-DOCS\34803307.2||

8. Repayment

8.1 Repayment of Loans

(a) Subject to paragraph (d) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b) Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i) on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii) in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii) in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A) if the amount of the maturing Loan exceeds the aggregate amount of the new Loans, the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess;

(B) if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans: the relevant Borrower will not be required to make any payment in cash;

(C) to the extent that a Lender’s participation (if any) in the maturing Loan exceeds its participation in the new Loans (an “Excess”), that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan, and that Lender will not be required to make its participation in the new Loans available in cash; and

(D) each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds its participation (if any) in the maturing Loan, and the remainder of that Lender’s participation in such new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan, and the Agent may apply any participation in a new Loan made available in cash pursuant to paragraph (D) above in repayment of any Excess relating to the corresponding maturing Loan referred to in paragraph (C) above.

(c) At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

|EU-DOCS\34803307.2||

(d) A Borrower to whom a Separate Loan is outstanding may prepay that Separate Loan by giving three (3) Business Days’ prior notice to the Agent. The Agent will forward a separate copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e) Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Separate Loan.

(f) The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9. Illegality, Voluntary Prepayment and Cancellation

9.1 Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a) that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c) to the extent that the Lender’s participation has not been transferred pursuant to Clause 39.5 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

9.2 Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days’ prior notice (or such shorter notice period as the Majority Lenders may agree), cancel the whole or any part (being a minimum amount of £2,000,000 or any higher amount in £1,000,000 integrals thereon (or its equivalent in other currencies)) of an Available Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably under that Facility.

9.3 Voluntary prepayment of Utilisations

(a) Subject to paragraph (b) below, a Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than three (3) Business Days’ (in the case of a Term Rate Loan) or three RFR Banking Days (in the case of a Compounded Rate Loan) (or, in each case, such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces

|EU-DOCS\34803307.2||

the Base Currency Amount of the Utilisation by a minimum amount of £2,000,000 or its equivalent in other currencies).

(b) The Company may elect to apply a prepayment of a Utilisation made under this Clause 9.3 against any or all of the Utilisations in such proportions as it selects in its sole discretion.

9.4 Right of cancellation and repayment in relation to a single Lender

(a) If:

(i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross‑up); or

(ii) any Lender claims indemnification from the Company or an Obligor under Clause 16.3 (Tax indemnity) or 17.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b) On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c) On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

9.5 Right of cancellation in relation to a Defaulting Lender

(a) If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent at least three (3) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b) On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

|EU-DOCS\34803307.2||

10. Mandatory Prepayment

10.1 Exit

If a Change of Control occurs:

(a) the Parent will notify the Agent within ten (10) Business Days after becoming aware of that event and the Agent will promptly notify the Lenders thereafter (a “notice of Change of Control offer”);

(b) within 60 days following the date of the notice of Change of Control offer, each Lender may request prepayment at par of its participation in all outstanding Utilisations, together with accrued interest, and payment of all other amounts accrued under the Finance Documents; and

(c) within ten (10) Business Days of the election for prepayment of the relevant Lender in accordance with sub-paragraph (b) above, the Borrowers shall make the required prepayments and payments to the Agent for the account of that Lender.

10.2 Application of mandatory prepayments

(a) A prepayment made pursuant to this Clause 10 shall be applied in the following order:

(i) first, in permanent cancellation of the Available Commitments (and the Available Commitment of the Lenders will be cancelled rateably) (such cancellation shall be deemed to be a prepayment even though no cash is paid by the Borrowers to the Lenders);

(ii) secondly, in permanent prepayment and cancellation of Utilisations and cancellation of Commitments; and

(iii) thirdly, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

(b) Subject to paragraph (c) below, the Company may elect that any prepayment due under Clause 10.1 (Exit) above be applied in prepayment of the relevant Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(c) If the Company has made an election under paragraph (b) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

|EU-DOCS\34803307.2||

11. Restrictions

11.1 Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2 Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3 Reborrowing of the Facilities

Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement; provided that any prepayment under Clause 10 (Mandatory prepayment) may not be reborrowed.

11.4 Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5 No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.6 Agent’s receipt of notices

If the Agent receives a notice under Clause 9 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

11.7 Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 11.7 shall reduce the Commitments of the Lenders rateably.

11.8 Limitation on certain voluntary prepayments of Compounded Rate Loans

(a) The Company (or the relevant Borrower) shall pay to the Agent (for the account of the Agent) a fee of £3,500 on any Relevant Prepayment under a Facility (the “Relevant Prepayment Facility”), provided that such fee shall not be payable if:

|EU-DOCS\34803307.2||

(i) including such Relevant Prepayment, no more than four Relevant Prepayments of Relevant Prepayment Loans in that Relevant Prepayment Currency under that Relevant Prepayment Facility have been made since 1 January in that calendar year; or

(ii) such Relevant Prepayment is made in connection with the prepayment and cancellation in full of that Relevant Prepayment Facility.

(b) For the purposes of this Clause 11.8:

(i) “Relevant Prepayment” shall mean a voluntary prepayment of a Relevant Prepayment Loan made pursuant to Clause 9.3 (Voluntary prepayment of Utilisations) (but not, for the avoidance of doubt, any other provision of this Agreement).

(ii) “Relevant Prepayment Loan” means a Compounded Rate Loan in a Relevant Prepayment Currency.

(iii) “Relevant Prepayment Currency” means a currency in respect of which this Clause 11.8 (Limitation on certain voluntary prepayments of Compounded Rate Loans) is specified to apply in the Compounded Rate Terms (if any) for that currency.

12. Interest

12.1 Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) LIBOR, EURIBOR or HIBOR (as the case may be).

12.2 Calculation of interest – Compounded Rate Loans

(a) The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i) Margin; and

(ii) Compounded Reference Rate for that day.

(b) If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

|EU-DOCS\34803307.2||

12.3 Payment of interest

(a) The Borrower to which a Loan has been made shall pay accrued interest on that Loan in cash on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period).

(b) If the Annual Financial Statements and related Compliance Certificate received by the Agent show a higher or lower Margin should have applied during a certain period then the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position that they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

12.4 Default interest

(a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non‑payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.4 shall be immediately payable by the Obligor on demand by the Agent.

(b) If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d) Notwithstanding anything to the contrary in the Finance Documents, default interest shall not accrue with respect to any Compounded Rate Interest Payment until the later of the due date for such Compounded Rate Interest Payment and the date immediately following the date falling three RFR Banking Days after the date on which the Agent notifies the relevant

|EU-DOCS\34803307.2||

Borrower of the amount of that Compounded Rate Interest Payment in accordance with Clause 12.5 (Notification of rates of interest).

12.5 Notification of rates of interest

(a) The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan.

(b) The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify (such notification to be made no later than three RFR Banking Days prior to the due date for such Compounded Rate Interest Payment):

(i) the relevant Borrower and the Company of that Compounded Rate Interest Payment;

(ii) each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii) the relevant Lenders and the relevant Borrower and the Company of:

(A) each applicable rate of interest and the amount of interest for each day relating to the determination of that Compounded Rate Interest Payment; and (including a breakdown of such rate and amount of interest as between the Margin and the Compounded Reference Rate for each such day and any other information that the relevant Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that Compounded Rate Interest Payment); and

(B) to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 14.4 (Cost of funds).

(c) The Agent shall promptly notify the relevant Lenders and the relevant Borrower of each Funding Rate relating to a Loan.

(d) The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 14.4 (Cost of funds) applies.

(e) This Clause 12.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

|EU-DOCS\34803307.2||

13. Interest Periods

13.1 Selection of Interest Periods and terms

(a) A Borrower (or the Company on its behalf) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b) Subject to this Clause 13, a Borrower (or the Company on its behalf) may select an Interest Period of:

(i) if the Loan is a Term Rate Loan, two (2) weeks, one (1), two (2), three (3) or six (6) Months, provided that with respect to a Term Rate Loan denominated in USD for which the reference rate is the London interbank offered rate, the Company may not select an Interest Period of two (2) weeks or two (2) months;

(ii) if the Loan is a Compounded Rate Loan, any period specified in the applicable Compounded Rate Terms,

or, in each case, such other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders in relation to the relevant Loan).

(c) Each Interest Period for a Loan shall start on the Utilisation Date.

(d) An Interest Period for a Loan shall not extend beyond the relevant Termination Date.

(e) A Loan has one Interest Period only.

13.2 Non‑Business Days

(a) Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b) If a Loan or Unpaid Sum is a Compounded Rate Loan and there are rules specified as “Business Day Conventions” for the currency of that Loan or Unpaid Sum in the applicable Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan or Unpaid Sum.

14. Changes to the Calculation of Interest

14.1 Unavailability of Screen Rate

If at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate or, as the case may be, the Interpolated Screen Rate for a Term Rate Loan is unavailable, then Clause 14.4 (Cost of funds) shall apply to that Term Rate Loan for the relevant Interest Period.

14.2 Interest calculation if no RFR or Central Bank Rate

If:

|EU-DOCS\34803307.2||

(a) there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b) “Cost of funds will apply as a fallback” is specified in respect of that Loan in the Compounded Rate Terms for that Loan,

Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.3 Market disruption

(a) In the case of a Term Rate Loan, if, before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR (or EURIBOR or HIBOR, as applicable), then Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b) In the case of a Compounded Rate Loan, if:

(i) a Market Disruption Rate is specified in the applicable Compounded Rate Terms for that Loan; and

(ii) before the Reporting Time for that Loan, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of that Market Disruption Rate, then Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.4 Cost of funds

(a) If this Clause 14.4 (Cost of funds) applies to a Loan for an Interest Period neither Clause 12.1 (Calculation of interest – Term Rate Loans) nor Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin; and

(ii) the rate notified to the Agent by that Lender as soon as practicable and in any event:

(A) in relation to a Term Rate Loan, after the Quotation Day (but not, in any event, later than, the date falling three (3) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period); or

(B) in relation to a Compounded Rate Loan, by the Reporting Time for that Loan,

|EU-DOCS\34803307.2||

to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b) If this Clause 14.4 applies and the Agent or the Company so requires, the Agent and the relevant Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c) Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d) If this Clause 14.4 applies to a Term Rate Loan pursuant to Clause 14.3 (Market disruption) and:

(i) a Lender’s Funding Rate is less than LIBOR (or EURIBOR or HIBOR, as applicable); or; or

(ii) a Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii)(A) above,

the cost to that Lender of funding its participation in that Term Rate Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR (or EURIBOR or HIBOR, as applicable).

(e) If this Clause 14.4 applies to a Compounded Rate Loan pursuant to Clause 14.3 (Market disruption) and:

(i) a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii) a Lender does not notify a rate to the Agent by the relevant Reporting Time,

the cost to that Lender of funding its participation in that Compounded Rate Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Compounded Rate Loan.

(f) If this Clause 14.4 applies the Agent shall, as soon as is practicable, notify the Company.

14.5 Break Costs

(a) Subject to paragraph (b) below, each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Paragraph (a) above shall only apply in respect of a Compounded Rate Loan if an amount is specified as Break Costs in the applicable Compounded Rate Terms.

(c) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

|EU-DOCS\34803307.2||

15. Fees

15.1 Commitment fee

(a) The Borrowers shall, in equal shares, pay (or procure the payment) to the Agent (for the account of each Lender) a fee in the Base Currency, computed in the aggregate at:

(i) the rate equal to 35 per cent. of the applicable Margin on that Lender’s Available Commitment under the Original Revolving Facility, for the period commencing on the Closing Date and ending on the last day of the Availability Period for the Original Revolving Facility; and

(ii) the rate and for the period (if any) specified in the relevant Additional Facility Notice on that Lender’s Available Commitment under the relevant Additional Facility.

(b) The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c) All Commitment Fees will accrue from day to day and be calculated on the basis of the actual number of days elapsed in a year of 365 days.

(d) No accrued Commitment Fees shall be payable if the Closing Date does not occur.

(e) No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2 Arrangement fee

The members of the Group specified in the relevant Fee Letter shall pay (or procure the payment of) to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter relating to such arrangement fee.

15.3 Agency fee

The members of the Group specified in the relevant Fee Letter shall pay (or procure the payment of) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.4 Collateral Agent fee

The members of the Group specified in the relevant Fee Letter shall pay (or procure the payment of) to the Collateral Agent (for its own account) the Collateral Agent fee in the amount and at the times agreed in a Fee Letter.

|EU-DOCS\34803307.2||

15.5 Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

15.6 No deal, no fee

Notwithstanding any other provision of this Agreement or any other Finance Document, no fees, commissions, costs or expenses (other than reasonable and properly incurred legal fees subject to an agreed cap) and expenses in connection with the drafting and the negotiating of the Finance Documents up to the amounts agreed between the Arranger and the Company under any Finance Document shall be payable if the Closing Date does not occur.

16. Tax Gross-Up and Indemnities

16.1 Definitions

In this Agreement:

“Bank Levy” means an amount payable by a Finance Party or any of its Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof, including: (a)(i) the UK bank levy as set out in the Finance Act 2011, (ii) the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French tax code (Code Général des Impôts), and (iii) the German bank levy as set out in the German Bank Restructuring Fund Act 2010 (Restrukturierungs Fondsgesetz, Fed. Law Gazette 1 2010, p.1900) in each case to the extent enacted and in force as at the date of this Agreement (together the “Existing Bank Levies”), and (b) any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 and any substantively similar bank levy or Tax in any other jurisdiction levied on an equivalent or substantially similar basis or for a similar purpose which has been enacted and/or formally announced as proposed at the date of this Agreement or to the extent that such bank levy imposes obligations that are no more onerous than those imposed under the Existing Bank Levies.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower, which:

(a) where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties), and:

(i) where the UK Borrower is an Original Borrower, is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or

(ii) where the UK Borrower is an Additional Borrower, is filed with HM Revenue & Customs within thirty (30) days of the date on which that Borrower becomes an Additional Borrower; or

|EU-DOCS\34803307.2||

(b) where it relates to a Treaty Lender that is a New Lender, an Increase Lender or an Acceding Lender, contains the DTTP scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Lender Accession Deed, or in the case of an Affiliate of a Lender which becomes an Ancillary Lender pursuant to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders), contains the scheme reference number and jurisdiction of tax residence notified to the Company in accordance with paragraph (a) of Clause 7.8 (Affiliates of Lenders as Ancillary Lenders), and:

(i) where the UK Borrower is a Borrower as at the relevant Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect, or date on which the Additional Facility Lender Accession Deed takes effect, or date on which an Ancillary Lender becomes a Party as a Lender) is filed with HM Revenue & Customs within thirty (30) days of that Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect, or date on which the Additional Facility Lender Accession Deed takes effect, or date on which an Ancillary Lender becomes a Party as a Lender); or

(ii) where the UK Borrower is not a Borrower as at the relevant Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect, or date on which the Additional Facility Lender Accession Deed takes effect, or date on which an Ancillary Lender becomes a Party as a Lender), is filed with HM Revenue & Customs within thirty (30) days of the date on which that Borrower becomes an Additional Borrower.

“Change of Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, regulation or Treaty or any published practice or published concession of any relevant taxing authority in each case other than a change in a Relevant Covered Tax Agreement (or the interpretation, administration or application of a Relevant Covered Tax Agreement) that occurs pursuant to the MLI and in accordance with MLI Reservations or MLI Notifications made by (on the one hand) the MLI Lender Jurisdiction and (on the other hand) the MLI Borrower Jurisdiction, where each relevant MLI Reservation or MLI Notification satisfies the MLI Disclosure Condition.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

“MLI Borrower Jurisdiction” means the jurisdiction in which the relevant Borrower is treated as resident for the purposes of the Relevant Covered Tax Agreement.

“MLI Disclosure Condition” means the freely accessible publication of the relevant MLI Reservation or MLI Notification on the OECD website (to the extent that such MLI Reservation or MLI Notification has not been withdrawn or superseded and taking into account any applicable amendments) no later than 10 Business Days prior to the date of this Agreement where the relevant Lender is an Original Lender, or no later than 10 Business Days prior to the date on which the

|EU-DOCS\34803307.2||

relevant Lender became a Lender pursuant to this Agreement where the relevant Lender is not an Original Lender.

“MLI Lender Jurisdiction” means the jurisdiction in which the relevant Lender is treated as resident for the purposes of the Relevant Covered Tax Agreement.

“MLI Notification” means a notification validly made pursuant to Article 29 of the MLI.

“MLI Reservation” means a reservation validly made pursuant to Article 28 of the MLI.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i) a Lender:

(A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B) in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

|EU-DOCS\34803307.2||

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Relevant Covered Tax Agreement” means a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Borrower Jurisdiction.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross‑up) or a payment under Clause 16.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

|EU-DOCS\34803307.2||

(c) meets all the other conditions in the Treaty for full exemption from tax imposed by the United Kingdom on interest except that for this purpose it shall be assumed that any necessary procedural formalities have been completed.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Borrower” means any Borrower tax resident in the United Kingdom.

“UK Non‑Bank Lender” means a Lender which gives a Tax Confirmation in the Assignment Agreement, Transfer Certificate, Additional Facility Lender Accession Deed or Increase Confirmation which it executes on becoming a Party, or in the case of an Affiliate of a Lender which becomes an Ancillary Lender pursuant to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders), which gives a Tax Confirmation in accordance with paragraph (a) of Clause 7.8 (Affiliates of Lenders as Ancillary Lenders), and for the avoidance of doubt such Tax Confirmation shall at the same time be deemed to be given to the Company.

Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting in good faith.

16.2 Tax gross-up

(a) Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b) The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c) If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d) A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change of Law; or

|EU-DOCS\34803307.2||

(ii) the relevant Lender is a Qualifying Lender solely by reason of falling within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 16.1 (Definitions) and:

(A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii) the relevant Lender is a Qualifying Lender solely by reason of falling within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 16.1 (Definitions) and:

(A) the relevant Lender has not given a Tax Confirmation to the Company; and

(B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f) Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA (if the Tax Deduction is in respect of Tax imposed by the United Kingdom) or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i) Subject to paragraph (g)(ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co‑operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

|EU-DOCS\34803307.2||

(A) A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties); and

(B) a Treaty Lender which becomes a Party as a Lender after the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement, Additional Facility Lender Accession Deed or Increase Confirmation which it executes on becoming a Party as a Lender (or in the case of an Affiliate of a Lender which becomes an Ancillary Lender pursuant to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders), confirms its scheme reference number and jurisdiction of tax residence to the Company in accordance with paragraph (a) of Clause 7.8 (Affiliates of Lenders as Ancillary Lenders)),

and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i) a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii) a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within sixty (60) days of the date of the Borrower DTTP Filing,

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless that Lender otherwise agrees.

|EU-DOCS\34803307.2||

(j) A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k) A UK Non‑Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

16.3 Tax indemnity

(a) The Company shall (or shall procure that an Obligor shall) (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b) Paragraph (a) above shall not apply:

(i) with respect to any Tax assessed on a Finance Party:

(A) under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B) under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C) under the law of any jurisdiction (or any political subdivision thereof) in which that Finance Party is treated as having a permanent establishment for tax purposes in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or, in the case of a Tax imposed by the United States (or any of its political subdivisions), if that Tax is a franchise Tax (imposed in lieu of net income Taxes) or a branch profits Tax; or

(ii) to the extent a loss, liability or cost:

(A) is compensated for by an increased payment under Clause 16.2 (Tax gross-up);

(B) would have been compensated for by an increased payment under Clause 16.2 (Tax gross‑up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross‑up) applied or because the exclusion in paragraph (a) or (d) of Clause 16.8 (U.S. Tax matters) applied;

|EU-DOCS\34803307.2||

(C) is compensated for under Clause 16.6 (Stamp taxes), or would have been so compensated but was not so compensated solely because one of the exclusions in that clause applied, or under Clause 16.7 (VAT);

(D) relates to a FATCA Deduction required to be made by a party; or

(E) is suffered or incurred by a Finance Party in respect of a Bank Levy.

(c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4 Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b) that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after‑Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5 Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement, Additional Facility Lender Accession Deed or Increase Confirmation which it executes on becoming a Party, in each case for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a) not a Qualifying Lender;

(b) a Qualifying Lender (other than a Treaty Lender); or

(c) a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 16.5, then such a Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, Additional Facility Lender Accession Deed or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 16.5. This provision shall also apply to any Affiliate of a Lender which becomes an Ancillary Lender

|EU-DOCS\34803307.2||

pursuant to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders), in accordance with paragraph (a) of Clause 7.8 (Affiliates of Lenders as Ancillary Lenders).

16.6 Stamp taxes

The Company shall (or shall procure that an Obligor shall) pay and, within three (3) Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss or liability that Secured Party or the Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than any such cost, loss or liability incurred in relation to stamp duty, registration and other similar Taxes payable upon the entry into a Transfer Certificate, Assignment Agreement, Additional Facility Lender Accession Deed or Increase Confirmation or in relation to a sub-participation.

16.7 VAT

(a) All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is or becomes chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and that Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

|EU-DOCS\34803307.2||

(c) Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall also reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Clause 16.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 as may be amended or substituted from time to time), or to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a Member State).

(e) In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

16.8 U.S. Tax matters

(a) Notwithstanding any other provisions of this Clause 16, an Obligor shall be entitled to make a withholding with respect to any payment hereunder (without being required to make a gross-up payment under Clause 16.2 (Tax gross-up) or an indemnity payment under Clause 16.3 (Tax indemnity)) on account of any Tax imposed by the United States under any Finance Document in respect of an amount owed by a U.S. Borrower to a Lender to the extent that such Tax was required as a result of the failure by a Lender to provide any of the Withholding Tax Forms required by paragraphs (b), (c) or (d) of this Clause 16.8 (U.S. Tax matters), unless such Lender ceases to be able to legally provide a Withholding Tax Form or withdraws a previously tendered Withholding Tax Form as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority.

(b) On the date a Lender becomes a Party hereto with respect to a Loan or Commitment extended to a U.S. Borrower, such Lender shall provide, as relevant, (i) an IRS Form W-9, (ii) an IRS Form W-8ECI, (iii) an IRS Form W‑8BEN-E claiming a complete exemption under an applicable double tax treaty from U.S. tax on income earned under this Agreement, (iv) an IRS Form W‑8EXP, (v) an IRS Form W-8BEN-E accompanied by a certification that it is not a (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) ten (10) percent shareholder of the Parent or the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code and (3) it is not a controlled foreign corporation related to the Parent or the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, or (vi) any other IRS forms or certifications that establish the Lender is entitled to a complete exemption from U.S. tax on income earned under this Agreement (each such IRS form along with any successor forms being a “Withholding Tax Form”). Withholding Tax Forms may be provided directly or attached to an IRS Form W-8IMY, as appropriate.

|EU-DOCS\34803307.2||

(c) Each Lender in respect of a U.S. Borrower shall subsequently provide Withholding Tax Forms upon the Lender in respect of a U.S. Borrower taking any actions that cause the previously provided Withholding Tax Forms to no longer be accurate or as soon as practicable upon reasonable request of the U.S. Borrower, except to the extent the Lender is unable to do so because of a change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority.

(d) Notwithstanding paragraphs (a) and (b) above, if a Lender transfers or assigns any of its rights or obligations under the Finance Documents, the transferee or assignee shall be entitled to the benefit of Clauses 16.2 (Tax gross‑up) and 16.3 (Tax indemnity) with respect to a Tax imposed by the United States, other than to the extent the transferee or assignee is subject to greater amounts of such Tax than the transferor or assignor on payments made at the time of the transfer, provided the transferee or assignee delivers a Withholding Tax Form it is legally able to provide establishing any exemption or reduction in U.S. withholding taxes it is eligible for.

16.9 FATCA information

(a) Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i) confirm to that other Party whether it is:

(A) a FATCA Exempt Party; or

(B) not a FATCA Exempt Party; and

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA and

(iii) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b) If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c) Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i) any law or regulation;

(ii) any fiduciary duty; or

(iii) any duty of confidentiality.

|EU-DOCS\34803307.2||

(d) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e) If a Borrower is a U.S. Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i) where a Borrower is a Borrower on the date on which this Agreement is entered into and is a U.S. Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii) where a Borrower is a U.S. Tax Obligor on a date on which any other Lender become a Party as a Lender, that date;

(iii) the date a new U.S. Tax Obligor accedes as a Borrower; or

(iv) where the Borrower is not a U.S. Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A) a withholding certificate on Form W-8 or Form W-9 (or any other relevant form) (as applicable); or

(B) any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f) The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g) If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h) The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

|EU-DOCS\34803307.2||

16.10 FATCA Deduction

(a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

17. Increased Costs

17.1 Increased Costs

(a) Subject to Clause 17.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement provided that notwithstanding anything herein to the contrary, Basel III and the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and shall in each case be deemed to be have been introduced after the date of this Agreement, regardless of the date enacted, adopted or issued.

(b) In this Agreement “Increased Costs” means:

(i) a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

17.2 Increased Cost claims

(a) A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

|EU-DOCS\34803307.2||

17.3 Exceptions

(a) Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) attributable to a FATCA Deduction required to be made by a Party;

(iii) attributable to any Bank Levy;

(iv) compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity));

(v) is compensated for under Clause 16.6 (Stamp taxes), or would have been so compensated but was not so compensated solely because one of the exclusions in that clause applied, or is compensated for under Clause 16.7 (VAT);

(vi) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) but excluding any Increased Cost attributable to Basel III or any other law or regulation which implements Basel III (in each case, unless a Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became an Finance Party under this Agreement);

(vii) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(viii) attributable to the implementation or application of, or compliance with, Basel III or CRD IV to the extent that a Finance Party knew about the relevant Increased Cost on or prior to the date on which it became a Finance Party (provided that, if the Increased Cost was not fully quantifiable on or prior to the date on which it became a Finance Party, Clause 17.1 (Increased Costs) shall apply to that amount of the Increased Cost which was not, or could not reasonably be expected to have been, quantifiable).

(b) In this Clause 17.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

(i) “Basel III” means:

(A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance

|EU-DOCS\34803307.2||

for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii) “CRD IV” means EU CRD IV and UK CRD IV.

(iii) “EU CRD IV” means:

(A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

(iv) “UK CRD IV” means:

(A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 548/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(B) the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(C) direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

|EU-DOCS\34803307.2||

18. Other Indemnities

18.1 Currency indemnity

(a) If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2 Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a) the occurrence of any Event of Default;

(b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c) funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d) a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company,

provided that, notwithstanding anything to the contrary in the Finance Documents but without prejudice to any other exceptions or grace periods provided for in the Finance Documents:

(i) paragraph (b) above shall only apply to a failure by an Obligor to pay a Compounded Rate Interest Payment to the extent that the relevant Obligor has

|EU-DOCS\34803307.2||

failed to pay such Compounded Rate Interest Payment by the later of (A) the due date for that Compounded Rate Interest Payment and (B) date falling three RFR Banking Days after the date on which the Agent notifies the relevant Borrower in accordance with Clause 12.5 (Notification of rates of interest) of the amount of that Compounded Rate Interest Payment; and

(ii) paragraph (d) above shall only apply to a prepayment of a Compounded Rate Loan to the extent that the relevant Obligor has failed to make such prepayment by the later of (A) the prepayment date specified in the relevant notice of prepayment and (B) date falling three RFR Banking Days after the date on which the Agent notifies the relevant Borrower in accordance with Clause 12.5 (Notification of rates of interest) of the amount of any Compounded Rate Interest Payment or other payment required to be made together with such prepayment in accordance with Clause 11.2 (Interest and other amounts).

18.3 Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a) any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i) investigating any event which it reasonably believes is a Default; or

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b) any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, but not including any claim based on the fraud or gross negligence of the Agent) in acting as Agent under the Finance Documents.

19. Mitigation by the Lenders

19.1 Mitigation

(a) Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), 16 (Tax gross‑up and indemnities) or 17 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

|EU-DOCS\34803307.2||

19.2 Limitation of liability

(a) The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20. Costs and Expenses

20.1 Transaction expenses

The Company shall (or shall procure that an Obligor will) (subject to any arrangements agreed with the Agent prior to the date of this Agreement) promptly on demand and in any event within three (3) Business Days of demand pay (or procure payment) to the Agent, the Arranger and the Collateral Agent the amount of all reasonable costs and expenses (including legal fees) and disbursements subject to the limits, if any, as agreed between the Arranger and the Company reasonably incurred by any of them (and, in the case of the Collateral Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a) this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b) any other Finance Documents executed after the date of this Agreement.

20.2 Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.10 (Change of currency), the Company shall, within three (3) Business Days of demand, reimburse each of the Agent and the Collateral Agent for the amount of all reasonable costs and expenses (including legal fees subject to any applicable arrangements agreed in writing) reasonably incurred by the Agent and the Collateral Agent (and, in the case of the Collateral Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3 Enforcement and preservation costs

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Collateral Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

|EU-DOCS\34803307.2||

21. Guarantee and Indemnity

21.1 Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b) undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c) agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored or returned in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4 Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

|EU-DOCS\34803307.2||

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non‑presentation or non‑observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g) any insolvency or similar proceedings.

In the event that any Borrower becomes subject to any proceeding under the U.S. Bankruptcy Code, each Guarantor agrees that, as between such Guarantor and the Finance Parties, all or any portion of the amounts owing under this Agreement by such Borrower may be declared to be forthwith due and payable as provided in Clause 26.18 (Acceleration) of this Agreement (and shall be deemed to have become automatically due and payable in the circumstances described in Clause 26.19 (U.S. insolvency acceleration) of this Agreement) for the purposes of this Clause 21, notwithstanding any stay (including under the U.S. Bankruptcy Code), injunction or other prohibition preventing the same as against such Borrower, and that, in such event, all such amounts (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantor for purposes of this Clause 21.

21.5 Guarantor intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6 Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from

|EU-DOCS\34803307.2||

any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in an interest‑bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8 Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a) to be indemnified by an Obligor;

(b) to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d) to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e) to exercise any right of set‑off against any Obligor; and/or

(f) to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).

|EU-DOCS\34803307.2||

21.9 Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other Disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a) that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b) each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.11 Other limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the law of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

21.12 Guarantee limitation - Excluded Swap Obligations

(a) Any term or provision of this Clause 21 or any other term in this Agreement or any Finance Document notwithstanding the obligations guaranteed under this Clause 21 shall not include any Excluded Swap Obligation.

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honour all of its obligations under the Finance Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph (b) of Clause 21.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 21, or otherwise under the Finance Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph (b) of Clause 21.12 shall remain in full force and effect until the discharge or release of the guarantee pursuant to the terms of the Finance Documents. Each Qualified ECP Guarantor intends that this paragraph (b) of Clause 21.12 constitute, and this paragraph (b) of Clause 21.12 shall be

|EU-DOCS\34803307.2||

deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Finance Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

21.13 Guarantee limitation – fraudulent conveyance

Notwithstanding anything to the contrary contained herein, the maximum liability of any U.S. Guarantor hereunder shall be the lesser of (i) 95% of the Net Assets of such U.S. Guarantor and (ii) an amount equal to the largest amount that would not render such U.S. Guarantor’s obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws after giving full effect to the liability under such guarantee set forth this Clause 21 and its related contribution rights but before taking into account any liabilities under any other guarantee by such U.S. Guarantor. For such purpose, the term “Net Assets” of any such U.S. Guarantor shall mean the highest amount, determined as of any Determination Date, by which (a) all of such U.S. Guarantor’s property at fair valuation (within the meaning of Section 101(32)(A) of the U.S. Bankruptcy Code but excluding the capital stock or other ownership interests issued by any other Guarantor or by any other person that is required hereby to become a Guarantor) exceeds (b) such U.S. Guarantor’s debts (as defined in Section 101(12) of the U.S. Bankruptcy Code but excluding its obligations hereunder), and the term “Determination Date” shall mean each of (1) the date on which such U.S. Guarantor becomes obligated hereunder, (2) the date of the commencement of a case under the US Bankruptcy Code in which such U.S. Guarantor is a debtor and (3) the date of enforcement of the liabilities of such U.S. Guarantor hereunder.

21.14 Guarantee limitation - deemed dividends

Any term or provision of this Clause 21 or any other term in this Agreement or any Finance Document notwithstanding:

(a) no member of the Group (other than the Parent and the Company) that is (i) a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”); (ii) a direct or indirect subsidiary of a CFC, or (iii) an entity that is not treated as a corporation for U.S. federal income tax purposes and that is a direct or indirect subsidiary of the Company substantially all of the assets of which consist of (x) equity interests in one or more CFCs and/or (y) intercompany loans, indebtedness or receivables owed by any CFC (“CFC Debt”) will have any obligation or liability, directly or indirectly, as guarantor or otherwise under this Agreement or any Finance Document with respect to any obligation or liability arising under any Finance Document of a U.S. Borrower (a “U.S. Obligation”); and

(b) not more than 65% of the stock or other equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of, and none of the assets or property (which includes stock or equity interests in entities) of a member of the Group that is an entity described in paragraph (a)(i), (ii) or (iii) above and no secured CFC Debt may be pledged directly or indirectly as security for any U.S. Obligations.

|EU-DOCS\34803307.2||

21.15 Guarantee limitation – Germany

In this Clause 21.15:

“German Guarantor” means a Guarantor incorporated or established in Germany in the legal form of a limited liability company (GmbH) or a limited partnership with a limited liability company as general partner (GmbH & Co. KG).

“Guarantee” means the guarantee and indemnity granted pursuant to this Clause 21 and any other indemnities under any Finance Document (Guarantee and indemnity).

“Guarantee Obligation” means any payment obligations of any Guarantor incurred pursuant to this Clause 21, any indemnity or any other payment obligation (other than a direct borrowing obligation) created under this Agreement.

“Net Assets” means an amount equal to the sum of the amounts of the German Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) assets (to be determined in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch – “HGB”) consistently applied by the German Guarantor in preparing its unconsolidated annual balance sheets (Jahresabschluss) according to section 42 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – “GmbHG”) and in accordance with sections 30, 31 GmbHG (as applicable at the time of enforcement) and by only taking into account the sum of the values of the assets of the German Guarantor which correspond to the items set forth in section 266 paragraph 2 A, B, C, D and E HGB) less the aggregate amount of such German Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 B, C, D and E HGB and any amounts not available for distribution according to section 253 paragraph 6 or section 268 paragraph 8 HGB but, for the avoidance of doubt, excluding any liabilities under or relating to the Guarantee Obligations), save that any obligations (Verbindlichkeiten) of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner):

(a) owing to any member of the Group or any other affiliated company which are subordinated by law or by contract to any Indebtedness outstanding under this Agreement (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) and including obligations under guarantees for obligations which are so subordinated); or

(b) incurred in wilful or gross negligent violation of any of the provisions of the Finance Documents,

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung).

“Protected Capital” means in relation to a German Guarantor the aggregate amount of:

|EU-DOCS\34803307.2||

(a) its (or, where the German Guarantor is a GmbH & Co. KG, its general partner’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement (or in the case of an Additional Guarantor, the date it has become party to this Agreement) shall not be taken into account unless (i) such increase has been effected with the prior written consent of the Agent (even if such increase is permitted under this Agreement or any other Finance Document) and (ii) only to the extent it is fully paid up; and

(b) its (or when applicable where the German Guarantor is a GmbH & Co. KG, its general partner’s) amount of profits (Gewinne) which are not available for distribution to its shareholder(s) in accordance with section 268 paragraph 8 HGB.

“Up-stream and/or Cross-stream Guarantee” means any Guarantee if and to the extent such Guarantee secures the obligations of an Obligor which is a shareholder of the German Guarantor (and/or, in the case of a GmbH & Co. KG, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the German Guarantor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries), provided that it shall not constitute an Up‑stream or Cross-stream Guarantee if and to the extent the Guarantee guarantees amounts outstanding under any Finance Document in relation to any financial accommodation made available under such Finance Document to any Borrower and on-lent to, or issued for the benefit of, the relevant German Guarantor or any of its Subsidiaries (and, where the German Guarantor is a GmbH & Co. KG, to, or for the benefit of, its general partner or any of its Subsidiaries) and outstanding from time to time.

(a) This Clause 21.15 applies if and to the extent the Guarantee is given by a German Guarantor and is an Up-stream and/or Cross-stream Guarantee.

(b) Each Finance Party agrees that the enforcement of the Guarantee granted by a German Guarantor shall be limited if:

(i) (and to the extent that) the Guarantee constitutes an Upstream- and/or Cross-Stream Guarantee; and

(ii) payment under the Guarantee would otherwise,

(A) have the effect of reducing the German Guarantor’s (or, where the German Guarantor is a GmbH & Co. KG, its general partner’s) Net Assets to an amount that is lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital, cause the Net Assets to be further reduced; and

(B) thereby give rise to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the GmbHG.

|EU-DOCS\34803307.2||

(c) Within ten (10) Business Days after a Finance Party has made a demand under the Guarantee, the German Guarantor shall provide a certificate to the Agent signed by its managing director(s) confirming in writing if and to what extent the Guarantee is an Up-stream and/or Cross-stream Guarantee and an enforcement of the Guarantee would have the effects referred to in paragraph (b)(ii) above (the “Management Determination”). Such confirmation shall comprise an up‑to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, its general partner) and a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner). The relevant German Guarantor shall fulfil its obligations under the Guarantee within three (3) Business Days of providing the Management Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph (b)(ii) above (irrespective of whether or not the Agent agrees with the Management Determination).

(d) If the Agent (acting on the instructions of the Majority Lenders) disagrees with the Management Determination, it may within twenty (20) Business Days of its receipt request the German Guarantor to deliver, at its own cost and expense, within twenty (20) Business Days of such request an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner), drawn-up by an Auditor appointed by the German Guarantor in consultation with the Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) (the “Auditor’s Determination”). The German Guarantor shall fulfil its obligations under the Guarantee within three (3) Business Days of providing the Auditor’s Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph (b)(ii) above.

(e) No reduction of the amount enforceable pursuant to this Clause 21.15 (Guarantee limitation – Germany) will prejudice the right of the Finance Parties to continue to enforce the Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

(f) The Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay to the relevant German Guarantor any amount which the Agent would not have been entitled to enforce had the Management Determination or the Auditor’s Determination been delivered in time or the difference between the amount paid and the amount payable resulting from the Auditor’s Determination calculated as of the date the demand in respect of a Guarantee Obligation was made.

(g) Each German Guarantor shall (and, in the case of a German Guarantor in the form of a GmbH & Co. KG, shall procure that its general partner will) do everything commercially justifiable and legally permitted to avoid the enforcement of the Guarantee becoming limited pursuant to the terms of this Clause 21.15 and shall in particular, within three (3) months after a written request of the Agent (such request not to be made except in a situation where that German Guarantor (or, in the case of a GmbH & Co. KG, its general partner)

|EU-DOCS\34803307.2||

does not have sufficient Net Assets to maintain its Protected Capital) realise at least at market value any of its (and, in the case of a GmbH & Co. KG, any of its general partner’s) assets that is not necessary for its business (nicht betriebsnotwendig) (or, in the case of a GmbH & Co. KG, that of its general partner) and is shown in its (or, in the case of a GmbH & Co. KG, its general partner’s) balance sheet with a book value that is in the reasonable opinion of the Agent significantly lower than the market value.

21.16 Jersey Law Waiver

(a) Each Obligor irrevocably and unconditionally waives and abandons any and all rights or entitlement which it has or may have under the existing or future laws of Jersey, whether by virtue of the customary law rights of droit de discussion or otherwise, to require that recourse be had to the assets of an Obligor or any other person before any claim is enforced against it in respect of its obligations under any Secured Debt Document (as defined in the Intercreditor Agreement).

(b) Each Obligor irrevocably and unconditionally waives and abandons any and all rights or entitlement which it has or may have under the existing or future laws of Jersey, whether by virtue of the customary law right of droit de division or otherwise, to require that any liability in respect of its obligations under this Clause 21 or in respect of any other obligations assumed by it under this Agreement or any other Secured Debt Document (as defined in the Intercreditor Agreement) be divided or apportioned with any other person or reduced in any manner.

22. Representations

22.1 General

Save as expressly stated to the contrary, the Company and each Obligor (or, in the case of Clauses 22.11 (No misleading information) and 22.12 (Financial statements), the Company) makes the representations and warranties set out in this Clause 22 (Representations) to each Finance Party at the times specified in Clause 22.34 (Times when representations made).

22.2 Status

(a) It (and each of its Restricted Subsidiaries) is a limited liability corporation or limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b) It (and each of its Restricted Subsidiaries) has the power to own its material assets and carry on its business as it is being conducted.

22.3 Binding obligations

Subject to the Legal Reservations:

(a) the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

|EU-DOCS\34803307.2||

(b) (without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

22.4 Non‑conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) the constitutional documents of any member of the Restricted Group or the Parent; or

(c) any agreement or instrument binding upon it or any member of the Restricted Group or any of its or any member of the Restricted Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, save to the extent such conflict, default or termination event does not and is not reasonably likely to have a Material Adverse Effect.

22.5 Power and authority

(a) It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b) No limit on its powers will be exceeded as a result of the borrowing, grant of Security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

22.6 Validity and admissibility in evidence

(a) All Authorisations required:

(i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii) to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for those necessary to satisfy the Perfection Requirements which will be satisfied promptly after execution of the relevant documents and in any event within the time periods required by law or, if shorter, under the Agreed Security Principles.

(b) All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Restricted Group and the Parent have been obtained or effected and are in full force and effect if the failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

|EU-DOCS\34803307.2||

22.7 Governing law and enforcement

Subject to the Legal Reservations:

(a) the choice of governing law of the Finance Documents (to which it is a party) will be recognised and enforced in its Relevant Jurisdictions; and

(b) any judgment obtained in relation to a Finance Document (to which it is a party) in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.8 Insolvency

No:

(a) corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 26.7 (Insolvency proceedings); or

(b) creditors’ process described in Clause 26.9 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Restricted Group or the Parent and none of the circumstances described in Clause 26.6 (Insolvency) applies to a member of the Restricted Group or the Parent, where falling within paragraph (b) of the definition of Permitted Transaction.

22.9 No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees (except for fees associated with the notarization of German law share pledge agreements) be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the Perfection Requirements and payment of associated fees which shall be completed and paid promptly (and in any event within the periods prescribed by law) after the date of the relevant Finance Document (except in respect of the SIR filing relating to each Transaction Security Document governed by Jersey law, which will take place on or before the date of that Transaction Security Document).

22.10 No default

(a) No Event of Default and, on the date of this Agreement and the first Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Restricted Subsidiaries or to which its (or any of its Restricted Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

|EU-DOCS\34803307.2||

22.11 No misleading information

So far as the Company is aware and save as disclosed to the Agent, the Arranger or the Original Lender in writing prior to the date of this Agreement:

(a) any material written factual information (other than any financial projections or forecasts) contained in the Financial Information was true and accurate in all material respects as at the date (if any) ascribed thereto or (as the case may be), the date the information was originally given (or expressed to be given);

(b) the Financial Information has been prepared in accordance with generally accepted accounting principles in the United States;

(c) no significant event or circumstance has occurred or arisen and no material information has been omitted from the Financial Information which results in the Financial Information being untrue or misleading in any material respect (excluding for the avoidance of doubt any financial projections or forecasts contained therein); and

(d) the financial projections and forecast contained in the Financial Information:

(i) were prepared on the basis of recent historical information and reasonable assumptions and arrived at after careful consideration; and

(ii) were, taken as a whole, fair,

in each case as at the time such financial projections and forecasts were prepared.

22.12 Financial Statements

(a) The Original Financial Statements were prepared in accordance with U.K. GAAP consistently applied and give a true and fair view of the consolidated financial condition of the Group as at the end of, and the consolidated results of operations of the Group for, the financial year to which they relate (unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement).

(b) The most recent financial statements of the Company delivered pursuant to Clause 23.1 (Financial statements) have been prepared in accordance with the Accounting Principles consistently applied and give a true and fair view of (if audited), or fairly present (if unaudited), its financial condition as at the end of, and consolidated results of operations of that Obligor for, the period to which they relate.

(c) The Budgets supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(d) There has been no material adverse change in the business, assets or financial condition of the Restricted Group, since the date of the Original Financial Statements.

|EU-DOCS\34803307.2||

22.13 No proceedings pending or threatened

(a) No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency, which is reasonably likely to be adversely determined and, if so determined, would have or is reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Restricted Subsidiaries.

(b) No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to be adversely determined and which, if adversely determined, is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Restricted Subsidiaries.

22.14 No breach

(a) It has not (and none of its Restricted Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b) It has not (and none of its Restricted Subsidiaries has) breached any covenant or obligation which breach has or is reasonably likely to have, in respect of Babington House or High Road House, a material adverse effect on the value, saleability or use (as in use as of the date of this Agreement) of either of those properties.

(c) No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry) threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

22.15 Environmental laws

(a) To the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent compliance with Environmental Law in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b) No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim is reasonably likely to be adversely determined and, if so determined against that member of the Group, would have or is reasonably likely to have a Material Adverse Effect.

22.16 Taxation

(a) It is not (and none of its Restricted Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Restricted Subsidiaries is) overdue in the payment of any amount in respect of Tax (other than where such payment or the Tax to which it relates is being contested in good faith by appropriate proceedings and will not or is reasonably likely to not have a Material Adverse Effect).

(b) To the best of its knowledge and belief, no claims or investigations are being made or conducted against it (or against any of its Subsidiaries) with respect to Taxes such that a

|EU-DOCS\34803307.2||

liability of or claim against it or any of its Restricted Subsidiaries could arise which has or is reasonably likely to have a Material Adverse Effect.

22.17 Security and Indebtedness

(a) As at the Closing Date:

(i) no Security or Quasi‑Security exists over all or any of the present or future assets of any member of the Restricted Group or the Parent other than as permitted or not prohibited under this Agreement; and

(ii) no member of the Restricted Group or the Parent has any Indebtedness outstanding other than as permitted or not prohibited under this Agreement.

(b) The Company has disclosed in writing to the Agent or the Arranger all material Liens granted by the Company and its Restricted Subsidiaries and in existence as at the date of this Agreement.

(c) This Clause 22.17 shall not apply to any Security or guarantee or Indebtedness arising under, or in connection with, the Existing Debt which is released and discharged in full in accordance with this Agreement.

22.18 Ranking

Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security (other than as permitted or not prohibited by this Agreement).

22.19 Good title to assets

It and each of its Restricted Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so has or is reasonably likely to have a Material Adverse Effect or in respect of Babington House or High Road House only, a material adverse effect on the value, saleability or use (as in use as of the date of this Agreement) of either of those properties.

22.20 Legal and beneficial ownership

(a) It and each of its Restricted Subsidiaries is the sole legal and beneficial owner of the respective shares, properties and other assets over which it purports to grant Security, other than as a result of any Transaction Security or as expressly set out in the relevant Transaction Security Document.

(b) The Company is legally and beneficially owned by the Parent free from any claims, third party rights or competing interests other than any Permitted Liens.

|EU-DOCS\34803307.2||

22.21 Shares

(a) The shares of any member of the Restricted Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b) The constitutional documents (amended, as the case may be, pursuant to the Transaction Security) of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security (other than to the extent of restrictions or inhibitions required by applicable law).

(c) There are no agreements in force or corporate resolutions passed which provide for the issue or allotment of, or grant any person the right (whether conditional or otherwise) to call for the issue or allotment of, any share or loan capital of any member of the Restricted Group (including any option or right of pre‑emption or conversion).

22.22 Intellectual Property

Other than as disclosed in the Reports, it and each of its Restricted Subsidiaries:

(a) is the beneficial owner of or has licensed to it on arm’s length terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted where the absence of the same has or is reasonably likely to have a Material Adverse Effect;

(b) does not, in carrying on its business, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c) has taken all formal or procedural actions (including payment of fees) reasonably required to maintain any material Intellectual Property owned by it (where failure to do so would or is reasonably likely to have a Material Adverse Effect).

22.23 Intellectual Property licences

In respect of any licences of Intellectual Property to or by the Company or any of its Restricted Subsidiaries:

(a) each licence is in full force and effect and binding on the parties to it; and

(b) the terms of the licences have been complied with by the parties, no disputes have arisen and no notice of termination has been received or served by the Company or relevant Restricted Subsidiaries and there are no grounds on which they might be terminated, where failure to have a valid and binding licence or to comply with the terms of the licence, or where a dispute or service or receipt of a notice of termination, as set out in paragraphs (a) and (b) above, has or is reasonably likely to have a Material Adverse Effect.

|EU-DOCS\34803307.2||

22.24 Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 (Conditions precedent to initial Utilisation) of Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects as at the Closing Date provided that if, pursuant to paragraph (e) of Clause 25.13, within sixty (60) days of the Closing Date, the Company delivers an updated structure chart to the Agent, (i) no breach of this Clause 22.24 shall be deemed to occur and (ii) the group structure chart delivered pursuant to paragraph (e) of Clause 25.13 shall be true, complete and accurate in all material respects as at the date of its delivery to the Agent.

22.25 Pensions

Neither it nor any of its Restricted Subsidiaries is or has at any time been:

(a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

22.26 Holding Companies

None of the companies in the Holding Structure Group has traded or on the date of this Agreement (following the repayment of Existing Debt) has any liabilities or commitments (actual or contingent, present or future) other than acting as a Holding Company and carrying out any activity permitted under Clause 25.7 (Holding Companies) of the original form of this Agreement.

22.27 Shareholder debt

No liabilities are owed by the Company or any Restricted Subsidiary to the Parent or any Holding Company of the Parent (or Affiliate who is not a member of the Group) other than:

(a) any Shareholder Liabilities owed to a Shareholder Creditor (each as defined in the Intercreditor Agreement);

(b) in respect of any Commitments held by an Investor Affiliate in accordance with the Finance Documents; and

(c) any other liabilities provided that such liabilities shall not exceed an aggregate amount of £5,000,000 at any time.

22.28 Accounting Reference Date

The Accounting Reference Date of each member of the Restricted Group is on or about 31 December.

|EU-DOCS\34803307.2||

22.29 ERISA and Multiemployer Plans

(a) No ERISA Event has occurred, is continuing, or is reasonably likely to occur with respect to which any Obligor or ERISA Affiliate has or is reasonably likely to incur any liability.

(b) Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(d) There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not be reasonably expected to have a Material Adverse Effect.

(e) Neither any Obligor nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the Obligors and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(f) There are no actions, suits or claims pending against or involving an Employee Plan (other than non-material routine claims for benefits) or threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(g) Each Obligor and ERISA Affiliate has made all material contributions to or under each such Employee Plan it is required by law to make within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(h) Neither any Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

(i) No Multiemployer Plan is or is reasonably likely to become “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), except as would not reasonably be expected to have a Material Adverse Effect.

|EU-DOCS\34803307.2||

22.30 Federal Reserve regulations

(a) No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, whether directly or indirectly and whether immediately, incidentally or ultimately, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to violate Regulation T, U or Regulation X.

22.31 Anti-Bribery Laws

(a) Neither it nor any of its Subsidiaries, nor any director or officer, of it or any Subsidiary or (to its knowledge) any employee or any person authorised to act on it or a Subsidiary’s behalf has violated the Anti-Bribery Laws directly or indirectly through a third party, or has made any bribe, unlawful rebate or kickback or has otherwise corruptly paid, offered, promised or authorised the payment of money, a gift or anything of value, directly or indirectly or through a third party, to or for the use or benefit of any Government Official for the purpose of:

(i) improperly influencing any act or decision of such person in his/her official capacity;

(ii) inducing such person to act (including through action or omission) in violation of the lawful duty of such person;

(iii) securing any improper advantage; or

(iv) inducing such person to use his/her influence to improperly affect or influence any act or decision of a Government Authority,

in order to assist it, any Subsidiary or any other third party in obtaining or retaining business for or with, or directing business to, any person, in each case of (i) through (iv), in violation of Anti-Bribery Laws.

(b) It and each of its Subsidiaries has conducted its businesses in compliance with Anti-Bribery Laws.

22.32 Investment companies

No Obligor, person controlling an Obligor or Subsidiary of an Obligor is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

22.33 Sanctions

(a) Neither it or any of its Subsidiaries, nor any of its or their respective directors or officers, or to the best of the Company’s knowledge, employees, affiliates, agents or representatives:

|EU-DOCS\34803307.2||

(i) is, or is owned or controlled by, a Designated Person; or

(ii) has been engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Designated Person.

(b) The Company has taken reasonable measures to ensure compliance with Economic Sanctions Laws.

(c) As of the date of this Agreement, the Company has disclosed to the Agent all material facts known to it regarding:

(i) all claims, damages, liabilities, losses, penalties, actions and/or judgments that are asserted against, paid or payable by the Borrower in connection with non-compliance with any Economic Sanctions Laws by the Company; and

(ii) any investigations involving possible non-compliance with Economic Sanctions Laws by the Company.

(d) The representations and warranties in this Clause 22.33 are made only to the extent that they do not result in (i) a violation of, conflict with or liability under EU Regulation (EC) 2271/96, as amended or (ii) a violation of or conflict with Section 7 of the German Foreign Trade Regulation (AWV) (Außenwirtschaftsverordnung) or a similar anti-boycott statute.

22.34 Times when representations made

(a) All the representations and warranties in this Clause 22 are made by each Original Obligor on the date of this Agreement and on the first Utilisation Date (provided that the representations and warranties in Clause 22.24 (Group Structure Chart) are made only on the date of this Agreement).

(b) The Repeating Representations are deemed to be made by each Obligor on:

(i) the date of each Utilisation Request;

(ii) each Utilisation Date;

(iii) the first day of each Interest Period;

(iv) the date of each Additional Facility Notice; and

(v) each Establishment Date.

(c) The Repeating Representations contained in paragraph (b) of Clause 22.12 (Financial statements) will only be made once in respect of each set of financial statements on the date such financial statements or Budget is delivered under this Agreement.

(d) All the representations and warranties made in Clauses 22.2 (Status), 22.3 (Binding obligations), 22.5 (Power and Authority) to 22.7 (Governing law and enforcement) inclusive, 22.10 (No default) (in respect of Events of Default only) and 22.12 (Financial Statements) are deemed to be made by each Additional Obligor with respect to it and its

|EU-DOCS\34803307.2||

Restricted Subsidiaries on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor, provided that in respect of Clause 22.12 (Financial statements) such Additional Obligor shall only be deemed to make a representation and warranty in respect of paragraph (b) of that Clause and only in respect of its most recent financial statements.

(e) Each representation and warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(f) Notwithstanding any other provisions to the contrary in this Clause 22, the representations and warranties set out in this Clause 22 shall be qualified by all of the information included in the Reports (including any annexes to such Reports) and any other information provided to the Arranger or the Agent in writing prior to the date of this Agreement.

23. Information Undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 23:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements) and the 2020 U.S. GAAP Financial Statements.

“Monthly Financial Statements” means the financial statements delivered pursuant to paragraph (c) of Clause 23.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements for a Financial Quarter delivered pursuant to paragraph (b) of Clause 23.1 (Financial statements).

23.1 Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)

(i) as soon as they are available, but in any event within one hundred twenty days after the end of each of its Financial Years (other than the 2020 Financial Year), its audited consolidated financial statements for that Financial Year (other than the 2020 Financial Year); and

(ii) if requested and only to the extent prepared, the financial statements (consolidated and/or audited if required by law or regulation) of any Obligor (other than the Company and the Parent) for that Financial Year, as soon as they are available;

(b) as soon as they are available, but in any event within forty-five (45) days after the end of each of its first three Financial Quarters in any Financial Year (other than in the case of the

|EU-DOCS\34803307.2||

first such Financial Quarter ending after the date of this Agreement, in which case, within sixty (60) days), its consolidated financial statements for that Financial Quarter; and

(c) as soon as they are available, but in any event within forty-five (45) days after the end of each month, its consolidated management accounts for that month.

The Lenders acknowledge that the Company has provided the 2020 U.S. GAAP Annual Financial Statements in sufficient copies for all the Lenders to the Agent prior to the First Amendment and Restatement Effective Date.

23.2 Provision and contents of Compliance Certificate

(a) The Company shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements (an “Annual Compliance Certificate”) and each set of its Quarterly Financial Statements which relates to a Financial Quarter ending on or about a Test Date.

(b) The Compliance Certificate shall, amongst other things:

(i) set out Consolidated EBITDA for the Relevant Period, the Asset Cover Value as at the relevant Test Date and whether Clause 24.2 (Financial condition) has been complied with for the Relevant Period;

(ii) set out Consolidated Net Indebtedness as at the relevant Test Date and the Total Net Leverage Ratio for the Relevant Period, and confirm the Margin as set out in the definition of “Margin”; and

(iii) in the case of an Annual Compliance Certificate, identify which members of the Restricted Group are Material Companies and confirm compliance with Clause 25.13 (Guarantors).

(c) Each Compliance Certificate shall be signed by two directors or officers of the Company one of which is the CFO or CEO.

(d) To the extent the Agent (acting on the instructions of the Lenders) waives any Event of Default (which is not remedied or cured) arising pursuant to paragraph (a)(i) of Clause 24.2 (Financial condition), the Company shall procure that the Compliance Certificate delivered with the first set of Annual Financial Statements delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements) following such waiver shall be certified by the Group’s auditors as giving a true and fair view of the Company’s compliance with paragraph (a)(i) of Clause 24.2 (Financial condition).

(e) For the avoidance of doubt, the Company may deliver a Compliance Certificate for any other Relevant Period, setting out Consolidated Net Indebtedness as at the last day of such Relevant Period, Consolidated EBITDA for such Relevant Period, and the Total Net Leverage Ratio for such Relevant Period, and confirming the Margin as set out in the definition of “Margin”.

|EU-DOCS\34803307.2||

23.3 Requirements as to financial statements

(a) The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and (in the case of consolidated Group accounts only) a cash flow statement. In addition, the Company shall procure that:

(i) each set of Annual Financial Statements shall be audited by the auditors;

(ii) each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the twelve (12) month period at the end of the relevant Financial Quarter or Financial Quarters; and

(iii) each set of Quarterly Financial Statements is accompanied by a statement by the directors or officers of the Company commenting on the performance of the Group for the Financial Quarter to which the financial statements relate and the performance compared to the annual budget for such period and any material developments or proposals affecting the Group or its business.

(b) The Company shall procure that each set of Monthly Financial Statements which relates to a month ending during the Liquidity Test Period shall include a consolidated 13-week cashflow forecast for the Group, which includes details of cash as at the last Monday immediately before the date of delivery of the Monthly Financial Statements and projected through the period.

(c) Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):

(i) shall be certified by a director or officer of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the audited Annual Financial Statements, and (subject to the Agent entering into an engagement letter with the auditors where so required by the auditors) a copy of any “letter to management” addressed to the management of the relevant company by the auditors in relation to those audited Annual Financial Statements shall be also be provided to the Agent in sufficient copies for the Lenders, when received by such company (or, if later, promptly following entry by the Agent into an engagement letter with the auditors where so required by the auditors);

(ii) in the case of the consolidated Quarterly Financial Statements or Annual Financial Statements of the Group, shall be accompanied by a statement by the directors or officers of the Company comparing actual performance for the period to which the financial statements relate, to:

(A) the projected performance for that period set out in the Budget; and

(B) the actual performance for the corresponding period in the preceding Financial Year of the Group;

|EU-DOCS\34803307.2||

(iii) subject to sub-paragraph (iv) below, shall be prepared in accordance with the Accounting Principles unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a material change in the Accounting Principles or the accounting practices and delivers to the Agent:

(A) sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether paragraph (a)(i) of Clause 24.2 (Financial condition) has been complied with, to determine the Margin asset out in the definition of “Margin” and to make an accurate comparison between the financial position indicated in those financial statements and the 2020 U.S. GAAP Annual Financial Statements; and

(B) a description of any change necessary for those financial statements to reflect U.S. GAAP or accounting practices upon which the 2020 U.S. GAAP Annual Financial Statements were prepared; and

(iv) shall, in relation to financial statements delivered after the First Amendment and Restatement Effective Date which relate to a period in time that commenced prior to the First Amendment and Restatement Effective Date regardless of whether such period ended prior to or after the First Amendment and Restatement Effective Date be prepared in accordance with U.S. GAAP.

(d) The Company shall, at the request of the Agent, authorise the auditors (at the expense of the Company) to prepare a report addressed to the Company confirming that the Company (or any other Obligor) has appropriately reflected the material change in the Accounting Principles or the accounting practices in those financial statements and shall provide copies of such report to the Agent on a “hold harmless” basis with the consent of the auditors and where so required by the auditors, subject to the Agent entering into an engagement with the auditors. Any reference in this Agreement (other than in Clause 23.10 (Reporting obligations in respect of a Listed Entity)) to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the 2020 U.S. GAAP Annual Financial Statements were prepared.

(e) The Company shall procure that the Monthly Financial Statements include a balance sheet, profit and loss account and cashflow statement and is accompanied by a statement by the directors of the Company commenting on the performance of the Group for the month to which the financial statements relate and any material developments or proposals affecting the Group or its business.

(f) The Company shall be entitled to extend or reduce a Financial Year by up to one week in respect of such Financial Year from time to time solely for the purposes of aligning (as closely as possible) the end of that Financial Year with 31 December.

(g) The Company in its sole discretion may satisfy its obligations under Clause 23.1 (Financial Statements) by delivering financial statements consolidated at the level of any Holding Company of the Company (as determined at the discretion of the Company), provided that, if requested by the Majority Lenders, the Company shall as soon as reasonably practicable following such request deliver details of any material adjustments that would

|EU-DOCS\34803307.2||

be required for the applicable Relevant Period to exclude the results of each person which is consolidated in such financial statements but is not a member of the Group.

(h) If the Company notifies the Agent of a change in accordance with paragraph (b)(iii) above, the Company and the Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. These amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations contained in this Agreement. If any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.

(i) Whilst an Event of Default is continuing and the Majority Lenders have reasonable grounds to believe that the financial information provided pursuant to this Agreement is incorrect, if the Agent (acting on the instructions of the Majority Lenders) wishes to discuss the financial position of any member of the Restricted Group with the auditors, the Agent may notify the Company, stating the questions or issues which the Agent wishes to discuss with the auditors. In this event, the Company must ensure that the auditors are authorised (at the expense of the Company but subject to the Agent (acting on the instructions of the Majority Lenders) entering into an engagement with the auditors):

(i) to discuss the financial position of each member of the Restricted Group with the Agent on request from the Agent; and

(ii) to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

23.4 Budget

(a) The Company shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available but in any event within thirty (30) days from the start of each of its Financial Years, an annual Budget for that Financial Year, with the first such Budget to be delivered in respect of the Financial Year commencing 1 January 2020.

(b) The Company shall ensure that each Budget:

(i) includes a projected consolidated profit and loss account, balance sheet and cashflow statement for the Group, projected financial covenant calculations, relevant key performance indicators and a capital expenditure plan together with commentary;

(ii) is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 23.1 (Financial statements) and is broken down on a monthly basis; and

(iii) has been approved by the board of directors of the Company.

(c) If the Company updates or changes the Budget in any material respect, it shall promptly within ten (10) Business Days of each Quarter Date deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written

|EU-DOCS\34803307.2||

explanation of the main changes in that Budget which have been made in such immediately preceding Financial Quarter ending in such Quarter Date.

23.5 Unrestricted Subsidiaries

If any Subsidiaries of the Company have been designated as Unrestricted Subsidiaries, the information delivered under paragraph (a) and (b) of Clause 23.1 (Financial statements), Clause 23.2 (Provision and contents of Compliance Certificate) and Clause 23.4 (Budget) will include reasonably detailed information as to the financial condition of the Restricted Group separate from that of the Unrestricted Subsidiaries.

23.6 ERISA-Related information

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a) promptly and in any event within fifteen (15) days after any Obligor or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

(b) promptly and in any event within fifteen (15) days after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such Obligor or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event; provided that, in the case of ERISA Events under paragraph (e) of the definition thereof, the fifteen (15) day period set forth above shall be a ten-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event;

(c) promptly, and in any event within fifteen (15) days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if each Obligor and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; (iii) the adoption of, or the commencement of contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (iv) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Obligor, a detailed written description thereof from the Chief Financial Officer of each affected Obligor or ERISA Affiliate, as applicable; and

(d) copies of (i) any documents described in Section 101(k)(1) of ERISA that an Obligor or any ERISA affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that an Obligor or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that, the Obligor or the applicable ERISA Affiliate shall promptly make a request for such documents or notices

|EU-DOCS\34803307.2||

from the administrator or sponsor of such Multiemployer Plan upon written request by the Lender, and shall provide copies of such documents and notices promptly after receipt thereof.

23.7 Information – miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a) as soon as reasonably practicable after they are dispatched, copies of all documents required by law to be dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Restricted Group and which would involve a liability, or a potential or alleged liability exceeding £10,000,000 (or its equivalent in other currencies);

(c) promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any member of the Group and which would involve a liability, or a potential or alleged liability, exceeding £10,000,000 (or its equivalent in other currencies);

(d) promptly, such information as the Collateral Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e) promptly on request, such further information regarding the financial condition, assets and operations of the Restricted Group and/or any member of the Restricted Group (including any requested amplification or explanation of any item in the financial statements or budgets provided by any Obligor under this Agreement or any changes to senior management of the Group) as any Finance Party through the Agent may reasonably request;

(f) promptly such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice;

(g) promptly upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the provisions of this Agreement, the details of any such designation or redesignation; and

(h)

(i) as soon as reasonably practicable following the earlier of: (A) notice of any event of default being received by the Company or Restricted Subsidiary and (B) the Company or any Restricted Subsidiary becoming aware of any event of default, information on any default under the terms of the Miami Loans;

|EU-DOCS\34803307.2||

(ii) as soon as reasonably practicable upon request, reasonable details of any material amendment to the Miami Loans (including, for the avoidance of doubt, any extension of maturity, increase in commitments or insertion of financial covenants); and

(iii) as soon as reasonably practicable following delivery of the same, a copy of any compliance certificate delivered pursuant to the terms of the Miami Loans.

23.8 Notification of default

(a) Each Obligor shall notify the Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b) Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.9 “Know your customer” checks

(a) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii) any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer which has entered into a Confidentiality Undertaking, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied (acting reasonably) it has complied with

|EU-DOCS\34803307.2||

all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c) The Company shall, by not less than five (5) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Restricted Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender which has signed a Confidentiality Undertaking) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Obligor.

(e) In relation to each Original Obligor that is not an Original Borrower, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.10 Reporting obligations in respect of a Listed Entity

(a) Notwithstanding this Clause 23 (Information undertakings) and any other term of the Finance Documents, for so long as any member of the Group or any direct or indirect Holding Company of the Company remains listed on any recognised investment or other stock exchange (the “Listed Entity”), delivery to the Agent of a copy of each set of financial statements of the Listed Entity and (to the extent applicable) any ad hoc press release or filing of the Listed Entity which are delivered to the relevant regulators or disclosed in accordance with the applicable stock exchange rules (in each case promptly following the date on which such financial statements or ad hoc press release or filing has been delivered to the relevant regulators or disclosed in accordance with the applicable stock exchange rules), or notice to the Agent that such information has been filed with the relevant regulators or disclosed in accordance with the applicable stock exchange rules and confirming where the filings can be electronically assessed by the general public, shall be deemed to satisfy all reporting and other information obligations of this Agreement (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary) such that no further documents, statements or information shall be required to be delivered pursuant to this Agreement, provided that, where applicable, each Obligor shall still be required to comply with any obligation to:

|EU-DOCS\34803307.2||

(i) notify the Agent of any Default that is continuing in accordance with Clause 23.8 (Notification of default);

(ii) deliver Compliance Certificates with the Annual Financial Statements and Quarterly Financial Statements in accordance with Clause 23.2 (Provision and contents of Compliance Certificate); and

(iii) deliver any “know your customer” information in accordance with Clause 23.9 (“Know your customer” checks).

(b) Notwithstanding this Clause 23 (Information undertakings) and any other term of the Finance Documents, all reporting and other information requirements in the Finance Documents (including, for the avoidance of doubt, the obligations of any member of the Group under paragraph (i) of Clause 23.3 (Requirements as to financial statements) above and Clause 25.10 (Access) below) shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group or any direct or indirect Holding Company of the Company and no such disclosure (other than the delivery of information pursuant to Clause 23.1 (Financial statements), Clause 23.2 (Provision and contents of Compliance Certificate), Clause 23.8 (Notification of default) and Clause 23.9 (“Know your customer” checks)) shall be required if as a result of such disclosure a member of the Group or any direct or indirect Holding Company of the Company would be obliged to make an announcement to the relevant listing authorities and/or stock exchange (or in accordance with applicable listing, disclosure and/or stock exchange rules) which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.

24. Financial covenant

24.1 Financial definitions

“Accounting Reference Date” means on or around 31 December.

“Consolidated EBITDA” means for any Relevant Period, the net profit or loss determined on the basis of the Accounting Principles of the Company and its Restricted Subsidiaries on a consolidated basis for such period:

(a) before deducting taxes based on the income or profits of the Company and its Restricted Subsidiaries for such period;

(b) excluding the aggregate amount of accrued interest and any other interest expense, amortization, commissions, discounts, premiums and other fees and charges in the nature of (or similar to) interest expense paid or received in that period in respect of Indebtedness;

(c) excluding any depreciation (including lease depreciation charges) amortisation and impairment charges incurred by the Company and its Restricted Subsidiaries in that period (taking no account of the reversal of any previous impairment charge made in that period);

|EU-DOCS\34803307.2||

(d) excluding the costs and expenses incurred by the Company and its Restricted Subsidiaries in relation to the opening of any new sites prior to the relevant final opening date of any such site for that period;

(e) before taking into account the non-cash element of any rent paid by the Company and its Restricted Subsidiaries in that period;

(f) before taking into account any unrealised foreign currency gain or loss in respect of Indebtedness (including Hedging Obligations) of, or relating to the translation of assets and liabilities denominated in currencies other than the Base Currency by, the Company and its Restricted Subsidiaries for that period;

(g) after adding back with respect to any person that is not a member of the Restricted Group (including associates and joint ventures) in which the Company or any Restricted Subsidiary has an ownership interest in that period, an amount equal to the proportion of those items described in sub-paragraphs (a) to (c) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s net profit or loss;

(h) before taking into account any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature, including, but not limited to, any fees, costs, expenses or charges (including all legal, accounting, rating agency and other professional fees and expenses, including expenses relating to enhanced accounting functions or other transaction costs associated with becoming a public company) paid or payable in that period in connection, or otherwise associated, with any actual, proposed or contemplated Listing and after adding back other items included in operating expenses, which are outside the normal scope of the Company’s or its Restricted Subsidiaries’ ordinary activities or any other non-cash charges, write-downs, expenses, losses or items reducing net profit for such period including any impairment charges or the impact of purchase accounting or other items classified by the Company as special items;

(i) after adding back (to the extent otherwise deducted) any loss against book value incurred by the Company and its Restricted Subsidiaries on the disposal and/or revaluation of assets (other than the sale of trading stock or the sale of any investments in Cash Equivalents held by such Person in the ordinary course of business) during such period and any business interruption loss incurred which is covered by insurance proceeds received;

(j) after deducting (to the extent otherwise included) any gain over book value arising in favour of the Company and its Restricted Subsidiaries on the disposal and/or revaluation of any asset (other than the sale of trading stock or the sale of any investments in Cash Equivalents held by such Person in the ordinary course of business) during such period and any gain arising on any revaluation of any asset during such period;

(k) without taking into account the net cash gain or loss from any write down, release or forgiveness of any Indebtedness;

(l) before taking into account the adjusted net profit or loss of Soho Works North America Group on a consolidated basis for such period;

|EU-DOCS\34803307.2||

(m) after adding back any deferred registration fees paid by members in that period; and

(n) after adding back any non-cash compensation charge or expense of the Company and its Restricted Subsidiaries (and, for the avoidance of doubt, excluding any such charge or expense of any direct or indirect Holding Company of the Company) for such period arising from any grant of stock, stock options or other equity based awards, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining net profit or loss of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the Accounting Principles and so that no amount shall be included or excluded more than once.

“Consolidated Net Indebtedness” means, with respect to the Company and its Restricted Subsidiaries:

(a) Debt as of the relevant date of calculation; less

(b) the amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries as of such date.

“Debt” means, at any time, the aggregate outstanding principal, capital or nominal amount of the Indebtedness of the Company and its Restricted Subsidiaries (on a consolidated basis) excluding (without double counting):

(a) the amount of all SPV Indebtedness;

(b) the amount of all Capital Lease Obligations;

(c) any Hedging Obligations (save to the extent the underlying liability has become due and payable and has not been paid);

(d) any Indebtedness of others secured by a Lien on the assets of the Company or any Restricted Subsidiary (save to the extent the underlying liability has become due and payable and has not been paid); and

(e) any guarantee of any Indebtedness of any other person (save to the extent the underlying liability has become due and payable and has not been paid).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means each 52-week accounting period of the Company ending on or about the Accounting Reference Date in each year subject to paragraph (e) of Clause 23.3 (Requirements as to financial statements).

“Indebtedness” has the meaning given to that term in Schedule 14 (Restrictive Covenants).

“Pro Forma” means, with respect to any pro forma calculation or projection made or required to be made pursuant to the terms of this Agreement, a pro forma calculation or projection made in

|EU-DOCS\34803307.2||

good faith by the Company’s chief financial officer (or such other person who is performing the functions of the chief financial officer or finance director).

“Pro Forma Adjustment” means, in respect of Consolidated EBITDA (including for the purpose of calculating the Total Net Leverage Ratio) for any Relevant Period, a Pro Forma adjustment for identifiable increases in Consolidated EBITDA resulting from cost synergies or costs savings arising in relation to any Permitted Acquisition which are reasonably achievable within twelve (12) Months from the date of completion of that Permitted Acquisition, provided that:

(a) in respect of the amount of each part of the Pro Forma increase in the Consolidated EBITDA of the Restricted Group which is attributable to such adjustment, such increase shall be certified by the chief financial officer of the Company with such certification accompanied by reasonably detailed analysis of such increase;

(b) the aggregate amount of all such adjustments to Consolidated EBITDA, to the extent they result in an increase in Consolidated EBITDA, shall not exceed an aggregate amount equal to 15 per cent. of Consolidated EBITDA for the most recent Relevant Period; and

(c) such cost savings or synergies will cease to be included in any calculation of Consolidated EBITDA as Pro Forma Adjustments once they are (or at any time have proved to not to be capable of being) realised or to the extent that they have not been realised within the twelve (12) month period from the date of the relevant Permitted Acquisition.

“Quarter Date” means on or about each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year.

“Relevant Period” means (a) (if ending on a Quarter Date or Test Date) each period of four (4) consecutive Financial Quarters ending on that Quarter Date or Test Date or (b) (if ending on the day of a month not being a Quarter Date) the period of twelve (12) consecutive months ending on the last day of a calendar month.

“Test Date” means each Quarter Date or, if such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

“Total Net Leverage Ratio” of the Company means, as of any date of determination, the ratio of (1) the Consolidated Net Indebtedness as of the end of the most recent quarterly period for which financial statements are available to (2) Consolidated EBITDA for the most recent four (4) quarters for which financial statements are available, in each case with applicable Pro Forma Adjustment.

24.2 Financial condition

(a) The Company shall ensure that:

(i) as at each Test Date on or following 31 December 2020, Consolidated EBITDA in respect of the Relevant Period ending on such Test Date shall not be less than the amount corresponding to such Test Date set out in the table below:

|EU-DOCS\34803307.2||

Test Date	Consolidated EBITDA
31 December 2020	-£5,000,000
31 March 2021	-£18,000,000
30 June 2021	-£22,000,000
30 September 2021	-£5,000,000
31 December 2021	£0
31 March 2022	£15,000,000
30 June 2022 or thereafter	£32,000,000

; and

(ii) as at such Test Date on or following 31 March 2021, the Total Original Revolving Facility Commitments do not exceed 50% of the Asset Cover Value.

(b) As at 5.00 p.m. on each Relevant Test Date, Liquidity shall not be less than £20,000,000.

For the purpose of this paragraph (b):

“Relevant Test Date” means any Test Date that falls within the Liquidity Test Period.

“Liquidity” means the sum of:

(a) the amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries, excluding Trapped Cash; and

(b) the amount of undrawn commitments for indebtedness to the extent the relevant commitment is available to be drawn in cash in accordance with the terms thereof and to the extent that such commitment would be permitted to be drawn under the terms of this Agreement directly or indirectly available (after customary notice) to the Company or any of its Restricted Subsidiaries.

“Liquidity Test Period” means the period from (and including) 31 March 2021 to (and including) the earlier of (i) 31 December 2021 and (ii) provided that the Company has delivered a certificate confirming that Consolidated EBITDA for any Relevant Period ending on or following 31 March 2021 was not less than £32,000,000, the last day of such Relevant Period.

24.3 Calculation

(a) Save as otherwise provided in this Agreement, the financial covenants set out in Clause 24.2 (Financial condition) shall be calculated in accordance with the Accounting Principles as used in the preparation of the 2020 U.S. GAAP Annual Financial Statements and tested by reference to the relevant financial statements delivered pursuant to Clause 23.1

|EU-DOCS\34803307.2||

(Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate).

(b) For the purposes of this Clause 24 (Financial covenant), in respect of any Relevant Period, the exchange rates for determination of Consolidated Net Indebtedness for that Relevant Period shall be (i) with respect to Indebtedness for which the Restricted Group has entered into cross currency swaps, the rate at which such swap has been entered into and (ii) with respect to all other Indebtedness, the exchange rate used in the calculation of Consolidated EBITDA in accordance with paragraph (c) below.

(c) For the purposes of this Clause 24 (Financial covenant) in respect of any Relevant Period, the exchange rates used in the calculation of Consolidated EBITDA shall be the weighted average exchange rates for the Relevant Period determined in accordance with the Accounting Principles.

(d) For the purposes of calculating Consolidated EBITDA under this Agreement for any period, if during such period the Company or any Restricted Subsidiary (by merger or otherwise) has made a Permitted Acquisition, the Company shall be permitted to calculate Consolidated EBITDA for the Relevant Period after giving effect to a Pro Forma Adjustment as if such Permitted Acquisition had occurred on the first day of such period.

(e) In relation to the definitions set out in Clause 24.1 (Financial definitions) and all other related provisions of the Finance Documents (including this Clause 24.3):

(i) all calculations will be as determined in good faith by the chief financial officer or finance director of the Restricted Group (or such other person as is performing the functions of the chief financial officer or finance director), including in respect of savings and synergies;

(ii) all calculations in respect of synergies and savings (in each case actual or anticipated) may be made as though the full run-rate effect of such synergies and savings were realised on the first day of the relevant period, provided that such cost savings and synergies will cease to be included in any calculation of Consolidated EBITDA as Pro Forma Adjustments once they are (or at any time have proved to not be capable of being) realised or to the extent that they have not been realised within the twelve (12) month period from the date of completion of the relevant Permitted Acquisition; and

(iii) notwithstanding any provision of this Agreement, any cost synergies and cost savings included on a pro forma basis must comply with the limits contained in the definition of “Pro Forma Adjustment”.

(f) In the event that:

(i) any Accounting Reference Date is adjusted by the Company for the sole purpose of avoiding an Accounting Reference Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date falls on a particular day of the week; or

|EU-DOCS\34803307.2||

(ii) there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any financial definition or ratio under the Finance Documents the Company may treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(g) Unless a contrary indication appears, a reference to Consolidated EBITDA is to be construed as a reference to the Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis.

(h) Notwithstanding anything to the contrary in this Agreement or the occurrence of the First Amendment and Restatement Effective Date, in relation to any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease (“Operational Leases”) under the Accounting Principles as applied in the Original Financial Statements (the “Original Accounting Principles”), to the extent such Operational Leases are subsequently treated as a finance lease or capital lease or otherwise required to be included as an on-balance sheet liability as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles, such obligations shall be, unless the Company elects otherwise, treated in accordance with the Original Accounting Principles.

(i) Notwithstanding any other term of any Finance Document, any Short-Term Shareholder Funding shall be excluded from Cash or Cash Equivalents for the purposes of calculating Consolidated Net Indebtedness (for the avoidance of doubt, only so long as it constitutes Short-Term Shareholder Funding in accordance with the definition thereof).

(j) For the avoidance of doubt, Consolidated EBITDA shall be calculated by reference to the Company and its Restricted Subsidiaries from time to time. Notwithstanding any accounting principles relating to entities under “common control” to the contrary, such calculation of Consolidated EBITDA shall not consolidate or otherwise include (other than to the extent of the Company and its Restricted Subsidiaries’ proportionate share (if any) of) the net profit or loss of any company, joint venture, business or other person that is not a Restricted Subsidiary of the Company (including, for the avoidance of doubt, as at the First Amendment and Restatement Effective Date, Soho Restaurants Limited and its Subsidiaries from time to time) (in each case, a “Third Party”) regardless of whether or not such Third Party may be controlled by the same party or parties that control the Company and its Restricted Subsidiaries.

25. General Undertakings

The undertakings in this Clause 25 remain in full force and effect from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

|EU-DOCS\34803307.2||

25.1 Authorisations

Each Obligor shall promptly:

(a) do all such things as are necessary to maintain its status as a legal entity;

(b) obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation:

(i) of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents to which it is a party;

(ii) of a Relevant Jurisdiction to ensure (subject to the Perfection Requirements and Legal Reservations) the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(iii) of a Relevant Jurisdiction or any jurisdiction where it conducts its business to carry on its business except to the extent that failure to so do does not have and is not reasonably likely to have a Material Adverse Effect.

25.2 Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure to so comply has or is reasonably likely to have a Material Adverse Effect.

25.3 Taxation

(a) Each Obligor shall (and the Company shall ensure that each member of the Restricted Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed (taking into consideration Government Authority guidance of concession) without incurring penalties unless and only to the extent that:

(i) such payment is being contested in good faith;

(ii) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements); and

(iii) such payment can be lawfully withheld and failure to pay those Taxes does not and is not reasonably likely to have a Material Adverse Effect.

(b) No Obligor shall and the Company shall ensure that no member of the Restricted Group will change its residence for Tax purposes except to the extent that such change would not be materially and adversely prejudicial to the Finance Parties.

|EU-DOCS\34803307.2||

25.4 Charged Property

Each Obligor shall:

(a) repair and keep in good working order and substantial repair and condition to the reasonable satisfaction of the Collateral Agent, all the Charged Property at any time forming part of the Transaction Security;

(b) other than in accordance with an Asset Sale permitted by paragraph 1 (Asset Sales) of Schedule 14 (Restrictive Covenants), not at any time without the prior written consent of the Collateral Agent sever or remove any of the fixtures forming part of the Charged Property or any of the plant or machinery (other than stock in trade or work in progress) on or in the Charged Property (except for the purpose of any necessary repairs or replacement of it);

(c) comply with and observe and perform (i) all material covenants and obligations and all applicable requirements of all planning legislation, regulations and by-laws relating to the Charged Property, (ii) any conditions attaching to any planning permissions relating to or affecting the Charged Property and (iii) any notices or other orders made by any planning or other public body in respect of all or any part of the Charged Property in all material respects;

(d) other than as permitted by paragraph 1 (Asset Sales) of Schedule 14 (Restrictive Covenants), not serve any notice to terminate, or do or omit to do anything which may render any of the leases of real property vested in the Restricted Group liable to termination, or to vary any such leases where to do so would have a Material Adverse Effect; and

(e) if requested by the Collateral Agent (acting on the instructions of the Instructing Group (as defined in the Intercreditor Agreement)), apply for relief from forfeiture or equivalent in relation to any leasehold properties occupied by the Restricted Group where not to do so would have a Material Adverse Effect.

25.5 Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Restricted Group taken as a whole from that carried on by the Group at the date of this Agreement.

25.6 Preservation of assets

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.7 Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other

|EU-DOCS\34803307.2||

unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.8 Insurance

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group will) maintain insurances (with reputable independent insurance companies or underwriters) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.9 Pensions

Each Obligor shall comply (and the Company shall procure that each of its Restricted Subsidiaries complies) with all applicable law and regulation in respect of the pension schemes operated by or maintained for the benefit of any member of the Group and/or any of their employees where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.10 Access

Whilst an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each member of the Restricted Group and the Parent will permit the Agent and/or the Collateral Agent and/or accountants or other professional advisers of the Agent or Collateral Agent access at all reasonable times and on reasonable notice at the risk and cost of the Obligors to:

(a) inspect the headquarters of the Company and/or each of the Borrowers;

(b) inspect the assets, books, accounts and records of each member of the Restricted Group and the Parent and to take copies and extracts from such books, accounts and records (but not, for the avoidance of doubt, to make physical inspections thereof at the headquarters or other premises of any such member of the Restricted Group other than each of the Borrowers as provided under paragraph (a) above); and

(c) meet and discuss matters with senior management,

provided that in exercising such rights the Agent, the Collateral Agent and/or its accountants or professional advisers shall have regard for the need to keep disruption to the business to a minimum.

25.11 Intellectual Property

(a) Each Obligor shall, and the Company shall procure that each member of the Restricted Group will take reasonable steps to:

(i) take action against infringers of its material Intellectual Property which is necessary for the business of the relevant Restricted Group member;

(ii) make registrations and pay all registration fees and taxes necessary to maintain the material Intellectual Property in full force and effect; and

(iii) not discontinue the use of any material trade marks,

|EU-DOCS\34803307.2||

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b) Each Obligor shall not and the Company shall procure that each member of the Restricted Group shall not, notwithstanding anything to the contrary in any Transaction Security Document, and save for any Permitted Liens (excluding for this purpose any Permitted Liens under paragraphs (6), (12) (unless such Lien constitutes Transaction Security), (17), (20), (26) (unless such Lien constitutes Transaction Security) and (28)) sell, dispose of or encumber (other than under a Transaction Security Document or a lease or licence) the brand name “Soho House” or any derivative name of “Soho House”.

25.12 Shareholder loans

The Company will ensure that any amounts lent into the Group by the Parent or any Holding Company of the Parent shall be made by way of Shareholder Funding from the Parent (or any Successor Parent or Parent Entity, as applicable) to the Company.

25.13 Guarantors

(a) The Company shall ensure that, subject to the Agreed Security Principles, as soon as reasonably practicable and in any event within 45 days of the due date for delivery of the Compliance Certificate in respect of each of the Annual Financial Statements:

(i) all Material Companies are Guarantors; and

(ii) the aggregate EBITDA and gross assets of the Guarantors (calculated on an unconsolidated basis, excluding the EBITDA of any member of the Restricted Group that generates negative EBITDA and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group), represents not less than 85 per cent. of the Consolidated EBITDA and gross assets of the Restricted Group (tested annually and calculated by reference to the most recent annual financial statements of the members of the Restricted Group (the test referred to in this Clause 25.13 being the “Coverage Test”)). For the purpose of determining whether the Coverage Test has been complied with, the Annual Financial Statements shall be adjusted to give pro forma effect to any acquisitions (including through mergers or consolidations) and Disposals of companies, undertakings and businesses which have taken place prior to the last day of the period covered by such Annual Financial Statements and, where this test has to be satisfied in order for a Disposal or resignation of an Obligor to be permitted hereunder, to give pro forma effect to the relevant Disposal or resignation, provided that for the Coverage Test tested by reference to the Annual Financial Statements for the Financial Year ending 31 December 2020, the Coverage Test shall be determined by reference to gross assets only (and, for the avoidance of doubt, not by reference to EBITDA), unless, in each case, any member of the Restricted Group required to become a Guarantor in accordance with this paragraph is incorporated in a jurisdiction where no Guarantor is currently incorporated, in which case, the applicable time period for such member of the Restricted Group to become a Guarantor in accordance with this paragraph shall be extended to 90 days.

|EU-DOCS\34803307.2||

(b) Subject to the Agreed Security Principles, the Company shall ensure that any member of the Restricted Group that is or becomes a guarantor in respect of the Senior Facilities shall promptly become an Additional Guarantor pursuant to Clause 29.4 (Additional Guarantors).

(c) An Obligor which is a Guarantor on the Closing Date may not resign as a Guarantor under this Agreement unless (i) it is being disposed of in accordance with the terms of this Agreement, or (ii) as otherwise agreed by the Majority Lenders.

(d) Notwithstanding anything else in this Agreement there shall be no requirement for an Excluded SPV or Soho House (Hong Kong) Limited to accede to this Agreement as a Guarantor, and each Excluded SPV’s and Soho House (Hong Kong) Limited’s contribution to the aggregate Consolidated EBITDA and aggregate gross assets of the Restricted Group shall be disregarded for the purposes of calculating the Coverage Test.

(e) To the extent that the Group Structure Chart is no longer true, complete and accurate in all material respects as at the Closing Date, the Company shall, within sixty (60) days of the Closing Date, deliver to the Agent an updated group structure chart that is true, complete and accurate in all material respects as of the Closing Date.

25.14 Compliance with ERISA

No Obligor shall:

(a) allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any Obligor or any of its ERISA Affiliates may have any liability to terminate, (ii) any Obligor or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur, or (iv) any Employee Plan to fail to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, could have a Material Adverse Effect;

(b) allow, or permit any of its ERISA Affiliates to allow, (i) the aggregate amount of Unfunded Pension Liability among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liability) at any time to be in an amount that would reasonably be expected to have a Material Adverse Effect; or (ii) the aggregate potential withdrawal liability under Section 4201 of ERISA, if the Borrower and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans, to be in an amount that would reasonably be expected to have a Material Adverse Effect; or

(c) fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

25.15 Federal Reserve regulations

Each U.S. Borrower will use the Facility without violating Regulations T, U and X.

|EU-DOCS\34803307.2||

25.16 Compliance with the 1940 Act

No Obligor shall be required to be registered as an “investment company” as such term is defined in the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will cause the Obligor to violate any provision of the 1940 Act or any rule, regulation or order of the SEC under the 1940 Act.

25.17 Further assurance

(a) Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each member of the Restricted Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favour of the Collateral Agent or its nominee(s)):

(i) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution and/or registration of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Collateral Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii) to confer on the Collateral Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii) following the occurrence of an Event of Default that is continuing and in respect of which notice has been given under paragraph (b) of Clause 26.18 (Acceleration) or an event specified under Clause 26.19 (U.S. insolvency acceleration) has occurred, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b) Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each member of the Restricted Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Collateral Agent or the Finance Parties by or pursuant to the Finance Documents.

25.18 Further covenants

In addition to the covenants contained in this Clause 25 (General Undertakings), the Company and each Obligor covenant and agree as set forth in Schedule 14 (Restrictive Covenants) hereto.

|EU-DOCS\34803307.2||

25.19 Unrestricted Subsidiaries

(a) Nothing in this Agreement shall restrict a Borrower from designating a member of the Group as an Unrestricted Subsidiary (provided that such Subsidiary meets the requirements for such designation set out in Schedule 14 (Restrictive Covenants)).

(b) If a member of the Group is designated as an Unrestricted Subsidiary, each Obligor will ensure that the Unrestricted Subsidiary does not (and will, for so long as it is an Unrestricted Subsidiary, not) legally or beneficially own shares in any Restricted Subsidiary.

(c) Each Obligor will ensure that no Excluded SPV legally or beneficially owns any shares in an Obligor, and that no Excluded SPV legally or beneficially owns any shares in an entity that is a Restricted Subsidiary (other than an Excluded SPV).

25.20 Change in Accounting Reference Date

No Obligor shall change its Accounting Reference Date to a date which is not on or around 31 December.

25.21 Centre of main interests

No Obligor which is incorporated in a member state of the European Union shall do anything to change the location of its centre of main interests, for the purposes of the EU Insolvency Regulation, from the jurisdiction of its incorporation.

25.22 Sanctions

(a) The Company and its Subsidiaries will not directly or indirectly use any proceeds from any Loan, or lend, contribute or otherwise make available such proceeds to any other person, entity, joint venture or organisation: (i) to fund, finance or facilitate any agreement, transaction, dealing or relationship with or for the benefit of any Designated Person (or involving any property thereof), involving any Sanctioned Territory; or (ii) in any other manner that could reasonably be expected to result in a violation of Economic Sanctions Law by any person, including any person participating in the transactions contemplated in the Finance Documents, whether as Finance Party, adviser or otherwise.

(b) The undertaking in paragraph (a) above is given only to the extent that it does not result in (i) a violation of, conflict with or liability under EU Regulation (EC) 2271/96, as amended (or any implementing law or regulation in any member state of the European Union); (ii) a violation of or conflict with Section 7 of the German Foreign Trade Regulation (AWV) (Außenwirtschaftsverordnung); or (iii) any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

25.23 Anti-Bribery Laws

(a) No Obligor nor any of its directors, officers nor, to its knowledge, any employee nor any person authorised to act on its behalf will (and the Company shall ensure that no Subsidiary nor any of its directors or officers nor, to its knowledge, employees nor any person authorised to act on its behalf will) violate the Anti-Bribery Laws directly or indirectly through a third party, or will make any bribe, unlawful rebate or kickback or will otherwise

|EU-DOCS\34803307.2||

corruptly pay, offer, promise, or authorize the payment of money, a gift or anything of value, directly or indirectly, to any Government Official for the purpose of:

(i) improperly influencing any act or decision of such person in his/her official capacity;

(ii) inducing such person to act (including through action or omission) in violation of the lawful duty of such person;

(iii) securing any improper advantage; or

(iv) inducing such person to use his/her influence to improperly affect or influence any act or decision of a Government Authority,

in order to assist an Obligor, any Subsidiary or any other third party in obtaining or retaining business for or with, or directing business to, any person, in each case of (i) through (iv), in violation of Anti-Bribery Laws.

(b) Each Obligor shall (and the Company shall ensure that each Subsidiary shall):

(i) conduct its businesses in compliance with all applicable Anti-Bribery Laws; and

(ii) within twelve (12) months of the date of this Agreement, implement reasonable policies and procedures designed to promote and achieve compliance with Anti-Bribery Laws and maintain and review such policies on an on-going basis.

25.24 Qualifying listing / ratings trigger

(a) Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Ratings Condition (as defined in paragraph (c)(ii) below) is satisfied (the “Suspension Period”) (or permanently following satisfaction of the Qualifying IPO Condition), the following obligations and restrictions shall be suspended and shall not apply:

(i) (A) the requirement to deliver an annual budget under Clause 23.4 (Budget) or any other forward looking financial information to the Lenders (or any other Finance Party) pursuant to Clause 23 (Information Undertakings) and any requirement in this Agreement to provide information that is referable back to such annual budget or other forward looking financial information; and (B) the requirement to provide monthly financial statements pursuant to Clause 23 (Information Undertakings);

(ii) the restrictions under Clause 25.8 (Insurance);

(iii) the restrictions under Clause 25.9 (Pensions);

(iv) the requirements of Clause 25.13 (Guarantors) and any other requirement under this Agreement for any member of the Group to accede as an Additional Guarantor or provide Transaction Security;

|EU-DOCS\34803307.2||

(v) the restrictions under paragraph 1 (Asset Sales) of Schedule 14 (Restrictive Covenants);

(vi) the restrictions under paragraph 2 (Restricted Payments) of Schedule 14 (Restrictive Covenants) together with any other restriction under this Agreement or any other Finance Document on the distribution of dividends, return of share capital or other type of shareholder, Investor or an Affiliate of an Investor remuneration or payment;

(vii) the restrictions under paragraph 3 (Incurrence of Indebtedness and issuance of preferred stock) of Schedule 14 (Restrictive Covenants);

(viii) the restrictions under paragraph 7 (Transactions with Affiliates) of Schedule 14 (Restrictive Covenants); and

(ix) the restrictions under paragraph 9 (Passive Holding Company) of Schedule 14 (Restrictive Covenants).

(b) If at any time after a Ratings Condition has been satisfied and a Ratings Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Documents that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default, provided that any such contractual commitments were entered into during the Suspension Period and not in anticipation of the Ratings Condition no longer being satisfied. All Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the date of this Agreement and included in the schedule of Indebtedness delivered as a condition precedent pursuant to Clause 4.1 (Initial conditions precedent), so that it is classified as permitted under paragraph 3.2.2 of Schedule 14 (Restrictive Covenants).

(c) For the purposes of this Clause 25.24, the “Release Condition” means satisfaction of one of the following conditions (or, in each case, if an Event of Default is continuing on such date, as and from the first date thereafter on which no Event of Default is continuing):

(i) a Listing has occurred which does not constitute a Change of Control and the Total Net Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Agent (adjusted so that the proceeds of that Listing received by the Group are deemed to have been received on the last day of that Relevant Period) is equal to or less than 4.00:1 (the “Qualifying IPO Condition”); or

(ii) the long-term corporate credit rating of the Group is equal to or better than Baa3 according to Moody’s and BBB- according to S&P (the “Ratings Condition”).

|EU-DOCS\34803307.2||

25.25 People with Significant Control regime

(a) In relation to an Original Obligor incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a “Charged Company”), within 20 Business Days of the Closing Date, the Company shall provide to the Agent:

(i) a certificate of an authorised signatory of the Company certifying that:

(A) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier than 5 Business Days prior to the date of such certificate; or

(ii) a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

(b) Each Obligor incorporated in England and Wales shall (and the Company shall ensure that each other Restricted Subsidiary that is incorporated or established in England and Wales will):

(i) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(ii) promptly provide the Collateral Agent with a copy of that notice.

25.26 Conditions subsequent

(a) The Company shall ensure that within one Business Day following the Closing Date, it has prepaid and cancelled (or procured the prepayment and cancellation) in full of all amounts outstanding under, and all commitments under, the Existing Debt.

(b) The Company shall ensure that, within 30 days following the Closing Date the Agent has received (or (acting on the instruction of the Majority Lenders) has waived receipt of):

(i) the security confirmation and additional share pledge agreement over the shares and associated ancillary rights of Soho House Limited in Soho House Berlin GmbH;

|EU-DOCS\34803307.2||

(ii) a legal opinion of White & Case LLP, legal advisers to the Finance Parties as to German law in relation to the validity and enforceability of the German law Transaction Security Documents; and

(iii) a legal opinion of Latham & Watkins LLP, legal advisers to the Parent as to German law in relation to the capacity of the Obligors incorporated or established in Germany to enter into the German law Transaction Security Documents, in each case, in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders, in each case acting reasonably).

26. Events of Default

Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.18 (Acceleration) to Clause 26.21 (Excluded matters)).

26.1 Non‑payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a) in the case of principal and interest (other than Compounded Rate Interest Payment), such non-payment is made within three (3) Business Days of its due date;

(b) in the case of any Compounded Rate Interest Payment, payment is made within three (3) Business Days of the later (i) its due date and (ii) the date falling three RFR Banking Days after the date on which the Agent notified that Borrower of the amount of that Compounded Rate Interest Payment in accordance with Clause 12.5 (Notification of rates of interest); or

(c) in the case of any other amount, payment is made within five (5) Business Days of its due date.

26.2 Financial covenant and Compliance Certificate

(a) Any requirement of Clause 24.2 (Financial condition) is not satisfied.

(b) A Compliance Certificate is not delivered in accordance with the requirements of Clause 23.2 (Provision and contents of Compliance Certificate).

(c) No Event of Default under paragraph (b) above will occur if the relevant Compliance Certificate is delivered within ten (10) Business Days of the earlier of (i) the Agent giving notice to the Company or (ii) the relevant Obligor becoming aware of the failure to comply.

(d) No Event of Default under paragraph (a) above will occur due to any requirement of paragraph (a)(ii) of Clause 24.2 (Financial condition) not being satisfied if, on or prior to the date falling twenty (20) Business Days after the date on which the relevant Compliance Certificate was required to be delivered to the Agent, the Company delivers to the Agent a Compliance Certificate demonstrating that, as of a date following the relevant Test Date but on or prior to the date of such Compliance Certificate, the Total Original Revolving Facility Commitments do not (or would not, pro forma for any cancellation of Original

|EU-DOCS\34803307.2||

Revolving Facility Commitments to be effected pursuant to a notice of cancellation given in accordance with Clause 9.2 (Voluntary cancellation)) exceed 50% of the Asset Cover Value.

26.3 Other obligations

(a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non‑payment) or 26.2 (Financial covenant and Compliance Certificate)).

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Company or (ii) the relevant Obligor becoming aware of the failure to comply.

26.4 Misrepresentation

(a) Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading (in the case of any representation or statement which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made or deemed to be made.

(b) No Event of Default under paragraph (a) above will occur if the failure to comply (or the circumstances leading to the failure to comply) is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of the Agent giving written notice to the Company or the Company or any other Obligors becoming aware of the failure to comply.

26.5 Cross default

(a) Any Indebtedness of any member of the Restricted Group or the Parent is not paid when due nor within any originally applicable grace period.

(b) Any Indebtedness of any member of the Restricted Group or the Parent is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any Indebtedness of any member of the Restricted Group or the Parent is cancelled or suspended by a creditor of any member of the Restricted Group or the Parent as a result of an event of default (however described).

(d) Any creditor of any member of the Restricted Group or the Parent becomes entitled to declare any Indebtedness of any member of the Restricted Group or the Parent due and payable prior to its specified maturity as a result of an event of default (however described).

(e) No Event of Default will occur under this Clause 26.5 if the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than £5,000,000 (or its equivalent in any other currency or currencies) and excluding in any case any Indebtedness to the extent owed by the Parent or one member of the

|EU-DOCS\34803307.2||

Restricted Group to another member of the Restricted Group or the Parent or under Shareholder Funding.

26.6 Insolvency

(a) Any Obligor or Material Company is unable or admits inability to pay its debts as they fall due (or is deemed to or declared to be unable to pay its debts under applicable law), suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (except for the Finance Parties) with a view to the general rescheduling of its indebtedness or in particular a member of the Group incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Germany Insolvency Code (Insolvenzordnung) or threatens to become unable to pay its debts (drohend zahlungsunfähig) within the meaning of section 18 of the German Insolvency Code (Insolvenzordnung), or is over-indebted (überschuldet) in the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

(b) The value of the assets of an Obligor or Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c) A moratorium is declared in respect of any indebtedness of any Obligor or Material Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.7 Insolvency proceedings

(a) Any corporate action, legal proceedings or other formal procedure or step is taken (other than by a Finance Party) in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding‑up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Company;

(ii) a composition, compromise, assignment or arrangement with any creditor of any Obligor or Material Company for reasons of actual or anticipated financial difficulty of that Obligor or Material Company;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, Viscount of the Royal Court of Jersey or other similar officer in respect of any Obligor or Material Company or any of its assets; or

(iv) enforcement of any Security over any assets of any Obligor or Material Company having an aggregate value of £5,000,000 (or its equivalent in other currencies); or

(v) any action taken by a restructuring court (Restrukturierungsgericht) under section 29 paragraph 2 StaRUG,

or any analogous procedure or step is taken in relation to an Obligor or Material Company in any jurisdiction, including, without limitation, (a) the making of an application for the opening of insolvency proceedings for the reasons set out in sections 17 to 19 of the German

|EU-DOCS\34803307.2||

Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens) or the taking of actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen), (b) any filing for preliminary proceedings according to sections 270a (Antrag; Eigenverwaltungsplanung) and 270b (Anordnung der vorläufigen Eigenverwaltung) German Insolvency Code (Insolvenzordnung) and (c) any proceedings are commenced or other steps are taken for any Obligor to be made subject to, or the subject of, any grant, declaration, decision or winding-up to which reference is made in Article 8 (Meaning of Bankruptcy) of the Interpretation (Jersey) Law 1954.

(b) Paragraph (a) shall not apply to:

(i) any winding‑up petition or to any analogous procedures or step in any jurisdiction which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement;

(ii) any Permitted Transaction; or

(iii) any U.S. Obligor.

26.8 U.S. insolvency proceedings

(a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i) relief in respect of any U.S. Obligor, or of a substantial part of the property or assets of any U.S. Obligor, under U.S. Bankruptcy Law;

(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any U.S. Obligor or for a substantial part of the property or assets of any U.S. Obligor; or

(iii) the winding-up or liquidation of any U.S. Obligor,

and such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(b) Any U.S. Obligor shall:

(i) voluntarily commence any proceeding or file any petition seeking relief under U.S. Bankruptcy Law;

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above;

(iii) consent to the entry of an order for relief against it in an involuntary case under U.S. Bankruptcy Law;

(iv) make a general assignment for the benefit of its creditors;

|EU-DOCS\34803307.2||

(v) apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of the property or assets of any Obligor; or

(vi) take any comparable action to that described in sub-paragraphs (i) to (v) (inclusive) of this paragraph (b) under any foreign laws relating to insolvency.

26.9 Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or Material Company having an aggregate value of £5,000,000 (or its equivalent in other currencies) and is not discharged within fifteen (15) Business Days.

26.10 Unlawfulness and invalidity

(a) It is or becomes unlawful for an Obligor or any other member of the Group or any lender under any document evidencing Shareholder Funding that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents or, subject to the Legal Reservations and Perfection Requirements any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b) Any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group or any lender under any document evidencing Shareholder Funding that is a party thereto under the Intercreditor Agreement are not or cease to be, subject to the Legal Reservations, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c) Subject to the Legal Reservations, any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.11 Intercreditor Agreement

(a) Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement in any material respect; or

(b) a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non‑compliance or failure to perform or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within fifteen (15) Business Days of

|EU-DOCS\34803307.2||

the earlier of the Agent giving notice to that party or that party becoming aware of the non‑compliance or failure to perform or misrepresentation.

26.12 Cessation of business

Any Obligor or Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Disposal which is permitted under Schedule 14 (Restrictive Covenants) or a Permitted Transaction.

26.13 Audit qualification

The relevant auditors qualify the audited annual consolidated financial statements of the Company (other than for technical or minor issues which, in either case, do not have and are not likely to have a material adverse effect on the interests of the Lenders under the Finance Documents).

26.14 Expropriation

The authority or ability of an Obligor or Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Obligor or Material Company or any of its assets which has or is reasonably likely to have a Material Adverse Effect.

26.15 Repudiation and rescission of agreements

(a) An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security Documents or evidences an intention to rescind or repudiate a Finance Document or a Transaction Security Document.

(b) Any Obligor rescinds or purports to rescind or repudiates or purports to repudiate the Intercreditor Agreement in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, could reasonably be expected to have a material adverse effect on the interests of the Lenders (taken as a whole) under the Finance Documents.

26.16 Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents against any member of the Restricted Group or the Parent or its assets which are reasonably likely to be adversely determined and if so determined, would have or are reasonably likely to have a Material Adverse Effect.

26.17 Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

|EU-DOCS\34803307.2||

26.18 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company (the date of such notice being the “Acceleration Date”):

(a) cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b) declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c) declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(e) declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f) exercise or direct the Collateral Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

26.19 U.S. insolvency acceleration

If an Event of Default under Clause 26.6 (Insolvency) or Clause 26.7 (Insolvency proceedings) shall occur in respect of a Borrower in a U.S. court of competent jurisdiction, then automatically and without notice to such Borrower or any other act by the Agent or any other person,

(a) the Total Commitments in relation to such Borrower shall immediately be cancelled; and

(b) all of the advances made to such Borrower, accrued interest thereon, and any other sum then payable under this Agreement and any of the other Finance Documents by such Borrower shall be immediately due and payable, in each case without presentment, demand, protest or notice of any kind, all of which are expressly waived.

26.20 Clean-Up Period

For the purpose of this Agreement, for the period from the date of completion of a Permitted Investment in a person who, pursuant to such Permitted Investment, becomes a member of the Group (such a person, a “Subsequent Target”) or is an acquisition of a business or undertaking (such business or undertaking, a “Subsequent Target Asset”) until the date falling sixty (60) days

|EU-DOCS\34803307.2||

after the Permitted Investment in a Subsequent Target and/or acquisition of a Subsequent Target Asset (the “Clean-Up Period”), if any matter or circumstance exists in respect of such Subsequent Target or Subsequent Target Asset which would constitute a breach of a representation, undertaking or any other term or condition or a Default or an Event of Default (a “Relevant Default”), that Relevant Default shall not constitute a breach of a representation, undertaking or any other term or condition or a Default or an Event of Default (as the case may be) and the Agent shall not be entitled to give any notice under Clause 26.18 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the date immediately after the end of the Clean-Up Period, provided that such Relevant Default:

(a) is capable of being remedied within the Clean-Up Period and the Company is taking appropriate steps to remedy such breach or Event of Default;

(b) does not have a Material Adverse Effect; and

(c) was not procured or approved by the Company or any other member of the Group.

Notwithstanding the above, if the Relevant Default is continuing after the expiry of the Clean‑Up Period, there shall be a breach of a representation, undertaking or any other term or condition or a Default or an Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties). The Company shall promptly notify the Agent upon becoming aware of the occurrence or existence of any Relevant Default and the steps, if any, being taken to remedy it.

26.21 Excluded matters

Notwithstanding any other term of the Finance Documents to the contrary, none of the steps, transactions, reorganisations or events arising as a result of a Permitted Reorganisation; prior to the end of the day on the Closing Date, no breach of any representations, warranty, undertaking or other term of (or default or event of default under) any document relating to the existing financing arrangements of any member of the Group or the Parent (including the Existing Debt) arising as a direct or indirect result of any person entering into and/or performing its obligations under any Finance Document (or carrying out the transactions contemplated thereby); and no Withdrawal Event shall be deemed to constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

For the purposes of this Clause 26.21, “Withdrawal Event” means the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union and/or the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union and/or the withdrawal (or any governmental decision to withdraw or any vote or referendum electing to withdraw) of any member state from the European Union, including Brexit.

|EU-DOCS\34803307.2||

27. Changes to the Lenders

27.1 Assignments and transfers by the Lenders

Subject to this Clause 27 (Changes to the Lenders) and to Clause 28 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a) assign any of its rights; or

(b) transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that no Investor Affiliate may be a New Lender without the prior consent of the Agent (acting on the instructions of the Majority Lenders).

27.2 Conditions of assignment or transfer

(a) An Existing Lender must obtain the prior written consent of the Company (such consent not to be unreasonably withheld or delayed, provided that the Company shall be deemed to have given its consent twenty (20) Business Days after the Company is given written notice of the request unless it is expressly refused by the Company within that period) before it may make an assignment, transfer or sub-participation in accordance with Clause 27.1 (Assignments and transfers by the Lenders) unless the assignment, transfer or sub-participation is:

(i) to another Lender or an Affiliate of a Lender; or

(ii) made at a time when a Material Event of Default is continuing,

provided that:

(A) in the case of a transfer, assignment or sub-participation to any of the following persons, unless a Material Event of Default is continuing, the prior written consent of the Company (in its sole discretion and never deemed granted) must be obtained:

(I) an Industry Competitor;

(II) a Loan to Own/Distressed Investor; or

(III) any person that (to the extent the relevant Existing Lender and/or the Agent is aware) is (or would, upon becoming a Lender, be) a Defaulting Lender;

(B) in the case of a transfer, assignment or sub-participation under paragraph (a)(i) above, the transferee, assignee or sub-participant is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than

|EU-DOCS\34803307.2||

BBB or Baa2 (as applicable) according to at least two of Moody’s, S&P or Fitch; and

(C) in the case of a transfer, assignment or sub-participation to an Affiliate of a Lender under paragraph (a)(i) above, the transferee, assignee or sub-participant (x) remains an Affiliate of the relevant Lender or (y) such transferee, assignee or sub-participant assigns or transfers promptly (and in any event within three (3) Business Days of ceasing to satisfy clause (x)) all of its rights and obligations under any Finance Document to any Existing Lender in accordance with Clause 27.5 (Procedure for transfer) or 27.6 (Procedure for assignment) but without reference to the conditions set out in paragraph (a) above.

(b) In the event a Lender enters into an assignment or transfer without complying with the requirements of paragraph (a) above, neither its Commitments and/or participations (but only to the extent of such transfer or assignment) nor those of the relevant transferee, assignee or sub-participant shall be included for the purpose of calculating whether a certain percentage of Total Commitments or Utilisations has been obtained to approve an amendment, waiver or similar under any of the Finance Documents.

(c) The amount of the Existing Lender’s Commitment assigned or transferred must be a minimum of £5,000,000 (or its equivalent in other currencies) unless the assignment or transfer is:

(i) to another Lender or an Affiliate of a Lender;

(ii) made at a time when a Material Event of Default is continuing; or

(iii) of all of the relevant Existing Lender’s Commitment (and not part thereof).

(d) For the purposes of paragraph (a) above:

(i) in the case of concurrent assignments, releases and accessions by an Existing Lender to two or more Affiliates, the participations in respect of the Commitments and Utilisations of these Affiliates shall be aggregated; and

(ii) if on the same date two or more Existing Lenders are assigning part of their rights under this Agreement to (and their corresponding obligations are being released and equivalent obligations acceded to by) the same person, then that person’s aggregate Commitments and Utilisations may be less than the relevant amount required pursuant to paragraph (c) above as a result of any single assignment, release and accession provided that as a result of all such assignments, releases and accessions on such date the aggregate Commitments of that person are not less than such amount.

(e) An assignment will only be effective on:

(i) receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to

|EU-DOCS\34803307.2||

the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii) the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii) the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f) A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(g) Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s share of the relevant Facility pro rata against the Existing Lender’s Available Commitment and its participations in Utilisations under that Facility.

(h) If:

(i) a Lender assigns, transfers or sub-participates any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the assignment, transfer, sub-participation or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax Gross-up and Indemnities) or Clause 17 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under the relevant Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation or change had not occurred. This paragraph (h) shall not apply in relation to Clause 16.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 16.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender in accordance with its obligations under paragraphs (g) and (h) of Clause 16.2 (Tax gross-up).

(i) Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

|EU-DOCS\34803307.2||

27.3 Assignment or transfer fee

Unless the Agent otherwise agrees, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £3,500.

27.4 Limitation of responsibility of Existing Lenders

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii) the financial condition of any Obligor;

(iii) the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c) Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re‑transfer or re‑assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non‑performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5 Procedure for transfer

(a) Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an

|EU-DOCS\34803307.2||

otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to Clause 27.7 (The Register). The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and make such corresponding entry in the Register.

(b) The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c) Subject to Clause 27.10 (Pro rata interest settlement), on the Transfer Date:

(i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii) the Agent the Arranger, the Collateral Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Collateral Agent, the other Lenders and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv) the New Lender shall become a Party as a “Lender”.

27.6 Procedure for assignment

(a) Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment

|EU-DOCS\34803307.2||

Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b) The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c) Subject to Clause 27.10 (Pro rata interest settlement), on the Transfer Date:

(i) the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii) the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii) the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d) Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7 The Register

The Agent, acting solely for this purpose as an agent of the Obligors, shall maintain (and make available upon reasonable prior notice at reasonable times for inspection by the Borrowers and, in respect of its own Commitments and obligations, each Lender) at one of its offices a copy of each Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the principal amounts (and interest thereon) of Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 27, no transfer of an interest in a Loan or hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. In addition, each Lender that sells a sub-participation shall, acting solely for this purpose as a non-fiduciary agent of any Borrower, shall maintain a register for the recording of the name and address of each sub-participant and the principal amount (and stated interest) of each sub-participant’s interest in the Commitments or obligations owing to such sub-participant (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any sub-participant or any information relating to a sub‑participant’s interest in any commitments, loans or any other of its obligations) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section

|EU-DOCS\34803307.2||

5f.103-1(c) of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and the Lender maintaining such Participant Register shall treat each person whose name is recorded in the Participant Register as the owner of the sub-participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

27.8 Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

27.9 Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document, to secure obligations of that Lender including, without limitation:

(a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b) in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii) require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.10 Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a) any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

|EU-DOCS\34803307.2||

(b) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i) when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

28. Restriction on Debt Purchase Transactions

28.1 Prohibition on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

28.2 Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates

(a) For so long as an Investor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub‑participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i) in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii) such Investor Affiliate or the person with whom it has entered into such sub‑participation, other agreement or arrangement shall be deemed not to be a Lender for the purpose of paragraph (i) above (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b) Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 (Form of notice on entering into Notifiable Debt Purchase Transaction) of Schedule 13 (Form of Notifiable Debt Purchase Transaction Notice).

(c) A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i) is terminated; or

|EU-DOCS\34803307.2||

(ii) ceases to be with an Investor Affiliate,

such notification to be substantially in the form set out in Part 2 (Form of notice on termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate) of Schedule 13 (Form of Notifiable Debt Purchase Transaction Notice).

(d) Each Investor Affiliate that is a Lender (a “Subordinated Lender”) agrees that:

(i) in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same;

(ii) in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii) to the extent and for so long as its Commitment, participation in any Utilisation or sub-participation or other agreement or arrangement relating to a Commitment, including, without limitation, following a Debt Purchase Transaction, could result in the subordination of claims of any other Lender under the Facilities pursuant to any law regarding the subordination of shareholder loans or prejudice or adversely affect the Transaction Security or guarantee and indemnity pursuant to Clause 21 (Guarantee and Indemnity) (or their enforceability) in any way, the relevant Subordinated Lender shall not be a secured or guaranteed party (however described) under and for the purposes of any Finance Document and no amount owing to it under any Finance Document shall be secured by the Transaction Security Documents (unless the subordination ceases to apply or subsequently or at the same time applies to the Lenders generally (other than where such subordination of the Lenders generally is caused by a Debt Purchase Transaction by a Subordinated Lender)).

28.3 Investor Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Investor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

29. Changes to the Obligors

29.1 Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

|EU-DOCS\34803307.2||

29.2 Additional Borrowers

(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become a Borrower if:

(i) in respect of a company which is part of the UK Group, it is a wholly owned direct or indirect Subsidiary of the Original UK Borrower incorporated in England & Wales;

(ii) in respect of a company which is a member of the U.S. Group, it is a wholly owned direct or indirect Subsidiary of US AcquireCo, Inc. incorporated in the U.S.;

(iii) in respect of a company which does not comply with either (i) or (ii) above, if all the Lenders under the relevant Facility approve the addition of that Subsidiary;

(iv) the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(v) the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(vi) the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(vii) the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions precedent).

29.3 Resignation of a Borrower

(a) In this Clause 29.3, Clause 29.5 (Resignation of a Guarantor) and Clause 29.7 (Resignation and release of security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Restricted Group where that Disposal is permitted or not prohibited under paragraph 1 (Asset Sales) of Schedule 14 (Restrictive Covenants) and the Intercreditor Agreement or made with the prior written consent of the Majority Lenders.

(b) If a Borrower (or a Holding Company of a Borrower) is the subject of a Third Party Disposal or a Permitted Reorganisation, the Company may request that such Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

|EU-DOCS\34803307.2||

(c) The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i) the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii) the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii) where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 29.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be (subject to the Legal Reservations) legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case).

(d) Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e) The Agent may (acting reasonably), at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it (acting reasonably).

29.4 Additional Guarantors

(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.9 (“Know your customer” checks), the Company may request that any of its Subsidiaries become a Guarantor.

(b) A member of the Group shall become an Additional Guarantor if:

(i) the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii) the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent, acting reasonably.

(c) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it, acting reasonably) all the documents and other evidence listed in Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions precedent).

|EU-DOCS\34803307.2||

29.5 Resignation of a Guarantor

(a) The Company may request that a Guarantor (other than the Parent or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if such resignation is not restricted by paragraph (c) of Clause 25.13 (Guarantors) and if:

(i) that Guarantor (or a Holding Company of that Guarantor) is being disposed of by way of a Third Party Disposal (as defined in Clause 29.3 (Resignation of a Borrower)) or a Permitted Reorganisation as a result of the disposal of Charged Property that is otherwise permitted or not prohibited under Schedule 14 (Restrictive Covenants) or the Intercreditor Agreement and the Company has confirmed this is the case; or

(ii) subject to clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, the Majority Lenders have consented to the resignation of that Guarantor.

(b) Subject to paragraph (c) of clause 19.16 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i) the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii) no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity); and

(iii) where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 29.3 (Resignation of a Borrower).

(c) The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal, disposal of Charged Property, Permitted Reorganisation or other such event contemplated by paragraph (a) above, at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

29.6 Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 22.34 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.7 Resignation and release of security on disposal or resignation

If a Borrower or Guarantor (or Holding Company of that Borrower or Guarantor) is or is proposed to be the subject of a Third Party Disposal, or is otherwise to resign as a Borrower or a Guarantor as permitted by and in accordance with Clause 29.3 (Resignation of a Borrower) and/or (as applicable) Clause 29.5 (Resignation of a Guarantor) (a “Resignation”), or there is a disposal of

|EU-DOCS\34803307.2||

Charged Property that is otherwise permitted or not prohibited under Schedule 14 (Restrictive Covenants) or the Intercreditor Agreement then:

(a) where that Borrower or Guarantor created Transaction Security over any of its assets or business (or Transaction Security otherwise exists over the Charged Property to be disposed of) in favour of the Collateral Agent, or Transaction Security in favour of the Collateral Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Collateral Agent shall, at the cost and request of the Company, release those assets, business or shares (or equivalent) from the Transaction Security and issue certificates of non‑crystallisation;

(b) to the extent the subject of a Resignation or a Third Party Disposal, that Obligor shall cease to be an Obligor upon such Disposal occurring and shall have no further rights or obligations under the Finance Documents as an Obligor;

(c) the resignation of that Borrower or Guarantor and/or release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that Disposal (or, if applicable, resignation); and

(d) to the extent the subject of a Third Party Disposal, if the disposal of that Borrower or Guarantor (or Holding Company of that Borrower or Guarantor) is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

30. Role of the Agent, the Collateral Agent, the Arranger and Others

30.1 Appointment of the Agent

(a) Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b) Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. Each Finance Party hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

(c) Each other Finance Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any report or letters provided by any person in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind

|EU-DOCS\34803307.2||

it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.2 Duties of the Agent

(a) Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b) Without prejudice to Clause 27.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e) If the Agent is aware of the non‑payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Collateral Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(f) The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g) The Agent shall provide to the Company, within ten (10) Business Days of a request by the Company (but no more frequently than once per six (6) month period), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

30.3 Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger have no obligations of any kind to any other Party under or in connection with any Finance Document.

30.4 No fiduciary duties

(a) Nothing in this Agreement constitutes the Agent, the Collateral Agent and/or the Arranger as a trustee or fiduciary of any other person.

|EU-DOCS\34803307.2||

(b) None of the Agent, the Collateral Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5 Business with the Group

The Agent, the Collateral Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6 Rights and discretions

(a) The Agent and the Collateral Agent may rely on:

(i) any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or (c) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates)) believed by it to be genuine, correct and appropriately authorised; and

(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b) The Agent and the Collateral Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non‑payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii) any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv) no Notifiable Debt Purchase Transaction:

(A) has been entered into;

(B) has been terminated; or

(C) has ceased to be with an Investor Affiliate.

(c) The Agent and the Collateral Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d) The Agent and the Collateral Agent may act in relation to the Finance Documents through its personnel and agents including the personnel and agents of its Affiliates if necessary.

|EU-DOCS\34803307.2||

(e) The Agent and the Collateral Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f) Without prejudice to the generality of paragraph (e) above, the Agent and the Collateral Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g) Without prejudice to the generality of paragraph (f) above, the Agent:

(i) may disclose; and

(ii) on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(h) Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Collateral Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent or the Arranger to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent or the Arranger (as the case may be) holds the required approval, licence or registration.

30.7 Majority Lenders’ instructions

(a) Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Collateral Agent.

(c) The Agent may refrain from acting in accordance with the instructions of any Party (including, without limitation, bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received such indemnification and/or security as it may in its sole discretion require (whether by way of payment in advance or otherwise) for any costs, losses and/or liabilities whatsoever (together with any associated VAT or similar tax) which it may incur in so acting.

|EU-DOCS\34803307.2||

(d) The Agent may refrain from doing anything which might, in its sole opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its sole opinion, is necessary or desirable to comply with any applicable law or regulation.

(e) In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

30.8 Responsibility for documentation

None of the Agent, the Collateral Agent, the Arranger or any Ancillary Lender:

(a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document, or the transactions contemplated in the Finance Documents;

(b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c) is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non‑public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9 No duty to monitor

The Agent or Collateral Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c) whether any other event specified in any Finance Document has occurred.

30.10 Exclusion of liability

(a) Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 33.11 (Disruption to payment systems, etc.)), none of the Agent or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any

|EU-DOCS\34803307.2||

Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause 30.10 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d) Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e) Notwithstanding any provision of the Finance Documents to the contrary, the Agent shall not in any event be liable for special damages, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable.

30.11 Lenders’ indemnity to the Agent

(a) Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to payment systems, etc.)) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b) Subject to paragraph (c) below, the Company shall within five (5) Business Days of demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c) Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

|EU-DOCS\34803307.2||

30.12 Resignation of the Agent

(a) The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b) If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent, the Agent may, without consultation with or consent of the Company and the Lenders (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent), agree with the proposed successor Agent amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(c) Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent acting through an office in the United Kingdom.

(d) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(e) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. Any of the above listed documents shall be provided at the cost of the retiring Agent provided that the Agent resigns by its own decision (and, for the avoidance of doubt, not in the event that the Majority Lenders require it to resign pursuant to paragraph (a) of Clause 30.13 (Replacement of the Agent)).

(f) The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h) The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Document, either:

|EU-DOCS\34803307.2||

(i) the Agent fails to respond to a request under Clause 16.9 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Agent pursuant to Clause 16.9 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

30.13 Replacement of the Agent

(a) After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b) The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c) The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d) Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.14 Publicity

The Company will agree to any reasonable request by the Arranger to publicise (at the Arranger’s expense) the Facility after the Closing Date.

30.15 Confidentiality

(a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

|EU-DOCS\34803307.2||

(b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

30.16 Relationship with the Lenders

(a) The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i) entitled to or liable for any payment due under any Finance Document on that day; and

(ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Each Lender shall supply the Agent with any information that the Collateral Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Collateral Agent to perform its functions as Collateral Agent. Each Lender shall deal with the Collateral Agent exclusively through the Agent and shall not deal directly with the Collateral Agent.

(c) Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(ii) of Clause 35.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.17 Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely

|EU-DOCS\34803307.2||

responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c) whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d) the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e) the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

30.18 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

31. Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

|EU-DOCS\34803307.2||

32. Sharing among the Finance Parties

32.1 Payments to Finance Parties

(a) Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i) the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(ii) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii) the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

(b) Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

(c) Notwithstanding anything to the contrary in any Finance Document, paragraph (a) above shall not require any amount received or recovered by any Lender from or with respect to any CFC to be used to satisfy any U.S. Obligation.

32.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3 Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

|EU-DOCS\34803307.2||

32.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a) each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5 Exceptions

(a) This Clause 32:

(i) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor; and

(ii) is subject to the provisions of Clause 33.12 (Subordinated Lenders).

(b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified the other Finance Party of the legal or arbitration proceedings; and

(ii) the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice and did not take separate legal or arbitration proceedings.

32.6 Ancillary Lenders

(a) This Clause 32 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 26.18 (Acceleration) or a specified event under Clause 26.19 (U.S. insolvency acceleration) has occurred.

(b) Following service of notice under Clause 26.18 (Acceleration) or following a specified event under Clause 26.19 (U.S. insolvency acceleration), this Clause 32 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

|EU-DOCS\34803307.2||

33. Payment Mechanics

33.1 Payments to the Agent

(a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in such Participating Member State or London as specified by the Agent) with such bank as, in each case, the Agent specifies.

33.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clauses 33.3 (Distributions to an Obligor) and 33.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London as specified by that Party).

33.3 Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set‑Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4 Clawback

(a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum. However, it may do so if it wishes.

(b) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party who should have made that amount (or the proceeds of any related exchange contract) available to the Agent or, if that Party fails to do so, the Party to whom that amount (or the proceeds of any related exchange contract) has been made available by the Agent, shall on demand, pay such amount to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

|EU-DOCS\34803307.2||

33.5 Impaired Agent

(a) If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest‑bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”). In each case, such payments must be made on the due date for payment under the Finance Documents.

(b) All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c) A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d) Promptly upon the appointment of a successor Agent in accordance with Clause 30.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 33.2 (Distributions by the Agent).

(e) A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i) that it has not given an instruction pursuant to paragraph (d) above; and

(ii) that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

33.6 Partial payments

(a) If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall (subject to Clause 33.12 (Subordinated Lenders)) apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Collateral Agent under those Finance Documents;

(ii) secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under those Finance Documents;

|EU-DOCS\34803307.2||

(iii) thirdly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iv) fourthly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(v) fifth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(v) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7 Set‑off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set‑off or counterclaim.

33.8 Business Days

(a) Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9 Currency of account

(a) Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

|EU-DOCS\34803307.2||

33.10 Change of currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.11 Disruption to payment systems, etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a) the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b) the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c) the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d) any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e) the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

|EU-DOCS\34803307.2||

(f) the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.12 Subordinated Lenders

(a) In this Clause 33.12:

“Distributed Amount” means the amount distributed or paid to the Finance Parties or to the Agent on behalf of the Finance Parties (or any of them) by the person responsible for the distribution of the assets (including any payments) of an Obligor which is insolvent or otherwise subject to insolvency or similar proceedings.

“Maximum Amount” means the amount which would, but for any reduction or prohibition of payment or other distribution due to the relationship between any Subordinated Lender and an Obligor, have been distributed or distributable to the Finance Parties or to the Agent on behalf of the relevant Finance Parties (or any of them).

“Shortfall Amount” means the amount by which the Maximum Amount exceeds the Distributed Amount.

(b) If the Distributed Amount is less than the Maximum Amount, then, upon application of the Distributed Amount (or any part thereof) pursuant to Clause 33.6 (Partial payments) towards the discharge of the obligations of an Obligor under the Finance Documents (including principal, interest, fees and commissions), the amount which would otherwise be required to be applied towards any such obligations under the Finance Documents owed to a Subordinated Lender shall be reduced by the Shortfall Amount attributable to that Subordinated Lender and such amount shall in addition be applied towards the discharge of the obligations (including principal, interest, fees, commission) towards the other Finance Parties pro rata in accordance with Clause 33.6 (Partial payments).

(c) Any risk of a shortfall between the Maximum Amount and the Distributed Amount (whether arising from the prohibition and/or reduction of payments to the Subordinated Lender and/or from any contestation (Anfechtung) under applicable law) shall for all purposes of the Finance Documents be borne by the relevant Subordinated Lender.

(d) A Subordinated Lender shall not have the benefit, but only the obligations, of any sharing provisions under the Finance Documents, including under Clause 32 (Sharing among the Finance Parties), and shall not be entitled to receive any payment, and the Agent shall not be required to make any payment to any Subordinated Lender under or in connection with the Finance Documents in respect of the Shortfall Amount.

34. Set-Off

(a) At any time whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party

|EU-DOCS\34803307.2||

may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set‑off.

(b) The provisions of paragraph (a) above shall be without prejudice to any rights of set‑off which may be agreed between the Obligors and the Ancillary Lender under an Ancillary Facility.

(c) Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

35. Notices

35.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Company, that identified with its name below;

(b) in the case of each Lender, each Ancillary Lender or any other Obligor that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent or the Collateral Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

35.3 Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

|EU-DOCS\34803307.2||

(b) Any communication or document to be made or delivered to the Agent or the Collateral Agent will be effective only when actually received by the Agent or Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Collateral Agent’s signature below (or any substitute department or officer as the Agent or Collateral Agent shall specify for this purpose).

(c) All notices from or to an Obligor shall be sent through the Agent to the following address:

Global Loan Agency Services Limited

45 Ludgate Hill

London EC4M 7JU

Attention: Transaction Management Group

Email: tmg@glas.agency

(d) Any communication or document made or delivered to the Company in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

35.4 Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5 Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6 Electronic communication

(a) Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i) notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii) notify each other of any change to their address or any other such information supplied by them.

(b) Any such electronic communication specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

|EU-DOCS\34803307.2||

(c) Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Lender to the Agent or the Collateral Agent only if it is addressed in such a manner as the Agent or Collateral Agent shall specify for this purpose.

(d) Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed to only become effective on the following day.

(e) Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 35.6.

35.7 Use of websites

(a) The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i) the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii) both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii) the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b) The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c) The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i) the Designated Website cannot be accessed due to technical failure;

(ii) the password specifications for the Designated Website change;

(iii) any new information which is required to be provided under this Agreement is posted onto the Designated Website;

|EU-DOCS\34803307.2||

(iv) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v) the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d) Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days.

35.8 English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36. Calculations and Certificates

36.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3 Day count convention

(a) Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i) on the basis of the actual number of days elapsed and a year of 365 days or, in any case, where the practice in the Relevant Interbank Market differs, in accordance with that market practice; and

|EU-DOCS\34803307.2||

(ii) subject to paragraph (b) below, without rounding.

(b) The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

37. Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38. Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39. Amendments and Waivers

39.1 Intercreditor Agreement

This Clause 39 is subject to the terms of the Intercreditor Agreement.

39.2 Required consents

(a) Subject to Clause 39.3 (Exceptions), any term of the Finance Documents may be amended or waived or any consent given under a Finance Document only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b) The Agent may effect, on behalf of any Finance Party, any amendment, waiver or consent permitted by this Clause 39 and any such amendment, waiver or consent so effected shall be binding on all Parties. Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received in accordance with this Clause 39 (or such later date as may be agreed by the Agent and the Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders in accordance with this Clause 39 (or on such later date as may be agreed by the Agent and the Company).

(c) Each Obligor agrees to any such amendment, waiver or consent permitted by this Clause 39 which is agreed to by the Company. This includes any amendment, waiver or consent which would, but for this paragraph (c), require the consent of all of the Guarantors. The Company may effect, as agent of the other Obligors, any amendment, waiver, consent or release permitted by this Clause 39 without further action by such Obligors.

|EU-DOCS\34803307.2||

39.3 Exceptions

(a) An amendment or waiver that has the effect of changing or which relates to:

(i) the definition of “Majority Lenders” or “Super Majority Lenders” or “Change of Control” in Clause 1.1 (Definitions);

(ii) a change to the Borrowers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(iii) an extension to the availability, date of payment or redenomination, of any amount under the Finance Documents;

(iv) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts payable;

(v) the currency of payment of any amount under the Finance Documents;

(vi) a redenomination of a Commitment into another currency;

(vii) a re-tranching of any or all of the Facilities;

(viii) an increase in, or addition or an extension of, any Commitment or the Total Commitments; or

(ix) the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking senior to or pari passu with the Facilities;

(x) any provision which expressly requires the consent of all the Lenders;

(xi) Clause 2.3 (Finance Parties’ rights and obligations), 10 (Mandatory Prepayment), 27 (Changes to the Lenders), this Clause 39, Clause 44 (Governing Law) or Clause 45 (Enforcement); or

(xii) subject to the terms of the Intercreditor Agreement, the order of priority or subordination under the Intercreditor Agreement or the order in which recoveries from the enforcement of guarantees or Transaction Security are applied, shall (other than as a result of and subject to a Structural Adjustment in accordance with paragraph (k) of Clause 39.3) not be made without the prior consent of all the Lenders.

(b) A Structural Adjustment shall only require the prior consent of the Company, the Majority Lenders and each Lender that is participating in or is directly affected by that Structural Adjustment and shall not require the consent of any other Lender.

(c) No consent from any Lenders shall be required in connection with the permitted implementation of (and any related amendment as part of the implementation of) the Additional Facility.

|EU-DOCS\34803307.2||

(d) Each individual Lender may waive its right to a prepayment (including by way of amendment or waiver to any of the provisions of) Clause 10 (Mandatory Prepayment) or any other amounts which have become due and payable to it under this Agreement or any other Finance Document.

(e) No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than any such person which is party to such letter.

(f) Any term of any Finance Document may be amended or waived by the Company and the Agent (or, if applicable, the Collateral Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions or resolve ambiguities or inconsistencies, in each case of a minor, technical and administrative nature or correct a manifest error which is of a typographical, translation, transcription or similar nature.

(g) The release of any guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity) or of any Transaction Security (unless permitted or not prohibited under this Agreement or any other Finance Document or relating to a Third Party Disposal) over an asset shall not be made without the prior consent of the Super Majority Lenders unless otherwise specified in the Intercreditor Agreement.

(h) An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, any Collateral Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Collateral Agent or the that Ancillary Lender.

(i) If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within ten (10) Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

(j) Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

(k) For the purposes of this Clause 39, “Structural Adjustment” means:

(i) an amendment or waiver that has the effect of changing or which relates to:

(A) an extension to the availability, date of payment or redenomination, of any amount under the Finance Documents;

(B) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts payable;

(C) the currency of payment of any amount under the Finance Documents;

|EU-DOCS\34803307.2||

(D) a redenomination of a Commitment into another currency;

(E) a re-tranching of any or all of the Facilities;

(F) an increase in, or addition or an extension of, any Commitment or the Total Commitments; or

(G) the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu, to the Facilities,

in each case, other than in respect of the Additional Facility established pursuant to Clause 2.3 (Additional Facility); or

(ii) an amendment or waiver of a term of a Finance Document that is consequential on, incidental to, or required to implement or reflect any of the amendments or waivers listed in sub-paragraph (i) above.

39.4 Changes to reference rates

(a) Subject to paragraph (h) of Clause 39.3 and paragraph (b) below, if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i) providing for the use of a Replacement Reference Rate in relation to that currency in place of (or in addition to) that Published Rate; and

(ii)

(A) aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C) implementing market conventions applicable to that Replacement Reference Rate;

(D) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),

|EU-DOCS\34803307.2||

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders under the Facilities to which the relevant Replacement Reference Rate will apply) and the Company.

(b) An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i) relates to the use of the RFR for that currency in the international or any relevant domestic syndicated loan markets; and

(ii) is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting reasonably) and the Company.

(c) The Parties acknowledge that the provisions of this Agreement relating to Compounded Rate Loans, including, without limitation, Clauses 47 (Rate Switch), Schedule 18 (Compounded Rate Terms - Sterling) and Schedule 19 (Daily Non-Cumulative Compounded RFR Rate) (the “RFR Provisions”), have been drafted with regard to the LMA recommended form of multicurrency term and revolving facilities agreement incorporating rate switch provisions (lookback without observation shift) dated 28 May 2021 (the “LMA Recommended Form”). The Parties agree that, at the reasonable request of the Company, the Agent will promptly enter into any amendments to this Agreement reasonably requested by the Company and agreed by the Agent (acting reasonably) to ensure that the terms of this Agreement relating to Compounded Rate Loans, including, without limitation, the RFR Provisions, reflect the equivalent terms of any subsequent version of the LMA Recommended Form published by the LMA (to the extent the RFR provisions in such version have materially changed from the RFR Provisions in this Agreement as at the relevant date), whilst preserving, to the extent reasonably practicable, any negotiated deviations from, or supplements to, the LMA Recommended Form, and any election of drafting options set out in the LMA Recommended Form, in each case agreed between the Parties and reflected in this Agreement as of the First Amendment and Restatement Effective Date (“Conforming RFR Changes”), provided that, to the extent that a Conforming RFR Change materially and adversely affects the rights or interests of Lenders in respect of a particular Utilisation, Facility or class of Lenders (taken as a whole), such Conforming RFR Change shall not be made in relation to that Utilisation, Facility or affected class (but may, for the avoidance of doubt, be made with respect to other Utilisations, Facilities or classes of Lenders) without the consent of the Majority Lenders with respect to that particular Utilisation, Facility or affected class.

(d) A Compounded Rate Supplement that amends the Compounded Rate Terms for a currency in a manner which the Company has determined is necessary or desirable in order to implement an any interest rate or cross-currency hedging arrangements in respect of any Facility (including in order to amend the methodology set out in Schedule 19 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounded Rate Supplement in order to align such methodology to the corresponding methodology used for the purposes of the relevant hedging arrangements, including to implement an “observation shift” in such methodology) may be agreed and implemented with the consent of the Agent (acting reasonably) and the Company.

|EU-DOCS\34803307.2||

(e) This Clause 39.4 shall apply notwithstanding, and override, Clause 39.2 (Required consents) and paragraphs (a) and (b) of Clause 39.3 (Exceptions) (but shall be subject to the remaining paragraphs of Clause 39.3 (Exceptions)).

(f) In this Clause 39.4:

(i) “Published Rate” means:

(A) the Screen Rate for any Quoted Tenor; or

(B) an RFR.

(ii) “Published Rate Replacement Event” means, in relation to a Published Rate:

(A) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Company materially changed;

(B)

(I)

(1) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(2) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(II) the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(III) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(IV) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(V) in the case of the Primary Term Rate for any Quoted Tenor for euro:

|EU-DOCS\34803307.2||

(1) the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(2) with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(C) the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(I) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Company) temporary; or

(II) that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 10 days; or

(D) in the opinion of the Agent (acting reasonably) and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement,

provided, that the discontinuation of LIBOR with respect to the Quoted Tenors of 1 week and 2 months for the USD currency shall not be deemed to constitute a Published Rate Replacement Event with respect to such currency;

(iii) “Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

(iv) “Replacement Reference Rate” means a reference rate which is:

(A) formally designated, nominated or recommended as the replacement for a Published Rate by:

(I) the administrator of that Published Rate; or

(II) any Relevant Nominating Body,

|EU-DOCS\34803307.2||

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (II) above;

(B) in the opinion of the Agent (acting reasonably) and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(C) in the opinion of the Agent (acting on the instructions of the Majority Lenders under the Facilities to which the relevant Replacement Reference Rate will apply (acting reasonably)) and the Company, an appropriate successor to a Published Rate.

39.5 Replacement of Lender

(a) If at any time:

(i) any Lender becomes a Non‑Consenting Lender (as defined in paragraph (c) below); or

(ii) an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clauses 17.1 (Increased Costs), 16.2 (Tax gross‑up) or 16.3 (Tax Indemnity) to any Lender, then the Company may, on not less than five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement and the Finance Documents to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company (excluding a member of the Group and, if such entity is an Investor Affiliate, provided that such transfer shall be in accordance with Clause 28 (Restriction on Debt Purchase Transactions)) and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b) The replacement of a Lender pursuant to this Clause 39.5 shall be subject to the following conditions:

(i) the Company shall have no right to replace the Agent (in its capacity as Agent) or Collateral Agent (in its capacity as Collateral Agent);

(ii) neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

|EU-DOCS\34803307.2||

(iii) in the event of a replacement of a Non‑Consenting Lender such replacement must take place no later than sixty (60) days after the date the Non‑Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv) in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c) In the event that:

(i) the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii) the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii) the Super Majority Lenders have consented to or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non‑Consenting Lender”.

39.6 Disenfranchisement of Defaulting Lenders

(a) For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b) For the purposes of this Clause 39.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i) any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

|EU-DOCS\34803307.2||

39.7 Replacement of a Defaulting Lender

(a) The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than five (5) Business Days’ prior written notice to the Agent and such Lender:

(i) replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii) require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii) require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (which Replacement Lender may not be a member of the Group or (except with Majority Lender consent) an Investor Affiliate) selected by the Company and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b) Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 39.7 shall be subject to the following conditions:

(i) the Company shall have no right to replace the Agent or Collateral Agent;

(ii) neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii) the transfer must take place no later than twenty (20) days after the notice referred to in paragraph (a) above; and

(iv) in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

|EU-DOCS\34803307.2||

40. Confidentiality

40.1 Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 40.2 (Disclosure of Confidential Information) and 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2 Disclosure of Confidential Information

Any Finance Party may disclose:

(a) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price‑sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b) to any person:

(i) to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub‑participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii) appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 30.16 (Relationship with the Lenders));

(iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v) to whom information is required by law or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other

|EU-DOCS\34803307.2||

regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.9 (Security over Lenders’ rights);

(vii) to whom information is required by law to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii) who is a Party; or

(ix) with the consent of the Company or, in relation to any SIR filing, the relevant Obligor,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A) in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B) in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking which is capable of being relied upon by the Company or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price‑sensitive information; and

(C) in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price‑sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c) to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With

|EU-DOCS\34803307.2||

Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d) the size and term of the Facility and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents;

(e) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price‑sensitive information; and

(f) the U.S. tax treatment and U.S. tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure. However no party shall disclose any information relating to such tax treatment or tax structure to the extent the non-disclosure is necessary in order to comply with applicable securities law in the United States. Each party to this Agreement acknowledges and agrees that each of the Finance Parties shall maintain and provide to the IRS information with respect to the Facilities as is required by applicable regulations.

40.3 Disclosure to numbering service providers

(a) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i) names of Obligors;

(ii) country of domicile of Obligors;

(iii) place of incorporation of Obligors;

(iv) date of this Agreement;

(v) Clause 44 (Governing law);

(vi) the names of the Agent and the Arranger;

(vii) date of each amendment and restatement of this Agreement;

(viii) amounts of, and names of, the Facilities (and any tranches);

(ix) amount of Total Commitments;

(x) currencies of the Facility;

(xi) ranking of the Facility;

(xii) Termination Date for the Facility;

|EU-DOCS\34803307.2||

(xiii) changes to any of the information previously supplied pursuant to paragraphs (i) to (x) above; and

(xiv) such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c) Each Obligor represents that none of the information set out in paragraphs (i) to (xii) of paragraph (a) above is, nor will at any time be, unpublished price‑sensitive information.

(d) The Agent shall notify the Company and the other Finance Parties of:

(i) the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii) the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

40.4 Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5 Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price‑sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6 Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

|EU-DOCS\34803307.2||

(b) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.7 Continuing obligations

The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a) the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b) the date on which such Finance Party otherwise ceases to be a Finance Party.

41. Confidentiality of Funding Rates

41.1 Confidentiality and disclosure

(a) The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b) The Agent may disclose:

(i) any Funding Rate to the relevant Borrower pursuant to Clause 12.5 (Notification of rates of interest); and

(ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender, as the case may be.

(c) The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i) any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding

|EU-DOCS\34803307.2||

Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii) any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv) any person with the consent of the relevant Lender.

41.2 Related Obligations

(a) The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b) The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i) of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii) upon becoming aware that any information has been disclosed in breach of this Clause 41.

41.3 No Event of Default

No Event of Default will occur under Clause 26.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 41.

42. Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43. USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

|EU-DOCS\34803307.2||

44. Governing Law

This Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law and shall be construed and enforced in accordance with English law.

45. Enforcement

45.1 Jurisdiction of English courts

(a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non‑contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b) The Parties irrevocably agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.2 Service of process

(a) Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i) irrevocably appoints Soho House Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, and Soho House Limited hereby accepts such appointment; and

(ii) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b) If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

46. CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

|EU-DOCS\34803307.2||

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

47. Rate Switch

47.1 Switch to Compounded Reference Rate

Subject to Clause 47.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a) use of the Compounded Reference Rate will replace the use of LIBOR, EURIBOR or HIBOR (as applicable) for the calculation of interest for Loans in that Rate Switch Currency; and

(b) any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.

47.2 Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(a) that Loan shall continue to be a Term Rate Loan for that Interest Period and Clause 12.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period;

(b) any provision of this Agreement which is expressed to relate to a Compounded Rate Currency shall not apply in relation to that Loan for that Interest Period; and

(c) on and from the first day of the next Interest Period (if any) for that Loan:

(i) that Loan shall be a “Compounded Rate Loan”; and

(ii) Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan.

47.3 Notifications by Agent

(a) The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Company and the Lenders of that occurrence.

(b) The Agent or such other Finance Party which agrees with the Company to determine a Credit Adjustment Spread in place of the Agent shall, promptly upon any Credit Adjustment Spread being determined, notify the Company and the Lenders of that Credit Adjustment Spread and, thereafter, shall promptly provide to the Company such further detail as to such calculation as it may reasonably request.

|EU-DOCS\34803307.2||

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

|EU-DOCS\34803307.2||

Schedule 1

The Original Parties

Part 1
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any) and jurisdiction of incorporation
SHG Acquisition (UK) Limited	06395943 (England and Wales)
Soho House U.S. Corp.	3505926 (Delaware, U.S.)

|EU-DOCS\34803307.2||

Name of Original Guarantor	Registration number (or equivalent, if any) and jurisdiction of incorporation
Soho House & Co Limited	109634 (Jersey)
Soho House Bond Limited	112133 (Jersey)
BN MidCo Limited	109633 (Jersey)
BN AcquireCo Limited	109632 (Jersey)
Abertarff Limited	95783 (Jersey)
SHG Acquisition (UK) Limited	06395943 (England and Wales)
Soho House Limited	03288116 (England and Wales)
Soho House UK Limited	02864389 (England and Wales)
Cowshed Products Limited	03869426 (England and Wales)
Soho House Properties Limited	07181524 (England and Wales)
Soho Home Limited	08489367 (England & Wales)
Soho House U.S. Corp.	3505926 (Delaware, U.S.)
US AcquireCo, Inc.	5077821 (Delaware, U.S.)
Soho House New York LLC	(New York, U.S.)
Soho House West Hollywood LLC	4349029 (Delaware, U.S.)
Soho House, LLC	3505928 (Delaware, U.S.)
Soho House Chicago LLC	5063699 (Delaware, U.S.)
Little Beach House Malibu, LLC	5736316 (Delaware, U.S.)
Soho-Dumbo, LLC	6189088 (Delaware, U.S.)
Soho-Ludlow Tenant, LLC	5264458 (Delaware, U.S.)
Soho–Cecconi’s (Water Street), LLC	5603763 (Delaware, U.S.)
Soho House Berlin GmbH	HRB 110858 B, local court of Charlottenburg (Germany)

|EU-DOCS\34803307.2||

|EU-DOCS\34803307.2||

Part 2
The Original Lenders

Name of Original Lender	Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
HSBC UK Bank PLC	£55,000,000	N/A
Total	£55,000,000

|EU-DOCS\34803307.2||

Schedule 2

Conditions Precedent

Part 1
Conditions precedent to initial Utilisation

[Intentionally deleted as satisfied]

|EU-DOCS\34803307.2||

Part 2
Conditions precedent required to be delivered by an Additional Obligor

1. An Accession Deed executed by the Additional Obligor and the Company.

2. A copy of the constitutional documents of the Additional Obligor (including, without limitation, all certificates of incorporation and like documents issued by the registrar or equivalent entity of its jurisdiction of incorporation).

3. A copy of a good standing certificate with respect to each Additional Obligor whose jurisdiction of organization is a state of the U.S. or the District of Columbia, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Obligor’s jurisdiction of incorporation or organisation.

4. A copy of a resolution of the board or, if applicable, a committee of the board of directors (or appropriate governing body) of the Additional Obligor (other than an Additional Obligor incorporated in Germany):

(a) approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b) authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d) authorising the Company to act as its agent in connection with the Finance Documents.

5. In relation to an Additional Obligor incorporated or established in Germany up-to-date copies of (i) an electronic extract from the commercial register (elektronischer Handelsregisterauszug), (ii) its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag), (iii) any by-laws (if any) and (iv) the list of shareholders (Gesellschafterliste) (if applicable).

6. In relation to an Additional Obligor incorporated or established in Germany a copy of a resolution signed by all the holders of the issued shares of such Additional Obligor and/or, if applicable, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such Additional Obligor approving the terms of, and the transactions contemplated by the Finance Documents.

7. In relation to an Additional Obligor incorporated or established in Jersey, to the extent applicable a copy of a resolution signed by all the holders of the issued shares in that Additional Obligor incorporated in Jersey making such amendments to the articles of association of that Additional Obligor as are required by the Collateral Agent in connection with the Jersey law supplemental security interest agreement granted or to be granted over the shares in that Additional Obligor.

8. In relation to an Additional Obligor incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a “Charged Company”), either:

|EU-DOCS\34803307.2||

(a) a certificate of an authorised signatory of the Company certifying that:

(A) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier than the date of the Accession Deed; or

(b) a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

9. If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 4 above.

10. A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above or otherwise authorised to execute Finance Documents and related documents on behalf of the relevant Additional Obligor.

11. If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party (to the extent required by constitutional documents or applicable law).

12. A copy of a resolution of the board of directors of each corporate shareholder of each Additional Obligor approving the terms of the resolution referred to in paragraph 6 above.

13. A certificate signed by an authorised signatory of the Additional Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

14. A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions precedent) relating to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

15. To the extent required under applicable law or customary in accordance with local law or practice, a good standing certificate from the applicable governmental authority of its jurisdiction of incorporation, organisation or formation, dated a recent date prior to the date of the relevant Accession Deed.

|EU-DOCS\34803307.2||

16. A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

17. The following legal opinions, each addressed to the Agent, the Collateral Agent and the Lenders:

(a) a legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed;

(b) if the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 25.21 (Centre of main interests)) in a jurisdiction other than England and Wales or the United States or is executing a Finance Document which is governed by a law other than English law a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation or “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction in the form distributed to the Lenders prior to signing the Accession Deed; and

(c) if the Additional Obligor is organized in a State of the United States (including the District of Columbia) and is executing a Finance Document which is governed by a law of a State of the United States (including the District of Columbia) a legal opinion of the legal advisers to such Additional Obligor in each Applicable Jurisdiction as to the law of each Applicable Jurisdiction in the form distributed to the Lenders prior to signing the Accession Deed.

18. Any Transaction Security Documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor.

19. Any other evidence required by the Agent under paragraph (d) of Clause 23.9 (“Know Your Customer” checks) in relation to such Additional Obligor.

20. If applicable, a certificate in form and substance satisfactory to the Agent of the director of finance or other appropriate person of each Additional Obligor as to the solvency of such Additional Obligor.

21. If applicable, a duly signed registration consent from each Additional Obligor granting Transaction Security under Jersey law in the form required by the legal advisers to the Collateral Agent.

|EU-DOCS\34803307.2||

Part 3
Transaction Security Documents

Name of Obligor	Registration number (or equivalent, if any) and jurisdiction of incorporation	Description of Transaction Security Document
Parent	109634 (Jersey)	English law supplemental Debenture over all its assets
Jersey law supplemental security interest agreement over its shareholding in 100% of the shares in the Company and in relation to any receivables owed to the Parent by the Company
Company	112133 (Jersey)	English law supplemental Debenture over all its assets
Jersey law supplemental security interest agreement over its shareholding in 35% of the shares in BN MidCo Limited and security interest over any receivables owed to the Company by BN MidCo Limited
Jersey law supplemental security interest agreement over its shareholding in 65% of the shares in BN MidCo Limited
New York law reaffirmation/confirmation of grant of security interest over shares in US AcquireCo, Inc.
BN Midco Limited	109633 (Jersey)	Jersey law supplemental security interest agreement over its shareholding in 100% of the shares in BN AcquireCo Limited and security interest over any

|EU-DOCS\34803307.2||

receivables owed to BN MidCo Limited by BN AcquireCo Limited
English law supplemental Debenture over all its assets
BN AcquireCo Limited	109632 (Jersey)

Jersey law supplemental security interest agreement over its shareholding in 100% of the shares in Abertarff Limited and security interest over any receivables owed to BN AcquireCo Limited by Abertarff Limited

English law supplemental Debenture over all its assets
Abertarff Limited	95783 (Jersey)	English law supplemental Debenture over all its assets
Soho House Limited	03288116 (England and Wales)	English law supplemental Debenture over all its assets
Soho House UK Limited	02864389 (England and Wales)	English law supplemental Debenture over all its assets
SHG Acquisition (UK) Limited	06395943 (England and Wales)	English law supplemental Debenture over all its assets
Cowshed Products Limited	03869426 (England and Wales)	English law supplemental Debenture over all its assets
Soho House Properties Limited	07181524 (England and Wales)	English law supplemental Debenture over all its assets
Soho Home Limited	08489367 (England and Wales)	English law supplemental Debenture over all its assets
US AcquireCo, Inc.	5077821 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho House U.S. Corp.	3505926 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho House, LLC	3505928 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets

|EU-DOCS\34803307.2||

Soho House New York LLC	(New York, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho House West Hollywood LLC	4349029 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho House Chicago, LLC	5063699 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Little Beach House Malibu, LLC	5736316 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho-Dumbo, LLC	6189088 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho-Ludlow Tenant, LLC	5264458 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets
Soho–Cecconi’s (Water Street), LLC	5603763 (Delaware, U.S.)	New York law reaffirmation/confirmation of grant of security interest over all its assets

|EU-DOCS\34803307.2||

Schedule 3
Form of Utilisation Request

From: [Borrower] [Company] *

To: [Agent]

Dated:

Dear Sirs

£[ ⬤ ] million Revolving Facility Agreement

for SHG (UK) Acquisition Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

1. We wish to borrow a Loan on the following terms:

(a) Borrower: [  ]

(b) Facility to be utilised: [  ]

(c) Proposed Utilisation Date: [  ] (or, if that is not a Business Day, the next Business Day)

(d) Currency of Loan: [  ]

(e) Amount: [  ] or, if less, the Available Facility

(f) Interest Period: [  ]

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3. [The proceeds of this Loan should be credited to [account]].

4. This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower] *

NOTES:

* Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

|EU-DOCS\34803307.2||

Schedule 4
Form of Transfer Certificate

To: [  ] as Agent and [  ] as Collateral Agent

From: [The Existing Lender], (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

£[  ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [  ] 2019 (the “Facility Agreement”)

We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

1. We refer to Clause 27.5 (Procedure for transfer) of the Facility Agreement:

(a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 27.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facility Agreement as specified in the Schedule.

(b) The proposed Transfer Date is [ ⬤ ].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

2. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

3. The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a) [a Qualifying Lender (other than a Treaty Lender);]

(b) [a Treaty Lender;]

(c) [not a Qualifying Lender].

4. [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

|EU-DOCS\34803307.2||

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

5. [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ⬤ ]) and is tax resident in [ ⬤ ] , so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facility Agreement.] *

[6/7] The New Lender confirms that it [is/is not] * * * an Investor Affiliate or Loan to Own/Distressed Investor or Industry Competitor.

[7/8] The New Lender expressly confirms that it [can/cannot] exempt the Collateral Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in Clause 30.1 (Appointment of the Agent).

[8/9] The New Lender hereby confirms that it has received a copy of each of the Transaction Security Documents which are governed by German law and are pledges, is aware of their contents and hereby expressly consents to the declarations of the Collateral Agent made on behalf of the New Lender as future pledge in such Transaction Security Documents.

[9/10]. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[10/11]. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12]. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s

|EU-DOCS\34803307.2||

Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

|EU-DOCS\34803307.2||

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
Branch [  ]	Branch [  ]
Branch MEI [  ]	Branch MEI [  ]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Collateral Agent, and the Transfer Date is confirmed as [  ].

[Agent]

Agent MEI [  ]

By:

[Collateral Agent]

By:

|EU-DOCS\34803307.2||

Schedule 5

Form of Assignment Agreement

To: [  ] as Agent and [  ] as Collateral Agent and [Company] for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 27.6 (Procedure for assignment) of the Facility Agreement:

(a) The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facility Agreement as specified in the Schedule.

(b) The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facility Agreement specified in the Schedule.

(c) The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3. The proposed Transfer Date is [  ].

4. On the Transfer Date the New Lender becomes:

(d) Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(e) Party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5. The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

|EU-DOCS\34803307.2||

6. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

7. The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(f) [a Qualifying Lender (other than a Treaty Lender);]

(g) [a Treaty Lender;]

(h) [not a Qualifying Lender].

8. [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(j) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(k) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

9. [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ⬤ ]) and is tax resident in [ ⬤ ] , so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facility Agreement.]*

[8/9] The New Lender confirms that it [is/is not]*** an Investor Affiliate or Loan to Own/Distressed Investor or Industry Competitor.

[9/10] The New Lender hereby confirms that it has received a copy of each of the Transaction Security Documents which are governed by German law and are pledges, is aware of their contents and hereby expressly consents to the declarations of the Collateral Agent made on behalf of the New Lender as future pledge in such Transaction Security Documents.

|EU-DOCS\34803307.2||

[10/11] The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) as provided for in paragraph (b) of Clause 30.1 (Appointment of the Agent).

[11/12] This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

[12/13] This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13/14] This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[14/15] This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

|EU-DOCS\34803307.2||

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Collateral Agent, and the Transfer Date is confirmed as [  ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[  ] as Agent

By:

[  ] as Collateral Agent

By:

|EU-DOCS\34803307.2||

Schedule 6

Form of Accession Deed

To: [  ] as Agent and [  ] as Collateral Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From: [Subsidiary] and [Company]

Dated:

Dear Sirs

£[  ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [  ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in paragraphs 1-4 of this Accession Deed unless given a different meaning in this Accession Deed.

2. [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to Clause [29.2 (Additional Borrowers)]/[Clause 29.4 (Additional Guarantors)] of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited [partnership] [liability company] and registered number [ ⬤ ].

3. [The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

4. [Subsidiary’s] administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

5. [Subsidiary] (for the purposes of this paragraph 5, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

|EU-DOCS\34803307.2||

IT IS AGREED as follows:

1. Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 5.

2. The Acceding Debtor and the Collateral Agent agree that the Collateral Agent shall hold:

(i) [any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii) all proceeds of that Security; and]

(iii) all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Collateral Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Collateral Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

3. The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

4. [In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].

6. This Accession Deed and any non‑contractual obligations arising out of or in connection with it [is/are] governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Collateral Agent (for the purposes of paragraph 5 above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

EXECUTED as a DEED

By: [Subsidiary]

|EU-DOCS\34803307.2||

Director

[Director/Secretary]

OR

EXECUTED as a DEED

By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Company

[Company]

By:

|EU-DOCS\34803307.2||

The Collateral Agent

[  ]

By:

Date:

|EU-DOCS\34803307.2||

Schedule 7

Form of Resignation Letter

To: [  ] as Agent

From: [resigning Obligor] and [Company]

Dated:

Dear Sirs

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2. Pursuant to [Clause 29.3 (Resignation of a Borrower)]/[Clause 29.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement and the Finance Documents (other than the Intercreditor Agreement).

3. We confirm that:

(a) no Default is continuing or would result from the acceptance of this request;

(b) [resigning Obligor] is under no actual or contingent obligations under the Finance Documents; and

(c) *[this request is given in relation to a Third Party Disposal of [resigning Obligor]].

4. This Resignation Letter and any non‑contractual obligations arising out of or in connection with it [is/are] governed by English law.

[Company]	[resigning Obligor]

By:	By:

NOTES:

* Insert where resignation only permitted in case of a Third Party Disposal.

|EU-DOCS\34803307.2||

Schedule 8

Form of Compliance Certificate

To: [  ] as Agent

From: [The Company]

Dated:

Dear Sirs

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.
dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. [We confirm that as at [the last day of the Relevant Period ending [  ]][the most recent Test Date]:

(a) [Consolidated EBITDA in respect of the Relevant Period ending on such date was [ ⬤ ]];

(b) [Consolidated Net Indebtedness was [  ]]; and

(c) [the Asset Cover Value was [  ]].]

(d) [Liquidity was [  ].]

3. [We confirm that the Total Net Leverage Ratio for the most recently ended Relevant Period was [  ]. Accordingly, with effect from [  ], the Margin shall be [  ]%.]

4. [We confirm that no Default is continuing.]

5. [We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [ ⬤ ]]

6. [We confirm that the aggregate EBITDA of the Guarantors represents not less than 85% of [Consolidated EBITDA] calculated in accordance with Clause 25.13 (Guarantors). We confirm that the gross assets of the Guarantors represents not less than 85% of the gross assets of the Restricted Group calculated in accordance with Clause 25.13 (Guarantors).]

Signed

Director
Of
[Company]

|EU-DOCS\34803307.2||

Schedule 9

Timetables

Currency of Loan
	USD	Sterling	EUR	HK$*	Other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-			U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 a.m.	U-1 9.30 a.m.	U-3 9.30 a.m.	U-3 9.30 a.m.	U-3 9.30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	U-3 11.00 a.m.	U-1 11.00 a.m.	U-3 11.00 a.m.	U-3 11.00 a.m.	U-3 11.00 a.m.
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.
Each Lender makes its participation in a Loan available in accordance with Clause 5.4 (Lenders’ participation)	U 2.00 p.m.	U 1.00 p.m.	U 2.00 p.m.	U 2.00 p.m.	U 2.00 p.m.
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	N/A	Quotation Day 9.00 a.m.	Quotation Day 9.00 a.m.	Quotation Day 5.30 p.m.
LIBOR, EURIBOR or HIBOR is fixed	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.

* For HK$, all times are Hong Kong time

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

|EU-DOCS\34803307.2||

|EU-DOCS\34803307.2||

Schedule 10

Material Companies

Name of Material Company	Registration number (or equivalent, if any)	Jurisdiction of incorporation
Soho House UK Limited	02864389	England & Wales
Soho House Properties Limited	07181524	England and Wales
Soho House Berlin GmbH	HRB 110858 B	Germany
Soho House New York LLC	–	New York, U.S.
Soho House West Hollywood LLC	4349029	Delaware, U.S.
Soho House Chicago, LLC	5063699	Delaware, U.S.
Little Beach House Malibu, LLC	5736316	Delaware, U.S.

|EU-DOCS\34803307.2||

Schedule 11

Agreed Security Principles

Hidden – Do not delete

1. AGREED SECURITY PRINCIPLES

1.1 The Company will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to the relevant Guarantor Company (as defined below).

1.2 The guarantees and security to be provided will be given in accordance with certain Agreed Security Principles. The Company and the Finance Parties have agreed and acknowledged that their rights and obligations under the Finance Documents and the Notes Purchase Agreement (together, the “Secured Documents”) in respect of (i) the giving or taking of guarantees, (ii) the giving and taking of security and (iii) all of the rights and obligations associated with such giving or taking of guarantees and security, shall be subject to and limited by these Agreed Security Principles.

1.3 The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from all Material Companies and other members of the Group required to give guarantees and security (the “Guarantor Companies”) in every jurisdiction in which Guarantor Companies are or may in the future be located. In particular:

(a) general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Guarantor Company to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise (including any legal fees, registration fees, stamp duty taxes and any other fees or related costs). The Company shall use reasonable endeavours to overcome any such limitation to the extent reasonably practicable. If, following the reasonable endeavours of the Company to overcome such limitations any such limit continues to apply, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and otherwise so as to minimise stamp duty, notarisation, registration tax or other applicable fees, taxes and duties (taking into consideration the proportionate benefit to the Finance Parties);

(b) the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent it would incur any cost (including any legal fees, notarisation, registration or other applicable fees, stamp duty or other duties, taxes and any other fees or related costs) to the Group which are disproportionate to the benefit for the Finance Parties of obtaining such guarantees or security;

(c) where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(d) it is expressly acknowledged that in certain jurisdictions it may be either impossible or impractical (taking into consideration the proportionate benefit to the Finance Parties) to

|EU-DOCS\34803307.2||

grant guarantees or create security over certain categories of assets, in which event such guarantees will not be granted and security will not be taken over such assets provided that the Company shall use reasonable endeavours to overcome or mitigate any such obstacle;

(e) unless granted under a global security document governed by the law of the jurisdiction of a Guarantor Company or under English law all security (other than share security over its Subsidiaries) shall be governed by the law of the jurisdiction of incorporation of that Guarantor Company;

(f) any assets subject to third party arrangements which may prevent those assets from being charged (or assigned by way of security) will be excluded from any relevant Transaction Security Document, provided that (subject as otherwise set out in these Agreed Security Principles) reasonable endeavours to obtain consent or waiver to charging any such assets shall be used by the Group if the relevant asset is material and the Company determines that such endeavours will not jeopardise commercial relationships with third parties;

(g) Guarantor Companies will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Guarantor Company or if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or would reasonably be expected to result in a risk of personal or criminal liability on the part of any director or other officer of such Guarantor Company or of any member of the Group provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(h) no perfection action will be required in a jurisdiction where the Guarantor Company is not located;

(i) perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Secured Documents therefor or (if earlier or to the extent no such time periods are specified in the Secured Documents) within the time periods specified by applicable law in order to ensure due perfection;

(j) the giving of a guarantee, the granting of security or the perfection of the security granted and the terms of the security shall not be required if it would have a material and adverse effect on the ability of the relevant Guarantor Company to conduct its operations and business (including its tax arrangements) in the ordinary course as otherwise permitted or not prohibited by the Secured Documents;

(k) pledges over shares or other interests or participations in joint ventures or the assets owned by such joint ventures or joint venture vehicles will not be required; and

(l) guarantee limitations may mean that access to the assets of a Guarantor Company is limited, in which case, any asset security granted by that Guarantor Company shall be limited to the maximum recoverable amount under the guarantee.

1.4 Reasonable legal fees, disbursements, registration costs, taxes, notary fees and other costs and expenses related to the guarantees and security incurred by legal counsel to the Company and by

|EU-DOCS\34803307.2||

legal counsel to the Agent or Collateral Agent will be paid (or payment thereof procured) by the Company.

2. GUARANTORS AND SECURITY

2.1 Subject to the due execution of all relevant Transaction Security Documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any foreign legal opinions and subject to any qualifications which may be set out in the Secured Documents and any relevant legal opinion obtained and subject to the requirements of the Agreed Security Principles, it is agreed that each guarantee and security will be an upstream, cross–stream and downstream guarantee and each guarantee and, without prejudice to the principles set forth in paragraph 1.2 above, security will be for all liabilities of the Obligors under the Secured Documents in accordance with, and subject to, the requirements of the Agreed Security Principles and/or any applicable law in each relevant jurisdiction.

2.2 To the extent possible under the relevant applicable law, all security shall consist of a single set of security interests and shall be given in favour of the Collateral Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary or convenient to ensure that security is given in favour of the Collateral Agent and not the Finance Parties individually. Such provisions will be contained in the Intercreditor Agreement and not the individual security documents (unless and to the extent required under the applicable local laws). To the extent possible under the relevant applicable law, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facility to a new Lender.

2.3 No member of the Group or the Company shall be required to pay the cost of any re–execution, notarisation, acknowledgment, re–registration, amendment or related perfection requirement for any guarantee or security or any related cost or fee, and no action shall be required to be taken by any member of the Group or the Company in relation thereto, on any transfer by any Finance Party.

3. TERMS OF GUARANTEES AND SECURITY DOCUMENTS

3.1 The following principles will be reflected in the terms of any guarantee or security taken as part of this transaction:

(a) the security shall be first ranking, to the extent possible;

(b) subject to the Intercreditor Agreement, no claims will be made under guarantees, and security will not be enforceable, until an Event of Default has occurred and is continuing (unremedied or unwaived) and notice has been served under the “acceleration” provisions of the relevant Secured Document (an “Enforcement Event”):

(i) no notices of pledges or security interests will be required unless, under the law applicable to such security, such notice is required to be delivered to perfect the security or at the Collateral Agent’s reasonable request following an Event of Default which is continuing; and

|EU-DOCS\34803307.2||

(ii) notification of receivables security to debtors (not being members of the Group) will only be given if an Enforcement Event has occurred;

(c) the provisions of each security document will not be unduly burdensome on the Guarantor Company or interfere with the operation of its business (including its tax arrangements) in the ordinary course and will be limited to those required to create, perfect or maintain effective security and shall not impose commercial obligations;

(d) information, such as lists of assets, will be provided only if and to the extent required by local law to be provided to perfect or register the relevant security interests and, unless required to be provided by local law more frequently, will be provided at the Collateral Agent’s reasonable request following an Event of Default which is continuing (unremedied or unwaived);

(e) the security documents will, where possible and practical (but subject to the other provisions set out in this Schedule and consistent with market practice in the relevant jurisdiction), automatically create security over future assets of the same type as those already secured;

(f) prior to an Enforcement Event, the security documents shall operate only to create security and not to impose new commercial obligations. Accordingly (i) they will not contain representations or undertakings unless these are required for the creation or perfection or protection of the security and (ii) they shall not repeat or extend any of the clauses set out in this Agreement, the Intercreditor Agreement or any other Secured Document, such as those relating to notices, insurance, further assurance, cost and expenses, indemnities, tax gross‑up, distribution of proceeds and release of security, unless and to the extent required by applicable law or market standard in the relevant jurisdiction for the creation or perfection or protection of security;

(g) in respect of share pledges, until an Enforcement Event, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them and shall be permitted to receive and retain dividends on pledged shares/pay dividends upstream on pledged shares to the extent permitted under any Secured Document with the proceeds to be available to the Group;

(h) the Collateral Agent shall only be able to exercise any power of attorney granted to it under the security documents following the occurrence of an Enforcement Event or, prior to an Enforcement Event if the relevant Guarantor Company has failed to comply with a further assurance or perfection obligation (and compliance with the same has not been remedied within any applicable grace period or waived);

(i) prior to an Enforcement Event, the Collateral Agent shall not have any right to block any funds being transferred between or by Group members;

(j) the security documents should not operate so as to prevent transactions which are permitted or not prohibited under the Secured Documents or to require additional consents or authorisations;

|EU-DOCS\34803307.2||

(k) without prejudice to the other terms of the Finance Documents, where an entity is being disposed of as permitted or not prohibited by this Agreement (including a disposal permitted by requisite consent) all guarantees by that entity in favour of the Finance Parties and others and all security in favour of the Finance Parties and others over the shares of that entity and the assets owned by that entity shall be released immediately before completion of such disposal;

(l) security over any asset disposed of in compliance with this Agreement, any guarantee granted by a member of the Group disposed of in compliance with this Agreement and any security over the assets of any such member of the Group shall all be released by the Collateral Agent no later than completion of such disposal;

(m) supplemental pledges shall be entered into where required by local law to create or perfect security; and

(n) the security documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement.

4. BANK ACCOUNTS

4.1 If a Guarantor Company grants security over its bank accounts it shall be free to deal with those accounts in the ordinary course of its business until an Enforcement Event.

4.2 If required by local law to create or perfect the security, notice of the security will be served on the account bank within five (5) Business Days of the security being granted and the Guarantor Company shall use its reasonable endeavours to obtain an acknowledgement of that notice with twenty (20) Business Days of service. If the Guarantor Company has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor Company from using a bank account in the course of its business no notice of security shall be served until the occurrence of an Enforcement Event.

4.3 Any security over bank accounts shall be subject to any prior security interests (including but not limited to rights of set‑off) in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Guarantor Company shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

4.4 If required under local law, and consistent with local standard market practice, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

4.5 No Security shall be required over any bank accounts that are segregated deposit accounts constituting payroll accounts, tax accounts and trust accounts, or until the occurrence and continuance of an Event of Default, any deposit, securities and bank accounts of any U.S. Obligors with a total amount on deposit at any one time of less than £500,000 in the aggregate.

5. FIXED ASSETS

|EU-DOCS\34803307.2||

5.1 If a Guarantor Company grants security over its material fixed assets it shall be free to deal with those assets in the ordinary course of its business and otherwise as permitted under any Finance Document until an Enforcement Event.

5.2 No notice whether to third parties or by attaching a notice to the fixed assets shall be prepared or given until an Enforcement Event.

5.3 If required under local law, and consistent with local standard market practice, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6. INSURANCE POLICIES

6.1 If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within twenty (20) Business Days of the security being granted and the Guarantor Company shall use its reasonable endeavours to obtain an acknowledgement of that notice with twenty (20) Business Days of service. If the Guarantor Company has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that twenty (20) Business Day period.

6.2 No loss payee or other endorsement shall be made on the insurance policy, and the Guarantor Company shall not be requested to hand over to the Collateral Agent the original of the insurance policy unless and to the extent required under local law to create or perfect the security.

7. INTELLECTUAL PROPERTY

7.1 No security shall be required to be granted (in addition to any security agreed to be granted over material intellectual property as a condition precedent to initial utilisation of the Facility) over any intellectual property which is determined by the Company (acting reasonably and in good faith) not to be material to the business of the relevant Guarantor Company or the Group taken as a whole.

7.2 If a Guarantor Company grants security over its intellectual property it shall be free to deal with those assets in the ordinary course of its business or otherwise as permitted under the Secured Documents (including, without limitation, allowing its intellectual property to lapse if no longer material or required as part of to its business) until an Enforcement Event.

7.3 No security shall be granted over any intellectual property which cannot be secured under the terms of any relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until an Enforcement Event.

7.4 If required for its validity, perfection or enforceability under local law, security over material intellectual property will be registered under the law of that security document or at a relevant supra–national registry (such as the EU or the Organisation Mondiale de la Propriété Intellectuelle), subject to the general principles set out in these Agreed Security Principles.

8. INTERCOMPANY RECEIVABLES

8.1 If a Guarantor Company grants security over its intercompany receivables it shall be free to deal with those receivables in the ordinary course of its business or otherwise as permitted under the Secured Documents until an Enforcement Event.

|EU-DOCS\34803307.2||

8.2 If required by local law to perfect the security, notice of the security will be served on the relevant lender and/or the borrower within thirty (30) Business Days of the security being granted and the Guarantor Company shall use its reasonable endeavours to obtain an acknowledgement of that notice within thirty (30) Business Days of service. If the Guarantor Company has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 30 Business Day period.

8.3 Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor Company from dealing with an intercompany receivable in the course of its business, no notice of security shall be served until the occurrence of an Enforcement Event.

8.4 If required under local law and consistent with local standard market practice, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

8.5 No lists of intercompany receivables shall be required to be provided or updated.

9. TRADE RECEIVABLES

9.1 If a Guarantor Company grants security over its trade receivables it shall be free to deal with those receivables in the ordinary course of its business or otherwise as permitted under the Secured Documents until an Enforcement Event.

9.2 Security over receivables shall not prohibit the transfer of receivables as permitted under the Secured Documents (including without limitation under any receivables financing agreement or arrangement) nor shall any such security continue to attach to receivables so transferred.

9.3 No notice of security may be served until the occurrence of an Enforcement Event.

9.4 No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract or are subject to any permitted non‑recourse factoring arrangement.

9.5 Any list of trade receivables required shall not include details of the underlying contracts and no lists thereof shall be required to be provided or updated.

9.6 No security shall be required to be granted over or in respect of receivables in respect of any school fees or similar fees payable by or in respect of students at any school or college owned or operated by any member of the Group.

10. SHARES

10.1 A Guarantor Company may grant a charge over or in the shares in other Guarantor Companies.

10.2 The relevant security document will be governed by the laws of the Guarantor Company whose shares are being secured and not by the law of the country of the Guarantor Company granting the security.

10.3 Until an Enforcement Event, the charging Guarantor Company will be permitted to retain and to exercise voting rights to any shares charged by it and each company whose shares have been

|EU-DOCS\34803307.2||

charged will be permitted to pay and the pledgors shall be permitted to retain dividends subject to and in accordance with the Intercreditor Agreement.

10.4 Where required by applicable law in order to create security over or in shares, the share certificate and a stock transfer form executed in blank will be provided to the Collateral Agent and where required by law the share certificate and/or shareholders register (as applicable) will be endorsed or written up and the endorsed share certificate and/or a copy of the written up register (as applicable) provided to the Collateral Agent.

10.5 Customary representations as to good title to the shares in Guarantor Companies that are subject to local law security will be included in the share pledges.

10.6 Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on perfection or enforcement of the security granted over them.

11. REAL ESTATE

11.1 A Guarantor Company may grant security over its material real estate.

11.2 Without prejudice to the foregoing and subject to these Agreed Security Principles, no security will be granted over any real estate situated in any other jurisdiction unless having a value equal to or greater than £5,000,000.

11.3 No security to be granted over leasehold interests.

11.4 Until an Enforcement Event there shall be no requirement to give any notice of security or charge to any lessee.

11.5 There will be no obligation to investigate title, provide surveys or conduct insurance, environmental or other diligence.

11.6 Subject to these Agreed Security Principles, a Guarantor Company providing security over its material real estate shall not be under any obligation to obtain any landlord consent required to grant security over its material real estate, nor to investigate the possibility thereof. The cost of granting any real estate security will not be required to exceed an amount that is reasonable and not disproportionate to the value of the real estate and the benefit of the relevant security to the Finance Parties. The amount secured by each security over material real estate may be restricted to an agreed level.

12. RELEASE OF SECURITY

Unless required by local law, the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

13. ADDITIONAL SECTION 956 LIMITATIONS ON GUARANTEE AND SECURITY

13.1 Notwithstanding anything to the contrary in any Finance Document, no guarantee will be provided by any member of the Group (other than the Parent or the Company) that is (i) a CFC, (ii) a direct

|EU-DOCS\34803307.2||

or indirect subsidiary of a CFC, or (iii) an entity that is not treated as a corporation for U.S. federal income tax purposes and that is a direct or indirect subsidiary of the Company substantially all of the assets of which consist of (x) equity interests in one or more CFCs and/or (y) CFC Debt with respect to any U.S. Obligation.

13.2 Notwithstanding anything to the contrary in any Finance Document, no more than 65% of the stock or other equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of, and none of the assets or property (which includes stock or equity interests in entities) of, any member of the Group that is an entity described in paragraph 13.1(i), (ii) or (iii) above and no secured CFC Debt may be pledged directly or indirectly as security for any U.S. Obligations.

14. LIMITATIONS IN RESPECT OF PERMITTED JOINT VENTURES AND EXCLUDED SPVS

There shall be no requirement for any entity to accede to this Agreement as a Guarantor or grant any Security (or for any Security to be granted in respect of the shares or other interests in or receivables owing from such entity) to the extent that entity is a Permitted Joint Venture, an Excluded SPV or Soho House (Hong Kong) Limited.

|EU-DOCS\34803307.2||

Schedule 12

Form of Increase Confirmation

To: [  ] as Agent and [  ] as Collateral Agent and [  ] as Company, for and on behalf of each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated:

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

[ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 2.2 (Increase) of the Facility Agreement.

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ⬤ ].

5. On the Increase Date, the Increase Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a Senior Creditor.

6. The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

7. The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8. The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a) [a Qualifying Lender (other than a Treaty Lender)];

(b) [a Treaty Lender];

|EU-DOCS\34803307.2||

(c) [not a Qualifying Lender].

9. [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes; or

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[10]. [The Increase Lender confirms that it is a Treaty Lender that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ⬤ ]) and is tax resident in [ ⬤ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests the Company notify:

(a) each Borrower which is a Party as a Borrower as at the Increase Date that it wishes the scheme to apply to the Facility Agreement; and

(b) each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes the scheme to apply to the Facility Agreement.]

[10/11]. [The Increase Lender confirms that it is not an Investor Affiliate.]

[11/12] The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) as provided for in paragraph (b) of Clause 30.1 (Appointment of the Agent).

[12/13]. We refer to clause [20.13] (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

|EU-DOCS\34803307.2||

[13/14]. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[14/15]. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15/16]. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

|EU-DOCS\34803307.2||

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Collateral Agent and the Increase Date is confirmed as [ ⬤ ].

Agent

By:

Collateral Agent

By:

|EU-DOCS\34803307.2||

Schedule 13

Form of Notifiable Debt Purchase Transaction Notice

Part 1
Form of notice on entering into Notifiable Debt Purchase Transaction

To: [  ] as Agent

From: [The Lender]

Dated:

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2. We have entered into a Notifiable Debt Purchase Transaction.

3. The Notifiable Debt Purchase Transaction referred to in paragraph 1 above relates to the amount of our Commitment(s) as set out below.

Commitment and Facility	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates/GBP
Commitment/Facility	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

|EU-DOCS\34803307.2||

Part 2
Form of notice on termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate

To: [  ] as Agent

From: [The Lender]

Dated:

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to paragraph (c) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2. A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ⬤ ] has [terminated]/[ceased to be with an Investor Affiliate].

3. The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment and Facility	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Sterling)
Commitment and Facility	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

|EU-DOCS\34803307.2||

Schedule 14

Restrictive Covenants

Hidden – Do not delete

1. ASSET SALES

1.1 The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1.1.1 :

(a) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Facilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in any event within ninety (90) days of such Asset Sale, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(iii) any stock or assets of the kind referred to in paragraph 1.2.2 or paragraph 1.2.5 of the next paragraph.

1.2 Within three hundred sixty (360) days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

1.2.1 to repay Indebtedness (other than Indebtedness owed to the Company or any Restricted Subsidiary) and other Obligations under the Notes Purchase Agreement and any other Credit Facility (including the Facilities);

1.2.2 to make an Investment in any one or more businesses (provided that if such Investment is in the form of an acquisition of Capital Stock of a Person, such acquisition results in such

|EU-DOCS\34803307.2||

Person becoming a Restricted Subsidiary of the Company), assets, or property, in each case, used or useful in a Permitted Business;

1.2.3 to make an Investment in any one or more businesses (provided that if such Investment is in the form of an acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties or assets that are the subject of such Asset Sale;

1.2.4 to make a capital expenditure; or

1.2.5 to acquire other assets that are not classified as current assets under U.S. GAAP and that are used or useful in a Permitted Business;

provided that the assets (including Voting Stock) acquired with the Net Proceeds from any disposition of Collateral are pledged as Collateral in accordance with the Transaction Security Documents and provided further that any application of such Net Proceeds shall not be permitted under paragraph (15)(a) of the definition of Permitted Investment where the disposition of assets was made by a non-SPV Entity.

1.3 The Company (or the applicable Restricted Subsidiary) will be deemed to have complied with the provisions set forth in paragraph 1.2.2 and paragraph 1.2.3 above if within three hundred sixty (360) days after the Asset Sale that generated the Net Proceeds, the Company (or the applicable Restricted Subsidiary) has entered into a binding agreement to apply such Net Proceeds and such Net Proceeds are actually applied within one hundred eighty (180) days after the end of such 360-day period.

1.4 Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings (including under this Agreement) or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

1.5 Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph 1.2 above will constitute “Excess Proceeds” and Excess Proceeds shall be applied in accordance with the Notes Purchase Agreement.

2. Restricted Payments

2.1 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

2.1.1 declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or (y) dividends or distributions issued by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at

|EU-DOCS\34803307.2||

least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

2.1.2 purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than Equity Interests owned by the Company or a Restricted Subsidiary);

2.1.3 make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Senior Facilities (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof;

2.1.4 make any payment (other than by capitalization of interest) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Shareholder Funding; or

2.1.5 make any Restricted Investment;

(all such payments and other actions set forth in paragraph 2.1.1 to paragraph 2.1.5 inclusive above being collectively referred to as “Restricted Payments”), unless, at the time of the relevant determination and pro forma for such Restricted Payment:

2.1.6 no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

2.1.7 the Total Net Leverage Ratio in respect of the Relevant Period ending on the most recently ended Quarter Date does not exceed 3.00:1.00.

2.2 The preceding paragraph 2.1 will not prohibit:

2.2.1 the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

2.2.2 the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests or Shareholder Funding of the Company (other than Disqualified Stock) or from the substantially concurrent sale of Equity Interests or Shareholder Funding of the Company or contribution of common equity capital to the Company;

2.2.3 the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is (a) contractually subordinated to the Senior Facilities with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or (b) made in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such repurchase, redemption, defeasance or acquisition;

|EU-DOCS\34803307.2||

2.2.4 the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis (or on a greater than pro rata basis in favour of any holder of its Equity Interests which is the Company or a Restricted Subsidiary provided that, if the Restricted Subsidiary making such payment is an Obligor that is wholly-owned by two or more Restricted Subsidiaries, at least one of which is an Obligor and at least one of which is not an Obligor (a “Non-Obligor Recipient”), no Non-Obligor Recipient shall receive such payment on a greater than pro rata basis pursuant to this paragraph 2.2.4);

2.2.5 any payments or amounts constituting or to be used directly or indirectly for purposes of making payments in connection with the repurchase, redemption or other acquisition or retirement for value (“repurchase”) of any Equity Interests of the Parent (or any Successor Parent or Parent Entity), the Company or any Restricted Subsidiary of the Company or any MIP Vehicle held directly or indirectly by any current or former officer, director or employee of any such entity or MIP Vehicle pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or otherwise in connection with any management incentive plan or similar arrangements in an aggregate principal amount when aggregated with payments made under paragraph (9) of the definition of Permitted Investments not to exceed £40.0 million at any one time outstanding;

2.2.6 the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; provided that the cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this paragraph 2 (Restricted Payments) or any other provisions of this Agreement;

2.2.7 [Reserved];

2.2.8 so long as no Default has occurred and is continuing or would be caused thereby, payment of fees to the Sponsor, HS Investments, Raycliff and/or RBI pursuant to any Management Agreement in an aggregate amount when aggregated with any payments made under paragraph 2.2.14 not to exceed £3.0 million in any Financial Year;

2.2.9 the repurchase of Equity Interests of the Company constituting fractional shares;

2.2.10 distributions of Capital Stock of Unrestricted Subsidiaries;

2.2.11 [Reserved];

2.2.12 [Reserved];

2.2.13 any performance or similar guarantees or customary guarantees and environmental indemnities or guarantees of lease obligations in connection with any transaction relating to an SPV Entity;

|EU-DOCS\34803307.2||

2.2.14 Permitted Parent Payments in an aggregate amount when aggregated with any payments made under paragraph 2.2.8 not to exceed £3.0 million in any Financial Year;

2.2.15 so long as no Default has occurred and is continuing or would be caused thereby, the repayment or prepayment of any Short-Term Shareholder Funding within sixty (60) days of its incurrence;

2.2.16 [Reserved];

2.2.17 [Reserved];

2.2.18 [Reserved]; and

2.2.19 for any taxable year, or portion thereof, for which the Company (or if the Company is a disregarded entity for applicable U.S. federal income tax purposes, the Company’s regarded parent) is a member of a group filing a consolidated or combined tax return with a parent entity, payments to such parent entity to pay taxes in an amount in any fiscal year not to exceed the amount that the Company (or if disregarded, its regarded parent) and its Subsidiaries that are members of such group would be required to pay for such fiscal year were the Company (and if disregarded, its regarded parent) and such Subsidiaries to pay taxes on a consolidated or combined basis.

2.3 The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this paragraph 2 (Restricted Payments) will be determined in good faith by an officer or director responsible for duties similar to an officer of the Company; provided that the Fair Market Value of any assets or securities that are required to be valued by this paragraph 2 (Restricted Payments) will be determined by the Board of Directors of the Company if the Fair Market Value exceeds £10.0 million. For purposes of determining compliance with this paragraph 2 (Restricted Payments), if a Restricted Payment meets the criteria of more than one of the exceptions described in paragraph 2.2.1 to 2.2.19 (inclusive) above, or is entitled to be made according to paragraph 2.1, the Company may, in its sole discretion, classify the Restricted Payment in any manner that complies with this paragraph 2 (Restricted Payments).

3. Incurrence of Indebtedness and Issuance of preferred stock

3.1 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock or any shares of preferred stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or any shares of preferred stock.

3.2 Paragraph 3.1 of this Schedule will not prohibit the incurrence of any of the following items of Indebtedness by the Company or any Restricted Subsidiary (collectively, “Permitted Debt”):

|EU-DOCS\34803307.2||

3.2.1 the incurrence by the Company and any Restricted Subsidiary of Indebtedness under (i) any Finance Document and (ii) in such form in effect as of 23 March 2021, the Notes Purchase Agreement and any “Finance Document” as defined in the Notes Purchase Agreement as at the date of this Agreement (including, for the avoidance of doubt, pursuant to any incremental facility or additional facility ranking pari passu with the Senior Facilities made available thereunder prior to or after the date of this Agreement);

3.2.2 the incurrence by the Company and its Restricted Subsidiaries of (a) Indebtedness listed on the Existing Indebtedness Schedule and (b) (only until and including the first Business Day following the Closing Date) the Existing Debt;

3.2.3 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities, including this Agreement, which, when aggregated with the Facilities, does not exceed an aggregate principal amount at any one time outstanding under this paragraph 3.2.3 (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) of £75 million;

3.2.4 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case:

(a) incurred for the purpose of financing (whether prior to or within two hundred seventy (270) days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) or other assets used or useful in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this sub-paragraph (a), not to exceed the greater of £20 million and 27 per cent. of LTM Consolidated EBITDA at any time outstanding; or

(b) incurred in connection with Soho Farmhouse Rhinebeck (or such other name for a Soho Farmhouse in the Rhinebeck, New York area) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this sub-paragraph (b), not to exceed $220 million at any time outstanding;

3.2.5 the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Schedule to be incurred under paragraph 3.2.1, 3.2.2 or 3.2.5;

3.2.6 the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (unless such Indebtedness constitutes a “Permitted Investment” under paragraph (12) thereof):

|EU-DOCS\34803307.2||

(a) if (x) the borrower is the Company or a Guarantor and the payee is not the Company or a Guarantor, (y) the aggregate amount of the Indebtedness owed by such borrower to such payee is GBP 1,000,000 or more and (z) such Indebtedness is (or will be) outstanding for more than 10 Business Days, the relevant payee shall accede to the Intercreditor Agreement as an Intra-Group Lender; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this paragraph 3.2.6;

3.2.7 the issuance by any of the Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this paragraph 3.2.7;

3.2.8 the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in connection with Indebtedness otherwise permitted to be incurred by this Agreement or otherwise in the ordinary course of business (other than for speculative purposes);

3.2.9 the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Indebtedness under the Finance Documents, then the guarantee of such Indebtedness shall be subordinated or pari passu to the Indebtedness under the Finance Documents, as applicable, to the same extent as the Indebtedness being guaranteed;

3.2.10 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, bids and performance or surety bonds in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

3.2.11 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days of incurrence;

|EU-DOCS\34803307.2||

3.2.12 arising under any local facilities (including any overdraft, working capital facility, other bilateral financing or asset backed loan) incurred by any Restricted Subsidiary, provided that:

(a) such Restricted Subsidiary has incurred Indebtedness under such local facility in a jurisdiction where the proceeds of such local facility cannot be on-lent to the Company or any other Restricted Subsidiary (due to local law, tax or other regulatory or legal restrictions) and the recourse of the creditor of such local facility is limited to such Restricted Subsidiary only; or

(b) the aggregate principal amount of all such local facilities outstanding at any time (other than those incurred pursuant to paragraph (a) above) shall not exceed the greater of £12.5 million and 17 per cent. of LTM Consolidated EBITDA;

3.2.13 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each other than an obligation for money borrowed) and other customary non-recourse guarantees and environmental indemnities or guarantees of lease and/or rental obligations in the ordinary course of business;

3.2.14 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements or (C) deferred compensation or equity-based compensation to current or former officers, directors, consultants, advisors or employees thereof (other than Permitted Holders), in each case in the ordinary course of business;

3.2.15 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or other Obligations arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness (or other Obligations) shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

3.2.16 Indebtedness, Disqualified Stock or preferred stock of (x) the Company or any of its Restricted Subsidiaries or (y) a Subsidiary incurred and outstanding or committed to be incurred on or prior to the date on which such Subsidiary was acquired by the Company or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Company or any of its Restricted Subsidiaries in accordance with the terms of this Schedule (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of, or was otherwise acquired by, the Company or a Restricted Subsidiary); provided,

|EU-DOCS\34803307.2||

however, that such Indebtedness is discharged within six (6) Months of the acquisition of such Subsidiary;

3.2.17 Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, Joint Ventures of the Company or any Restricted Subsidiary; provided, however, that the only recourse on such Indebtedness (including any guarantee of Indebtedness but excluding in all cases lease guarantees, cost overrun guarantees and similar guarantees which may be incurred under this paragraph 3.2.17 by the Company or any Restricted Subsidiary with respect to any Joint Venture on a recourse basis) is limited to the Company’s or such Restricted Subsidiary’s Equity Interests in (and/or receivables owed to it by) the related Joint Venture;

3.2.18 the incurrence by the Company or any of its Restricted Subsidiaries of one or more letter of credit facilities and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) in an aggregate principal amount at any time outstanding not to exceed the greater of £8.25 million and 11 per cent. of LTM Consolidated EBITDA;

3.2.19 the incurrence by any SPV Entity of any SPV Indebtedness that is Non-Recourse Debt (disregarding for this purpose paragraph (2) of the definition thereof); provided that the Indebtedness of any Miami SPV (the “Miami Debt”) shall be permitted under this paragraph 3.2.19 and shall as a result be deemed to be SPV Indebtedness for the purposes of this Agreement notwithstanding that it is not Non-Recourse Debt provided that (A) the recourse in respect of the Miami Debt is limited to a guarantee provided by US AcquireCo, Inc. on substantially the same basis as the guarantee extended as of the date of this Agreement (but this proviso (A) shall not prohibit any increase to the amount of the Miami Debt (or any increase to the amount of the guarantee thereof, pro rata to any increase to the Miami Debt) following the date of this Agreement) (B) pro forma for any increase, the Miami Loan to Value Ratio does not exceed 80%, and (C) the terms of the Miami Debt do not include any maintenance financial covenant relating to the Company or any member of the Restricted Group (other than any financial covenants relating to any Miami SPV and/or US AcquireCo, Inc.);

3.2.20 the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including Acquired Debt) or the issuance by any Restricted Subsidiary of preferred stock, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this paragraph 3.2.20, not to exceed the greater of (i) £37.5 million and (ii) 50 per cent. of LTM Consolidated EBITDA (provided that the amount under such paragraph (ii) shall be capped at £100.0 million);

3.2.21 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising under any bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution in order to comply with the requirements under section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or under section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV); and

|EU-DOCS\34803307.2||

3.2.22 [Reserved].

3.3 The Company shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the guarantees provided under this Agreement on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

3.4 For purposes of determining compliance with this paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock), in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in paragraphs 3.2.1 to 3.2.21 (inclusive), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this paragraph 3. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred under any sub-paragraph of paragraph 3.2 so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, all Indebtedness incurred from time to time under this Agreement will be deemed to have been incurred in reliance on the exception provided by paragraph 3.2.1 above and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

3.5 The accrual of interest, the accretion or amortisation of original issue discount or liquidation preference, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock). Notwithstanding any other provision of this paragraph 3, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this paragraph 3 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. For purposes of determining compliance with any pound-denominated restriction on the incurrence of Indebtedness, the Pound Equivalent principal amount of Indebtedness denominated in a different currency shall be utilised, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first drawn, in the case of Indebtedness incurred under a revolving credit facility; provided, however, that (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than pound sterling, and such refinancing would cause the applicable British pound sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such pound sterling-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) such Indebtedness denominated in non-British pound sterling currency is subject to a Currency Exchange Protection Agreement with respect to British pound sterling, the amount of such Indebtedness expressed in British pound sterling will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (iii) the

|EU-DOCS\34803307.2||

Pound Equivalent of the principal amount of any such Indebtedness outstanding on the date of this Agreement shall be calculated based on the relevant currency exchange rate in effect on the date of this Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the Pound Equivalent of the Indebtedness refinanced determined on the date such Indebtedness was originally incurred, except to the extent that:

3.5.1 such Pound Equivalent was determined based on a Currency Exchange Protection Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence; and

3.5.2 the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the Pound Equivalent of such excess will be determined on the date such refinancing Indebtedness is being incurred.

3.6 Notwithstanding any other provision of this paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock), the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

3.7 The amount of any Indebtedness outstanding as of any date will be:

3.7.1 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

3.7.2 the principal amount of the Indebtedness, in the case of any other Indebtedness; and

3.7.3 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

4. Liens

The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, which Lien is securing any Indebtedness, except Permitted Liens.

5. [RESERVED.]

6. [Reserved.]

7. Transactions with Affiliates

|EU-DOCS\34803307.2||

7.1 The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (i) £5.0 million and (ii) 6.7 per cent. of LTM Consolidated EBITDA (provided that the amount under such paragraph (ii) shall be capped at £13.4 million), unless:

7.1.1 the Affiliate Transaction is on terms that are no less favourable to the Company or the relevant Restricted Subsidiary (as determined in good faith by the Company) than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

7.1.2 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (i) £10.0 million and (ii) 13.4 per cent. of LTM Consolidated EBITDA (provided that the amount under such paragraph (ii) shall be capped at £26.8 million), such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

7.1.3 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (i) £15.0 million and (ii) 20 per cent. of LTM Consolidated EBITDA (provided that the amount under such paragraph (ii) shall be capped at £40.0 million), an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

7.2 The following items will not be deemed to be Affiliate Transactions and therefore will not be subject to paragraph 7.1:

7.2.1 the entering into, and transactions with or payments to, including grants of securities, stock options and similar rights, any current or former employee, officer, consultant, advisor or director pursuant to any employment agreement, compensation, service, severance or benefit plans, management incentive plan or similar arrangements, indemnification arrangements or rights to indemnify or any arrangements entered into in the ordinary course of business;

7.2.2 (i) transactions exclusively between or among the Company and/or its Restricted Subsidiaries or any Person that will become a Restricted Subsidiary as a result of such transaction and such transaction is otherwise in compliance with this Agreement; provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary or person, as applicable, and (ii) any merger, consolidation or amalgamation of the Company and any direct or indirect parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents, Shareholder Funding and the Capital Stock of the Company or a parent of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

|EU-DOCS\34803307.2||

7.2.3 transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

7.2.4 payment of reasonable directors’ fees and reasonable out of pocket expenses to officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

7.2.5 any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

7.2.6 Restricted Payments and Permitted Investments that are in compliance with paragraph 2 (Restricted Payments) of this Schedule;

7.2.7 (i) transactions effected pursuant to agreements in effect on the date of this Agreement, including the Management Agreement, and any amendment, modification or replacement of such agreements (so long as such amendment or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole, than the agreement as in effect on the date of this Agreement as determined in good faith by senior management of the Company) and (ii) any effective or pending transaction listed on the Affiliate Transactions Schedule;

7.2.8 payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice;

7.2.9 transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services in the ordinary course of business;

7.2.10 transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Agent a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of paragraph 7.1;

7.2.11 payments or loans (or cancellation of loans) to directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

7.2.12 the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of this Agreement, any stockholders agreement to which it is a party as of the date of this Agreement or any other agreement or arrangement in existence on the date of this Agreement and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the date of this Agreement shall only be permitted by this paragraph 7.2.12 to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Finance Parties

|EU-DOCS\34803307.2||

in any material respect than the original transaction, agreement or arrangement as in effect on the date of this Agreement;

7.2.13 transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and otherwise in compliance with the terms of this Agreement; provided that no officer, director or Affiliate of the Company (excluding any such Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person) beneficially owns any Equity Interests in such Unrestricted Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Company);

7.2.14 any contribution to the equity capital of the Company; and

7.2.15 transactions permitted by, and complying with, paragraph 1 (Asset Sales) or a Permitted Reorganisation.

8. Designation of Restricted and Unrestricted Subsidiaries

8.1 The Board of Directors of the Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary or Person that becomes a Subsidiary through merger amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default and the Subsidiary meets the definition of “Unrestricted Subsidiary.”

8.2 If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under paragraph 2 (Restricted Payments) above or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

8.3 Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under paragraph 2 (Restricted Payments) above.

8.4 If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) above the Company will be in default of such paragraph.

8.5 The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be

|EU-DOCS\34803307.2||

an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) above calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

9. Passive Holding Company

9.1 Neither the Parent nor the Company shall:

9.1.1 conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations;

9.1.2 incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations; or

9.1.3 own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents (other than cash received in connection with dividends made by its Subsidiaries or in respect of intercompany loans permitted under this Agreement or cash or Cash Equivalents from the proceeds of an Asset Sale not prohibited by this Agreement or issuance of Equity Interests)), in each case, other than:

(a) the ownership of shares of Capital Stock of, or Indebtedness owing by, its direct or indirect Subsidiaries or activities incidental to its ownership of the Capital Stock of, or Indebtedness owing by, its direct or indirect Subsidiaries (including the establishment of any additional Subsidiaries) or the maintenance of administrative employees and functions incidental to its existence and operations that are immaterial to the Lenders (taken as a whole);

(b) the maintenance of properties and assets related to administrative employees and functions incidental to its existence (including entry into and performance of its obligations with respect to contracts and other arrangements including providing indemnification to officers, managers, directors and employees);

(c) in connection with any management incentive scheme, equity purchase agreement, stock option agreement, shareholders’ agreement or similar agreement;

(d) the performance of activities in preparation for and consummating any public or private offering of common stock or any other issuance or sale of its Equity Interests;

(e) incurrence, creation, assumption, existence and performance of (i) non-consensual obligations imposed by operation of law; (ii) obligations permitted or not prohibited pursuant to this Agreement and the Transaction Security Documents to which it is a party (including, without limitation, any obligation under any Finance Document and the Notes Purchase Agreement as in effect on 23 March 2021 and

|EU-DOCS\34803307.2||

any finance or loan documents so characterised thereunder (including, for the avoidance of doubt, pursuant to any incremental facility or additional facility ranking pari passu with the Senior Facilities made available thereunder after 23 March 2021), and any replacement thereof and, until (and excluding) the second Business Day following the Closing Date, the Existing Debt); (iii) obligations with respect to its Capital Stock (including, for the avoidance of doubt, the issuance of Capital Stock); (iv) intercompany Indebtedness, so long as such Indebtedness is evidenced by an intercompany note or loan; and (v) Shareholder Funding; and

(f) (i) the provision of administrative services (excluding legal and treasury services) to other members of the Restricted Group or the Parent of a type customarily provided by a holding company to its Subsidiaries; (ii) ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalents but only if those shares, credit balances, cash and Cash Equivalents are subject to the Transaction Security (save where no such Transaction Security is required under the terms of this Agreement); (iii) any liabilities and the performance of obligations under the Finance Documents and Shareholder Funding to which it is a party and incurrence and payment of professional and advisory fees and administration costs in the ordinary course of business as a holding company or as otherwise expressly permitted or not prohibited by any other term of any Finance Document; (iv) any liabilities and the performance of any obligations under or in connection with professional services engagements and other contracts for the benefit of the whole or part of the rest of the Group in each case, in the ordinary course of its role as a parent company of the Group or substantially consistent with past practice; (v) guarantees and similar arrangements in respect of obligations of members of the Group (and/or of any other person provided that such guarantee or similar arrangement is not prohibited by paragraph 2 (Restricted Payments)) not constituting Indebtedness, including but not limited to operating leases, building contracts and project development contracts in each case, in the ordinary course of its role as a parent company of the Group or substantially consistent with past practice; (vi) taking any action or any steps in connection with a proposed Listing, provided that such action does not result in the Finance Parties ceasing to have Transaction Security over 100% of the share capital of the Company; (vii) a Permitted Reorganisation; and (viii) any Indebtedness or Shareholder Funding which is permitted or not otherwise prohibited under this Schedule 14.

9.2 Neither the Parent nor the Company shall incorporate or acquire any direct operating or trading Subsidiary (other than a Successor Parent or Parent Entity) that would, if it were a member of the Restricted Group, constitute a Material Company.

10. Impairment of Security Interest

10.1 The Parent and the Company will not, and the Company will not cause or permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the incurrence of Liens on the Collateral permitted by the definition of Permitted Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Finance Parties (taken as a

|EU-DOCS\34803307.2||

whole), and the Parent and the Company will not and the Company will not cause or permit any of its Restricted Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Finance Parties and the other beneficiaries described in the Transaction Security Documents and the Intercreditor Agreement. Nothing in this provision shall restrict the discharge or release of the Collateral in accordance with this Agreement, the Transaction Security Documents and the Intercreditor Agreement and the Company and its Restricted Subsidiaries may incur Permitted Liens.

10.2 At the request of the Company and without the consent of the Lenders, the Collateral Agent may from time to time enter into one or more amendments to the Transaction Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) (but subject to compliance with the paragraph above) provide for Permitted Liens, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the rights of the Finance Parties in any material respect (taken as a whole).

10.3 In the event that Company complies with this paragraph 10 (Impairment of Security Interest), the Agent and the Collateral Agent may (subject to customary protections and indemnifications and the receipt of an Officers’ Certificate and Opinion of Counsel providing that the conditions precedent relating to the applicable requested action have been satisfied) consent to such amendment, extension, renewal, restatement, supplement, modification, replacement or release with no need for instructions from the Lenders provided such amendment, extensions, renewal, restatement, supplement, modification, replacement or release is in compliance with this Agreement, the Transaction Security Documents and the Intercreditor Agreement.

11. Certain Definitions

11.1 Terms used in this Schedule (other than those terms defined in Clause 1 (Definitions and Interpretation) of this Agreement and not otherwise defined in this paragraph 11) shall have the meanings provided to them in this paragraph 11.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Subsidiary of such specified Person, or expressly assumed in connection with the acquisition of assets from any such Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Subsidiary.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under

|EU-DOCS\34803307.2||

common control with” have correlative meanings.

“Approved Intercreditor Agreement” means either the Intercreditor Agreement or an intercreditor agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially worse to the Lenders), including substantially the same terms with respect to release of Guarantees and priority and release of Collateral.

“Asset Sale” means:

(1) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Clause 10 (Mandatory Prepayment) and not by paragraph 1 (Asset Sales); and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(3) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than £5.0 million;

(4) a transfer of assets (w) from a Restricted Subsidiary to the Company or a Guarantor; (x) between or among the Company and the Guarantors; (y) between or among non-Guarantor Restricted Subsidiaries (other than where the recipient is an SPV Entity) or (z) between or among SPV Entities;

(5) an issuance of Equity Interests by a Restricted Subsidiary of the Company to:

(a) the Company or to a Restricted Subsidiary of the Company; or

(b) the holders of its Equity Interests on a pro rata basis (or on a greater than pro rata basis in favour of any holder of its Equity Interests which is the Company or a Restricted Subsidiary) provided that, if the Restricted Subsidiary issuing such Equity Interests is an Obligor that is wholly-owned by two or more Restricted Subsidiaries, at least one of which is an Obligor and at least one of which is not an Obligor (a “Non-Obligor Holder”), no Non-Obligor Holder shall be issued Equity Interests on a greater than pro rata basis pursuant to this paragraph (5)(b);

(6) the sale or lease of equipment, inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, no longer useful, worn-out or obsolete assets;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) a Restricted Payment that does not violate paragraph 2 (Restricted Payments) above or a Permitted Investment;

|EU-DOCS\34803307.2||

(9) the creation of Permitted Liens and, subject to the Intercreditor Agreement, foreclosure upon such Permitted Liens;

(10) the licensing of intellectual property to third Persons on customary terms as determined in good faith by the Board of Directors of the Company;

(11) transfers of property subject to casualty or condemnation proceedings;

(12) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(13) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and leaseback transactions, asset securitisations and other similar financings;

(17) sales, transfers or other dispositions of Investments in joint ventures or similar arrangements to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture or similar arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such sale, transfer or disposition is applied in accordance with paragraph 1 (Asset Sales) above;

(18) the issuance or sale of Equity Interests in any of the Company’s Joint Ventures pursuant to any management incentive scheme, stock option agreement or similar agreement;

(19) an Asset Sale necessary in order to comply with the requirements of section 7f of the Fourth Book of the German Social Code (Sozialgesetzbuch IV) or section 4 of the German Company Pensions Act (Gesetz zur Verbesserung der betrieblichen Altersversorgung); and

(20) an Asset Sale with respect to any real estate located in Germany cannot be restricted pursuant to section 1136 (alone or in conjunction with section 1192 paragraph 1) of the German Civil Code (Bürgerliches Gesetzbuch).

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee

|EU-DOCS\34803307.2||

thereof duly authorised to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalised on a balance sheet prepared in accordance with the Original Accounting Principles, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United Kingdom, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or United Kingdom or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the option of the Company or any of its Restricted Subsidiaries;

(2) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of twelve (12) months or less from the date of acquisition issued by a bank or trust company which

|EU-DOCS\34803307.2||

is organised under, or authorised to operate as a bank or trust company under, the laws of a member state of the European Union or the United Kingdom or of the United States of America or any state thereof, Switzerland or Canada; provided that such bank or trust company is an Acceptable Bank;

(3) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in paragraphs (1) and (2) above entered into with an Acceptable Bank;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(5) Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or the dematerialised equivalent); and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in paragraph (1) to (5) (inclusive) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the Company becoming aware (by way of report or filing under the Exchange Act or by any other means) of the direct or indirect acquisition by any Person or Relevant Group, other than one or more of the Permitted Holders, of more than 50 per cent. of the total voting power of the Voting Stock of the Company;

(2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to a Person other than a member of the Restricted Group or one or more Permitted Holders; or

(3) the shares of the Company cease to be wholly-owned directly by the Parent other than as a result of a Permitted Transaction or a Permitted Reorganisation,

provided that no Change of Control shall be deemed to occur by reason of the Parent or the Company becoming a Subsidiary of a Successor Parent or Parent Entity provided that the Finance Parties (or the Collateral Agent on their behalf) continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods, provided that the Company shall use reasonable endeavours to mitigate any reset of hardening periods) security over the shares (or other interests) in the Company thereafter.

“Collateral” means the rights, property and assets securing the Finance Documents and any rights, property or assets in which a Lien has been granted to secure the Obligations of the Parent, the Company and the Guarantors pursuant to the Transaction Security Documents.

“Commission” or “SEC” means the U.S. Securities and Exchange Commission.

“Credit Facilities” means, one or more debt facilities, indentures or agreements (including, without

|EU-DOCS\34803307.2||

limitation, the Notes Purchase Agreement and the Facilities) or commercial paper facilities, in each case, with banks or other institutional lenders, commercial finance companies, creditors, investors or other lenders providing for revolving credit loans, term loans, bonds, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit, in each case, for working capital purposes, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or redesignating Subsidiaries of the Company as borrowers or guarantors thereunder).

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the latest date on which the Facilities mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under paragraph (2). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Agreement); provided, that with respect to any such amount less than £5.0 million, only the good faith determination of the Company’s management shall be required.

|EU-DOCS\34803307.2||

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

in each case, not entered into for speculative purposes.

“HS Investments” means (1) HS Investments EU5 Limited, (2) HS Investments (A) Limited Partnership, (3) any funds, partnerships or other entities owned, controlled, managed or advised by HS Investments EU5 Limited and/or HS Investments (A) Limited, and in each case (whether individually or as a group) Affiliates of (1), (2) and/or (3) (but excluding any operating portfolio companies of the foregoing, other than any Parent Entity set up for the purpose of holding an interest in the Company or the Parent).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six (6) months after such property is acquired or such services are completed; or

(6) representing any Treasury Transaction, including any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with U.S. GAAP or, in respect of Capital Lease Obligations, the Original Accounting Principles. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any

|EU-DOCS\34803307.2||

asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding anything herein to the contrary, neither Shareholder Funding nor any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under the Original Accounting Principles shall be deemed to constitute Indebtedness.

“Initial Investors” means:

(1) the Sponsor and each of its Affiliates and/or funds controlled or managed by it or its Affiliates but excluding any operating portfolio companies of the foregoing;

(2) HS Investments and each of its Affiliates and/or funds controlled or managed by it or its Affiliates but excluding any operating portfolio companies of the foregoing;

(3) Raycliff and each of its Affiliates and/or funds controlled or managed by it or its Affiliates but excluding any operating portfolio companies of the foregoing;

(4) RBI and each of its Affiliates and/or funds controlled or managed by it or its Affiliates but excluding any operating portfolio companies of the foregoing;

(5) West Street Strategic Solutions Fund I, LP, West Street Strategic Solutions Fund I-(C), LP, WSSS Investments W, LLC, WSSS Investments X, LLC, WSSS Investments I, LLC, WSSS Investments U, LLC, BSPI, LLC, West Street Private Credit Partnership, LP and any of their Affiliates and Related Funds;

(6) Mr. Richard Caring; and

(7) Mr. Nick Jones.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with U.S. GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in paragraph 2.3 above. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in paragraph 2.3. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

|EU-DOCS\34803307.2||

“Joint Venture” means a corporation, limited liability company, partnership or other entity engaged in a Permitted Business (other than an entity constituting a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries owns, directly or indirectly, at least 10% of the Equity Interests.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Los Angeles Property” means the Soho Warehouse property at 1000 South Santa Fe Avenue, Los Angeles, California.

“Los Angeles SPVs” means (1) L.A. 1000 Santa Fe LLC, (2) DTLA JV, LLC, (3) DTLA-Tenant, LLC; (4) any other Restricted Subsidiary (a) whose sole business is the ownership of, or operation of (directly or indirectly), or both the ownership and operation of (directly or indirectly) the Los Angeles Property; and (b) that is not a Guarantor; and (5) any Subsidiary of any of (1) to (4) inclusive. Notwithstanding the foregoing, any Los Angeles SPV may be designated as an Unrestricted Subsidiary in accordance with the definition thereof.

“LTM Consolidated EBITDA” means Consolidated EBITDA for the Relevant Period ending on the most recent Quarter Date.

“Management Agreement” means any agreement entered into between the Parent Entity and the Sponsor or its Affiliates and/or HS Investments or its Affiliates and/or Raycliff or its Affiliates and/or RBI or its Affiliates and any amendments thereto providing for management fees payable by the Parent Entity, the Company and its Subsidiaries.

“Miami Loan to Value Ratio” means, at any date of determination, the ratio of (x) the aggregate principal amount of the SPV Indebtedness of the Miami SPVs outstanding at such date to (y) the most recent total appraised market value of the Miami Property at such date. provided that such appraisal must be obtained from a third party appraiser of national standing and must, as at such date of determination, be less than twelve (12) months old.

“Miami Property” means the Soho Beach House property in Miami, Florida.

“Miami SPVs” means Soho-Ryder Acquisition, LLC, Ryder Properties, LLC, Beach House JV, LLC, Beach House HoldCo, LLC, Beach House Owner, LLC, Operating Tenant (SHBH) Owner LLC, Operating Tenant (SHBH) Holdco, LLC, Soho House Beach House, LLC and any of their respective Subsidiaries.

“MIP Vehicle” any trust or other entity holding shares or other investments in connection with any management incentive plan or similar arrangement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

|EU-DOCS\34803307.2||

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with U.S. GAAP and in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof.

“New Shareholder Injection” means any amount subscribed for in cash in the Company for any share issuance of the Company permitted or not prohibited by this Agreement or made available by way of Shareholder Funding.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (other than any relevant SPV Entity) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise; provided that the Company may pledge equity interests or Indebtedness of an SPV Entity on a non-recourse basis so long as the pledge has no claim whatsoever against the Company or any Restricted Subsidiary (other than such SPV Entity) other than to obtain such pledged property, or (c) constitutes the lender;

(2) (other than Indebtedness constituted under the Notes Purchase Agreement or this Agreement) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries or any other SPV Entity to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the equity interests or Indebtedness of the relevant SPV Entity (except to the extent permitted by clause (1) of this definition)).

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganisation or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such

|EU-DOCS\34803307.2||

principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means with respect to any Person, the Chairman of the Board, the Chief Financial Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, any Vice-President or any director of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer or person holding an equivalent position, including without limitation, that meets the requirements set forth in this Agreement and is delivered to the Agent.

“Parent Entity” means any Person of which the Parent or Company (as applicable) at any time is or becomes a direct or indirect Subsidiary and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

“Permitted Business” means any business engaged in or proposed to be engaged in by the Company or any of its Restricted Subsidiaries on the date of this Agreement and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Holders” means:

(1) the Initial Investors;

(2) any Related Person of any Initial Investor;

(3) Soho House Holdings Limited and the Parent;

(4) any Relevant Group, the members of which include one or more Permitted Holders set out in limbs (1) to (3) above (a “Permitted Holder Group”), so long as no Person or other Relevant Group other than one or more Permitted Holders directly or indirectly holds more than 50 per cent. of the total voting power of the Voting Stock of the Company held directly or indirectly by the Permitted Holder Group; and

(5) any Parent Entity, so long as no Person or Relevant Group (other than one or more Permitted Holders under limbs (1) to (4) above) directly or indirectly holds more than 50 per cent. of the total voting power of the Voting Stock of such Parent Entity.

“Permitted Investments” means:

(1) any Investment:

(a) by an Obligor in an Obligor;

|EU-DOCS\34803307.2||

(b) by any Restricted Subsidiary that is not an Obligor (a “Non-Obligor”) in a Restricted Subsidiary (other than an SPV Entity);

(c) by an SPV Entity in an SPV Entity;

(d) by an Obligor in a Non-Obligor to the extent necessary to finance a Permitted Investment by a Non-Obligor provided that such Obligor would be permitted to directly make such Investment other than by reason of this paragraph (d);

(e) by an Obligor in a Non-Obligor (other than an SPV Entity) which, when aggregated with all other Investments under this sub-paragraph (e), does not exceed the greater of (i) £30.0 million and (ii) 40 per cent. of LTM Consolidated EBITDA (provided that the amount under such paragraph (ii) shall be capped at £80.0 million) at any time outstanding (net of profit distributions and returns received in cash in respect of investments in Non-Obligors by Obligors); or

(f) funded directly or indirectly with the proceeds of any New Shareholder Injection;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person (any such person, a “Target” and any such Investment, a “Permitted Acquisition”), if:

(a) as a result of such Investment:

(i) such Target becomes a Restricted Subsidiary of the Company; or

(ii) such Target is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(b) such Target is engaged in a Permitted Business;

(c) such Target (A) has positive earnings before tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) for the twelve (12) month period prior to the date of the proposed Investment or (B) provided that such Investment does not exceed £25.0 million, as determined in good faith by the Company’s management, taking into account any synergies that the Company’s management considers in good faith to be reasonably achievable within twelve (12) months of such Investment (provided that such synergies shall not exceed 15 per cent. of Consolidated EBITDA) (“Permitted Synergies”), would have had positive earnings before tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) for the twelve (12) month period prior to the date of the proposed acquisition;

(d) pro forma for such Investment (including any Permitted Synergies), such Investment will not cause the Total Net Leverage Ratio to exceed 6.00:1; and

|EU-DOCS\34803307.2||

(e) if the amount of such Investment exceeds 10 per cent. of LTM Consolidated EBITDA (pro forma for such Investment, including Permitted Synergies), the Agent is provided with copies of due diligence reports (if any) commissioned or obtained by the Company or any Restricted Subsidiary at least three (3) Business Days prior to such Investment (on a non-reliance basis) provided that the Company shall use reasonable endeavours to procure (or, if the amount of such Investment exceeds 15 per cent. of LTM Consolidated EBITDA (pro forma for such Investment, including Permitted Synergies), shall procure) that the Company is granted reliance on such reports on reasonable commercial terms (to the extent customarily provided by such report providers), and, in each case, any Investment held by such Target, provided that such Investment was not acquired by such Target in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under paragraph 1 (Asset Sales) or any non-cash consideration received in connection with a disposition of any assets excluded from the definition of “Asset Sale”;

(5) (x) any acquisition of assets or Capital Stock to the extent made using Equity Interests (other than Disqualified Stock) of the Company, Capital Stock of any Parent Entity or any other Affiliate of the Company or any Parent Entity that is not a member of the Group, or Shareholder Funding, as consideration provided that (A) the issuance of such Equity Interests does not result in a Change of Control; and (B) any such Equity Interests issued by the Company are secured by substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods, provided that the Company shall use reasonable endeavours to mitigate any reset of hardening periods) Transaction Security as exists in over the other Equity Interests in the Company and (y) (for the avoidance of doubt) receipt of any capital contribution of assets or Capital Stock to the equity of the Company or any Restricted Subsidiary;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganisation or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed £1.0 million at any one time outstanding;

(9) loans or advances (or guarantees of, or cancellation of, loans and advances) made to any officer, director or employee of the Parent, the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof) or to any person (including,

|EU-DOCS\34803307.2||

for the avoidance of doubt, any MIP Vehicle) in connection with any management incentive plan, equity purchase agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate principal amount, when aggregated with any payments made under paragraph 2.2.5, not to exceed £40.0 million at any time outstanding;

(10) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property (or information of intellectual property pursuant to joint marketing arrangements with other Persons), in each case in the ordinary course of business;

(11) advances to customers, members or suppliers in the ordinary course of business;

(12) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(13) (i) any Investment existing, or made pursuant to binding commitments existing, on the date of this Agreement and any Investment that replaces, refinances or refunds any such Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded other than as required by the terms of such Investment as in existence on the date of this Agreement, and is made in the same Person as the Investment replaced, refinanced or refunded and (ii) any Investment pursuant to any effective or pending transaction listed on the Affiliate Transactions Schedule;

(14) Investments in Joint Ventures in an aggregate principal amount at any time outstanding not to exceed the greater of (i) £57.5 million and (ii) 77 per cent. of LTM Consolidated EBITDA (provided that the amount under such paragraph (ii) shall be capped at £77.0 million) (with each Investment being valued as of the date made and without regard to subsequent changes in value) provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to paragraph (3) of the definition of “Permitted Investments” and not this clause (without any further steps or conditions required to be fulfilled);

(15) Investments in SPV Entities by the Company or any Restricted Subsidiary which is not an SPV Entity:

(a) in an unlimited amount to the extent made in cash (other than to the extent such cash represents Net Proceeds from an Asset Sale by a member of the Group (other than another SPV Entity)) for the purpose of funding the SPV Entities’ operations in the ordinary course of business or consistent with past practice; plus

(b) any other Investments in SPV Entities in an aggregate amount not to exceed £50.0 million in any Financial Year provided that at no time shall the aggregate amount of Investments made pursuant to this paragraph (b) exceed £150.0 million at any time outstanding, in each case, net of profit distributions and returns received in

|EU-DOCS\34803307.2||

cash in respect of investments in SPV Entities by Restricted Subsidiaries which are not SPV Entities;

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this paragraph (16) that are at the time outstanding not to exceed the greater of £22.5 million and 30 per cent. of LTM Consolidated EBITDA;

(17) for the avoidance of doubt, any Investment in a Restricted Subsidiary constituting a guarantee of that Restricted Subsidiary’s obligations which guarantee constitutes Permitted Debt; and

(18) any Investment in connection with the acquisition of the LINE and Saguaro hotels businesses, provided that the consideration for such acquisition does not exceed $20.0 million.

“Permitted Liens” means:

(1) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness and other Obligations under (i) this Agreement and/or (ii) the Notes Purchase Agreement as in effect on 23 March 2021 (including, for the avoidance of doubt, pursuant to any incremental facility or additional facility ranking pari passu with the Senior Facilities made available thereunder after the date of this Agreement);

(2) Liens in favour of the Company or the Guarantors;

(3) Liens on property, assets or shares of a Person existing at the time such Person is merged or amalgamated with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged or amalgamated into or consolidated with the Company or such Restricted Subsidiary;

(4) Liens on assets or property (including Capital Stock) existing at the time of acquisition of the assets or property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, as well as obligations under the trade contracts and leases (exclusive of obligations for the payment of borrowed money);

(6) Liens to secure Indebtedness, mortgage financings or purchase money obligations (including Capital Lease Obligations) permitted by paragraph 3.2.4 covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of this Agreement provided that no material Lien shall be

|EU-DOCS\34803307.2||

permitted pursuant to this paragraph (7) if that Lien has not been disclosed to the Agent or the Arranger in writing on or prior to the date of this Agreement;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with U.S. GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, and Liens under extended retention of title arrangements (verlängerter Eigentumsvorbehalt), in each case, incurred in the ordinary course of business and liens on deposits in the ordinary course of business to secure liability to insurance carriers;

(10) any statutory Lien (gesetzliches Pfandrecht) arising by operation of law under the German Civil Code (Bürgerliches Gesetzbuch) or the German Commercial Code (Handelsgesetzbuch), including without limitation under a lease agreement in favour of the relevant third party landlord (Vermieterpfandrecht) or under a warehousing agreement in favour of the relevant warehouse operator (Pfandrecht des Lagerhalters);

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens on the assets of the Company or any Restricted Subsidiary securing Indebtedness permitted by paragraph 3.2.3 of paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(15) the interests of lessors under operating leases and licensors or sublicensors under license

|EU-DOCS\34803307.2||

agreements;

(16) Liens in favour of custom and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17) Liens on assets of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of £7.5 million and 10 per cent.% of LTM Consolidated EBITDA at any one time outstanding, provided that such Lien so created does not encumber assets constituting Collateral;

(18) the filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases (other than any sale and leaseback transaction) or consignment of goods;

(19) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favour of a banking institution arising as a matter of law or under customary general terms and conditions of a banking or other financial institution encumbering deposits and account balances (including the right of set-off) and which are within the general parameters customary in the banking industry;

(20) Liens on assets of any Restricted Subsidiary of the Company that is not a Guarantor securing Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor; provided that such Lien so created does not encumber assets constituting Collateral;

(21) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business, in connection therewith;

(22) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(23) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(25) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(26) Liens securing Hedging Obligations incurred in reliance on paragraph 3.2.8 of paragraph 3

|EU-DOCS\34803307.2||

(Incurrence of Indebtedness and Issuance of Preferred Stock);

(27) any encumbrance or restriction (including put and call arrangements) not securing Indebtedness contained in any Joint Venture agreement or similar agreement entered into by the Company or any Restricted Subsidiary with respect to Capital Stock issued by the relevant Joint Venture pursuant to any joint venture agreement or similar agreement; provided that such encumbrance or restriction shall extend only to the relevant Capital Stock; and

(28) Liens securing Indebtedness permitted by paragraphs 3.2.17 and 3.2.20 of paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) provided that such Lien so created does not encumber assets constituting Collateral and, in the case of any Lien securing Indebtedness permitted by paragraph 3.2.17, is limited to the Company’s or any Restricted Subsidiary’s Equity Interests in (and/or receivables owed to it by) the relevant Joint Venture, provided that, in the case of paragraphs (1), (12) and (26) above, each of the secured parties to such Indebtedness (acting directly or through its respective creditor representative) shall have entered into an Approved Intercreditor Agreement and such Indebtedness shall be subject to an Approved Intercreditor Agreement, which shall provide that any such Indebtedness shall rank:

(a) in the case of Indebtedness and related Liens incurred under paragraphs (1)(i), (12) or (26) above, as Super Senior Liabilities or Priority Credit Liabilities if such Lien secures Indebtedness which qualifies as Super Senior Liabilities or Priority Credit Liabilities pursuant to the Intercreditor Agreement; or

(b) pari passu with the Facilities if such Lien secures Indebtedness which qualifies as Pari Passu Liabilities or Senior Secured Notes Liabilities pursuant to the Intercreditor Agreement.

“Permitted Parent Payments” means, without duplication as to amounts:

(1) general corporate overhead expenses of such direct or indirect parent, including legal, accounting and administrative fees and expenses, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Parent Entity, the Company and its Restricted Subsidiaries (provided that for so long as such direct or indirect parent entity owns no assets other than the Capital Stock in the Parent Entity, the Company or another direct or indirect parent entity of the Company, such fees and expenses shall be deemed for purposes of this paragraph (1) to be so attributable to such ownership or operation) and other ordinary course operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such direct or indirect parent and reasonable out-of-pocket expenses of the Board of Directors of such direct or indirect parent;

(2) dividends or distributions to permit the payment of the Sponsor’s, HS Investments’, Raycliff’s and/or RBI’s reasonable out-of-pocket expenses under the Management Agreement;

(3) any dividends or distributions in amounts required for any direct or indirect parent of the

|EU-DOCS\34803307.2||

Company to pay (a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence; and (b) income taxes imposed on the direct or indirect equity holders of such parent entity by the United States and any political subdivision thereof, to the extent such income taxes are attributable to a “GILTI” inclusion under Section 951A of the Code on account of direct or indirect ownership of a Restricted Subsidiary or an actual or deemed distribution of earnings and profits of a Restricted Subsidiary; and

(4) expenses incurred by any direct or indirect parent in connection with any public or private offering or other sale of Capital Stock or Indebtedness (a) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary; (b) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (c) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Senior Facilities, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Facilities on terms at least as favourable to the Senior Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or a Guarantor or, if a Restricted Subsidiary that is not a Guarantor is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged by any Restricted Subsidiary, by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company or government or other

|EU-DOCS\34803307.2||

entity.

“Pound Equivalent” means, with respect to any monetary amount in a currency other than British pound sterling, at any time of determination thereof, the amount of British pound sterling obtained by converting such currency other than British pound sterling involved in such computation into British pound sterling at the spot rate for the purchase of British pound sterling with the applicable currency other than British pound sterling as published in the Financial Times in the “Currency Rates” section (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Company) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether the Company or any of its Restricted Subsidiaries have complied with any covenant or other provision in this Agreement denominated in British pound sterling and an amount is expressed in a currency other than British pound sterling, such amount will be treated as the Pound Equivalent determined as of the date such amount is initially determined in such non-British pound currency.

“Priority Credit Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Raycliff” means (1) Raycliff SH Holdings LLC, (2) any funds, partnerships or other entities owned, controlled, managed or advised by Raycliff SH Holdings LLC, and in each case (whether individually or as a group) Affiliates of (1) and/or (2) (but excluding any operating portfolio companies of the foregoing, other than any Parent Entity set up for the purpose of holding an interest in the Company or the Parent).

“RBI” means (1) Global Joint Venture Investment Partners LP, (2) any funds, partnerships or other entities owned, controlled, managed or advised by Global Joint Venture Investment Partners LP, and in each case (whether individually or as a group) Affiliates of (1) and/or (2) (but excluding any operating portfolio companies of the foregoing, other than any Parent Entity set up for the purpose of holding an interest in the Company or the Parent).

“Related Person” with respect to any Permitted Holder, means:

(1) any controlling equity holder, majority (or more) owned Subsidiary or partner or member of such Person;

(2) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(3) any trust, corporation, partnership, limited liability company or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4) any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Relevant Group” means a group of persons within the meaning of section 13(d)(3) or section

|EU-DOCS\34803307.2||

14(d)(2) of the Exchange Act, or any successor provision.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Scorpios SPVs” means Sunshine AcquireCo Limited, Sunshine Mykonos Limited, Sunshine Future Projects Limited, Paraga, Q Hellas, OMO and each of their respective Subsidiaries.

“Shareholder Funding” means:

(1) any cash contribution to the Company by any parent, any Permitted Holder or any Affiliate thereof (other than a member of the Group) in exchange for or pursuant to any security, instrument or agreement other than Capital Stock; provided that such security, instrument or agreement must (i) be unsecured, (ii) be expressly subordinated to the prior payment in full in cash then due with respect to all of the Company’s obligations under the Facilities, (iii) have a final maturity date at least ninety-one (91) days later than the final maturity date of the Facilities, and (iv) not require payment in cash of any interest or principal in respect thereof prior to the final maturity date of such security, instrument or agreement; and

(2) any cash contribution to the Company by any parent, any Permitted Holder or any Affiliate thereof (other than a member of the Group) in exchange for or pursuant to any security, instrument or agreement other than Capital Stock for the purposes of short term liquidity and/or bridging finance, including, without limitation, in order to fund Permitted Investments, provided that the aggregate amount outstanding of all such contributions shall not exceed the greater of (x) £50.0 million and (y) an amount equal to 67 per cent. of LTM Consolidated EBITDA at any time; provided that such security, instrument or agreement must (i) be unsecured, (ii) be expressly subordinated to the prior payment in full in cash then due with respect to all of the Company’s obligations under the Facilities, and (iii) not require payment in cash of any interest or principal in respect thereof prior to the final maturity date of such security, instrument or agreement (“Short-Term Shareholder Funding”) provided that if such security, instrument or agreement is not repaid, redeemed or otherwise discharged in full within sixty (60) days of its incurrence or issuance, such security, instrument or agreement shall be amended on or prior to such 60th day so that it complies with paragraph (1) above and shall no longer constitute Short-Term Shareholder Funding.

“Soho Works North America Group” means Soho Works North America LLC and its Restricted Subsidiaries from time to time.

“Soho Works Property” means any real property owned, leased, to be acquired or to be leased by any Soho Works SPV.

“Soho Works SPVs” means Soho Works US AcquireCo, LLC, Soho Works North America, LLC, Soho Works Limited and any of their respective Subsidiaries.

“Sponsor” means (1) The Yucaipa Companies, LLC, (2) any funds, partnerships or other entities owned, controlled, managed or advised by The Yucaipa Companies, LLC, and in each case

|EU-DOCS\34803307.2||

(whether individually or as a group) Affiliates of (1) or (2) (but excluding any operating portfolio companies of the foregoing, other than any Parent Entity set up for the purpose of holding an interest in the Company or the Parent).

“SPV Entity” means each Miami SPV, each Los Angeles SPV, each Soho Works SPV, each Scorpios SPV and any Restricted Subsidiary (1) whose sole business is the ownership of, or the operation of (directly or indirectly), or both the ownership and operation of (directly or indirectly), the relevant SPV Property; and (2) that is not a Guarantor. Notwithstanding the foregoing, any SPV Entity may be designated as an Unrestricted Subsidiary in accordance with the definition thereof.

“SPV Indebtedness” means, in relation to an SPV Entity, at any date of determination, the aggregate principal amount of all Indebtedness (including refinancing Indebtedness) of that SPV Entity outstanding at such date.

“SPV Property” means the property of an SPV Entity (or to be acquired by an SPV Entity) used or useful in a Permitted Business.

“Stated Maturity” means, with respect to any instalment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50 per cent. of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, beneficially owned by one or more Persons that beneficially owned more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person.

“Super Senior Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“U.K. GAAP” means generally accepted accounting practices in the United Kingdom, which are in effect from time to time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board

|EU-DOCS\34803307.2||

of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by paragraph 7 (Transactions with Affiliates) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favourable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by paragraph 2 (Restricted Payments). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for the purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under paragraph 3 (Incurrence of Indebtedness and Issuance of Preferred Stock), the Company will be in default of such paragraph 3.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

|EU-DOCS\34803307.2||

|EU-DOCS\34803307.2||

Schedule 15

Form of Additional Facility Lender Accession Deed

To: [ ] as Agent

From: [ ]

Date: [ ]

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Additional Facility Lender Accession Deed for the purposes of the Facility Agreement and a Creditor/Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Additional Facility Lender Accession Deed unless given a different meaning herein.

2. The proposed date on which the Additional Facility Commitments are to take effect (the “Accession Effective Date”) is [  ].

3. On the Accession Effective Date:

(a) [  ] (the “Acceding Lender”) becomes party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender;

(b) the Acceding Lender becomes party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement); and

(c) the Acceding Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facility Agreement specified against its name in Additional Facility Notice dated [  ] in accordance with the terms of the Facility Agreement.

4. The Facility Office and address, fax number and attention details for notices to the Acceding Lender for the purposes of Clause 35.2 (Addresses) are set out in the schedule to this Additional Facility Lender Accession Deed.

5. The Acceding Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase Lender).

6. The Acceding Lender confirms for the benefit of the Agent and without liability to any Obligor, in respect of each Borrower, it is:

(a) [a Qualifying Lender (other than a Treaty Lender);]

|EU-DOCS\34803307.2||

(b) [a Treaty Lender;]

(c) [not a Qualifying Lender].

7. [The Acceding Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either;

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

8. [The Acceding Lender confirms that it holds a passport under the HM Revenue & Customs DTTP scheme (reference number [•]) and is tax resident in [•]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each Borrower which is a Party as a Borrower as at the Increase Date; and

(b) each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes the scheme to apply to the Facility Agreement.]**

9. [The Acceding Lender confirms that it is a U.S. Exempt Lender.]

10. The Acceding Lender confirms that it is not a member of the Group.

11. The Acceding Lender confirms that it is not a Defaulting Lender.

12. The Acceding Lender confirms that it is not (a) a Defaulting Lender or (b) a person that is an Affiliate or acting on behalf of a Defaulting Lender.

13. We refer to clause 20.3 (Change of Senior Lender) of the Intercreditor Agreement.

In consideration of the Acceding Lender being accepted as a Senior Lender for purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Acceding Lender confirms that, as form the Accession Effective Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all

|EU-DOCS\34803307.2||

the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

14. This Additional Facility Lender Accession Deed takes effect as a deed notwithstanding that a party may execute it under hand.

15. This Additional Facility Lender Accession Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16. This Additional Facility Lender Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

17. This Additional Facility Lender Accession Deed has been executed as a deed by the Acceding Lender and is delivered on the date stated above.

[Acceding Lender]

Executed as a deed by )

[insert name of Acceding Lender in bold ) _________________________

and upper case] acting by [insert name of ) Signature of authorised signatory authorised signatory for )

Execution of deeds]: )

Signature of witness: _________________________

Name of witness: _________________________

Address of witness: _________________________

Occupation of witness _________________________

|EU-DOCS\34803307.2||

This Additional Facility Lender Accession Deed is accepted by the Agent and as a Creditor/Representative Accession Undertaking for the purpose of the Intercreditor Agreement by the Collateral Agent.

Agent Collateral Agent

[insert name of agent] [insert name of agent]

By: By:

|EU-DOCS\34803307.2||

Schedule

[insert notice details]

Form of Additional Facility Notice

To: [  ] as Agent

From: [  ] (the Parent)

[  ] (the Additional Facility Borrower)

[  ] (the Additional Facility Lender(s))

Date: [  ]

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement. This is an Additional Facility Notice. Terms defined in the Facility Agreement have the same meaning in this Additional Facility Notice unless give a different meaning herein.

2. [To include all relevant terms and confirmations required in accordance with Clause 2.3 (Additional Facility)]

3. This Additional Facility Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

4. This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

5. This Additional Facility Notice has been entered into on the date stated at the beginning of this Agreement.

The Parent

[  ]

By:

Additional Facility Borrower

|EU-DOCS\34803307.2||

[  ]

By:

Additional Facility Lender[s]

[  ]

By:

|EU-DOCS\34803307.2||

Schedule 16

Form of Additional Facility Notice

To: [  ] as Agent and [  ] as Collateral Agent

From: [  ] as the Company and the entities listed in the Schedule as Additional Facility Lenders (the “Additional Facility Lenders”)

Dated:

£[ ⬤ ] million Revolving Facility Agreement

for SHG Acquisition (UK) Limited and Soho House U.S. Corp.

dated [ ⬤ ] 2019 (the “Facility Agreement”)

1. We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Additional Facility Notice. This Additional Facility Notice shall take effect as an Additional Facility Notice for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice.

2. We refer to Clause 2.3 (Additional Facility) of the Facility Agreement.

3. We request the establishment of an Additional Facility with the following Additional Facility Terms:

(a) Currency:

The Base Currency.

(b) Total Additional Facility Commitments:

[  ]

(c) Margin:

[  ]

(d) Borrower(s) to which the Additional Facility is to be made available:

[  ]

(e) Purpose(s) for which all amounts borrowed under the Additional Facility shall be applied pursuant to Clause 3.1 (Purpose) of the Facility Agreement:

[  ]

|EU-DOCS\34803307.2||

(f) Availability Period:

[  ]

(g) [Additional Facility conditions precedent:

[  ]]

(h) The repayment terms for the Additional Facility for the purposes of Clause 8.1 (Repayment of Loans) of the Facility Agreement [:

[  ]

(i) Termination Date:

[  ]

(j) Additional Facility Lender required tax status:

[Each Additional Facility Lender is required to be a U.S. Exempt Lender.]

4. The proposed Establishment Date is [  ].

5. The Parent confirms that:

(a) each of the Additional Facility Terms set out above comply with Clause 2.3 (Additional Facility) of the Facility Agreement; and

(b) [the Additional Facility Lenders and the Additional Facility Commitments set out in this Additional Facility Notice have been selected and allocated in accordance with Clause 2.3 (Additional Facility) of the Facility Agreement;] /[the Additional Facility Lenders set out in this Additional Facility Notice comply with Clause 2.3 (Additional Facility).

6. Each Additional Facility Lender agrees to assume and will assume all of the obligations corresponding to the Additional Facility Commitment set opposite its name in the Schedule as if it was an Original Lender in respect of that Additional Facility Commitment under the Facility Agreement.

7. On the Establishment Date each Additional Facility Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

8. Each Additional Facility Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

|EU-DOCS\34803307.2||

9. [Each Additional Facility Lender confirms that it is not a Sponsor Affiliate.]

10. We refer to clause [20.9] (Creditor Accession Undertaking) of the Intercreditor Agreement. In consideration of each Additional Facility Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), each Additional Facility Lender confirms that, as from the Establishment Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11. This Additional Facility Notice is irrevocable.

12. This Additional Facility Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Additional Facility Notice.

13. This Additional Facility Notice [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

14. This Additional Facility Notice has been entered into on the date stated at the beginning of this Additional Facility Notice.

Note: The execution of this Additional Facility Notice may not be sufficient for each Additional Facility Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of each Additional Facility Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

* Delete as appropriate.

|EU-DOCS\34803307.2||

The Schedule

Name of Additional Facility Lender Additional Facility Commitment

|EU-DOCS\34803307.2||

The Parent

By: …………………………………………

The Additional Facility Lenders
[  ]

This document is accepted as an Additional Facility Notice for the purposes of the Facility Agreement by the Agent and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Collateral Agent and the Establishment Date is confirmed as [  ].

The Agent

By: …………………………………………

The Collateral Agent

By: …………………………………………]

|EU-DOCS\34803307.2||

Schedule 17

Asset Cover Definitions

“Asset Cover Reference Date” means:

(a) if the relevant Test Date is on or about 31 December, the relevant Test Date; or

(b) if the relevant Test Date is on or about 31 March, 30 June or 30 September in a calendar year, as at the Test Date on or about 31 December in the immediately preceding calendar year.

“Asset Cover Value” means, as at any Test Date, the sum (as determined in good faith by a Relevant Officer) of:

(a) the Tangible Fixed Assets Value;

(b) unless the relevant Test Date is on or about 31 December, the Freehold Assets Acquisition/Disposal Adjustment; and

(c) the Cash Reinvestment Amount.

“Cash Reinvestment Amount” means, as at any Test Date, the sum (as determined in good faith by a Relevant Officer) of:

(a) the amount of cash and Cash Equivalents held by the Group; and

(b) the amount of cash and Cash Equivalents held by any Relevant Entity multiplied by the Relevant Percentage,

in each case as at the Asset Cover Reference Date, and to the extent that:

(i) such cash and Cash Equivalents represent the proceeds of the sale, lease, conveyance or other disposition of tangible fixed assets of the Group or any Relevant Entity; and

(ii) a Relevant Officer expects in good faith that such proceeds will be Reinvested.

“Fair Market Value” means the fair market value of the relevant asset(s) as determined in good faith by a Relevant Officer. In making such good faith determination, a Relevant Officer may use the most recently conducted valuation of such asset or may conduct a revaluation thereof, but shall not be required to conduct a revaluation unless a Relevant Officer considers in good faith that the fair market value of such asset has materially decreased since the most recent valuation thereof.

“Freehold Assets” means freehold land and buildings.

“Freehold Assets Acquisition/Disposal Adjustment” means, as at any Test Date (other than a Test Date ending on or about 31 December), a positive or negative amount (as determined in good faith by a Relevant Officer) equal to:

|EU-DOCS\34803307.2||

(a) the net book value (or, at the Company’s option, the Fair Market Value) of any Freehold Assets acquired by the Group and/or any Relevant Entity following the Asset Cover Reference Date but on or prior to the relevant Test Date (and not disposed of prior to the relevant Test Date) (and in the case of any Relevant Entity, multiplied by the Relevant Percentage), without double-counting to the extent acquired with any cash or Cash Equivalents which have contributed to the Cash Reinvestment Amount as at the relevant Test Date; less

(b) the contribution to the Tangible Fixed Assets Value as at the relevant Test Date of any Freehold Assets disposed of by the Group and/or any Relevant Entity following the Asset Cover Reference Date but on or prior to the relevant Test Date (and not re-acquired prior to the relevant Test Date) (and in the case of any Relevant Entity, multiplied by the Relevant Percentage), save to the extent that a Relevant Officer expects in good faith that the proceeds of such disposal will be Reinvested.

“Leasehold Assets” means leasehold land and buildings and capitalised property leases.

“Reinvested” in relation to the proceeds of any sale, lease, conveyance or other disposition of tangible fixed assets means:

(a) such proceeds will be applied within three hundred and sixty (360) days after the receipt thereof to acquire tangible fixed assets; or

(b) a binding agreement will be entered into within three hundred and sixty (360) days after receipt of the proceeds to apply such proceeds to acquire tangible fixed assets, and such application will occur within one hundred and eighty (180) days of the end of such 360-day period.

“Relevant Entity” means a corporation, limited liability company, partnership, other entity or person in which any member of the Group owns, directly or indirectly, Equity Interests.

“Relevant Percentage” means the aggregate percentage of the Equity Interests in a Relevant Entity owned directly or indirectly by one or more members of the Group as of the relevant Test Date, as determined in good faith by a Relevant Officer.

“Relevant Officer” means the chief financial officer, director of group reporting and accounting or finance director of the Group (or such other person as is performing the functions of the chief financial officer or finance director).

“Tangible Fixed Assets Value” means, as at any Test Date, the sum (as determined in good faith by a Relevant Officer) of:

(a) the net book value of tangible fixed assets as shown in the Annual Financial Statements for the period ending on the Asset Cover Reference Date;

(b) at the Company’s option in relation to the whole or any part of the Group’s Freehold Assets and/or Leasehold Assets, the amount by which the Fair Market Value as at the Asset Cover Reference Date (or, at the Company’s option in relation to any asset, as at the relevant Test

|EU-DOCS\34803307.2||

Date) of any Freehold Assets and/or Leasehold Assets (if any) exceeds the contribution of such Freehold Assets and/or Leasehold Assets to paragraph (a) above;

(c) the value of tangible fixed assets for each Relevant Entity, as determined in good faith by a Relevant Officer in accordance with the financial information used by the Group to equity account for its investments in such Relevant Entity (for the avoidance of doubt, reflecting the Relevant Percentage); and

(d) at the Company’s option in relation to each Relevant Entity, the amount by which the Fair Market Value as at the Asset Cover Reference Date (or, at the Company’s option, as at the relevant Test Date) of the whole or any part of the Freehold Assets and/or Leasehold Assets of each Relevant Entity multiplied, in each case, by that Relevant Entity’s Relevant Percentage exceeds the contribution of such Freehold Assets and/or Leasehold Assets to paragraph (c) above.

|EU-DOCS\34803307.2||

Schedule 18

Compounded Rate Terms - Sterling

CURRENCY:	Sterling.
RATE SWITCH DATE:	30 September 2021.
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	None specified. Clause 11.8 (Limitation on certain voluntary prepayments of Compounded Rate Loans) shall apply.
Business Day Conventions:

(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

|EU-DOCS\34803307.2||

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available, excluding the highest Central Bank Rate Spread (and, if there is more than one highest Central Bank Rate Spread, only one of those highest Central Bank Rate Spreads) and lowest Central Bank Rate Spread (or, if there is more than one lowest Central Bank Rate Spread, only one of those lowest Central Bank Rate Spreads).

Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent) of:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	Length of Interest Period	Credit Adjustment Spread
	One Month or less	0.0326 per cent. per annum
	Two Months or less but greater than one Month	0.0633 per cent. per annum
	Three Months or less but greater than two Months	0.1193 per cent. per annum
	Greater than three Months	0.2766 per cent. per annum
Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

|EU-DOCS\34803307.2||

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	None specified.
Relevant Interbank Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 13.1 (Selection of Interest Periods and terms)):	Two (2) weeks, one (1), two (2), three (3) or six (6) Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption)	Not applicable.

|EU-DOCS\34803307.2||

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds)

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

|EU-DOCS\34803307.2||

Schedule 19

Daily Non-Cumulative Compounded RFR RAte

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose and except as otherwise provided below) calculated as set out below:

(UCCDRi-UCCDRi-1)×dccni

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

ACCDR×tnidcc

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

|EU-DOCS\34803307.2||

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places, with 0.00005 being rounded upwards) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

|EU-DOCS\34803307.2||